UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

TERRA SECURED INCOME FUND 5, LLC

(Exact Name of Registrant as Specified in its Governing Documents)

Delaware	90-0967526
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

805 Third Avenue, 8th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 753-5100
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

None

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

Units of Limited Liability Company Interests

(Title of Class)

WITH COPIES TO:

Jay L. Bernstein, Esq.	Rosemarie A. Thurston
Jake Farquharson, Esq.	Martin H. Dozier
Clifford Chance US LLP	Alston & Bird LLP
31 W. 52ndStreet	1201 W. Peachtree Street
New York, New York 10019	Atlanta, Georgia 30309
Tel (212) 878-8000	Tel (404) 881-7000
Fax (212) 878-8375	Fax (404) 253-8447

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☒

- i -

FORWARD-LOOKING STATEMENTS

Various statements contained in this registration statement, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the availability of loan origination and acquisition opportunities, the potential returns from such investment opportunities and the availability of financing. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this registration statement speak only as of the date of this registration statement; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under “Item 1A. Risk Factors” and “Item 2. Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

The risks, contingencies and uncertainties associated with our forward-looking statements relate to, among other matters, the following:

•	our expected financial performance, operating results and our ability to make distributions to our members in the future;

•	the availability of attractive risk-adjusted investment opportunities in our target asset class and other real estate-related investments that satisfy our investment objectives and strategies;

•	the acquisition of our targeted assets, including the timing of acquisitions;

•	volatility in our industry, interest rates and spreads, the debt or equity markets, the general economy or the real estate market specifically, whether the result of market events or otherwise;

•	changes in our investment objectives and business strategy;

•	the availability of financing on acceptable terms or at all;

•	the performance and financial condition of our borrowers;

•	changes in interest rates and the market value of our assets;

•	borrower defaults or decreased recovery rates from our borrowers;

•	changes in prepayment rates on our investments;

•	our dependence on our Manager and the availability of its senior management team and other personnel;

•	liquidity transactions that may be available to us in the future, including a liquidation of our assets, a sale of our company or an initial public offering and listing of the shares of common stock of our wholly owned real estate investment trust subsidiary, or our REIT subsidiary, on a national securities exchange, and the timing of any such transactions;

•	actions and initiatives of the U.S., federal, state and local government and changes to the U.S. federal, state and local government policies and the execution and impact of these actions, initiatives and policies;

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to maintain our exclusion from registration under the Investment Company Act of 1940, as amended, or the 1940 Act, and our REIT subsidiary to maintain its qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; and

•	the degree and nature of our competition.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “our Fund” refer to Terra Secured Income Fund 5, LLC, a Delaware limited liability company, together with its subsidiaries, including Terra Property Trust, Inc., our indirect wholly-owned subsidiary through which we conduct substantially all of our business and which we refer to as our “REIT subsidiary.” References in this registration statement to “Terra Fund 1” refer to Terra Secured Income Fund, LLC; references to “Terra Fund 2” refer to Terra Secured Income Fund 2, LLC; references to “Terra Fund 3” refer to Terra Secured Income Fund 3, LLC; references to “Terra Fund 4” refer to Terra Secured Income Fund 4, LLC; references to “Fund 5 International” refer to Terra Secured Income Fund 5 International; references to “Terra Fund 6” refer to Terra Income Fund 6, Inc.; references to “Terra International” refer to Terra Income Fund International; references to “Terra Fund 7” refer to Terra Secured Income Fund 7, LLC; references to the “Terra Funds” refer to Terra Fund 1, Terra Fund 2, Terra Fund 3, Terra Fund 4 and our Fund, collectively. Additionally, “units” refer to regular units of limited liability company interest in our Fund which were issued to members in Terra Funds 1 through 4 in the REIT formation transactions (as defined below) and to subscribers in the concurrent private placement and references to “Termination Units” refer to the membership interest in our Fund that were issued to members of Terra Funds 1 through 4 who chose to enter the liquidation phase of their investments.

ITEM 1. BUSINESS

We are filing this Form 10 to register our units pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We are subject to the registration requirements of Section 12(g) of the Exchange Act because as of December 31, 2016, the aggregate value of our assets exceeded the applicable threshold and our units were held of record by 2,000 or more persons. As a result of the registration of our units pursuant to the Exchange Act, following the effectiveness of this Form 10, we will be subject to the requirements of the Exchange Act and the rules promulgated thereunder. In particular, we will be required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure obligations of the Exchange Act applicable to issuers filing registration statements to register a class of securities pursuant to Section 12(g) of the Exchange Act.

Overview

We are a real estate finance company that originates, structures and funds real estate-related loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, preferred equity investments and other loans related to high-quality commercial real estate in the United States, which we collectively refer to as our targeted assets. We were formed as a Delaware limited liability company on April 24, 2013 and commenced operations on August 8, 2013. We make substantially all of our investments and conduct substantially all of our real estate lending business through our REIT subsidiary, which has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016. Our objectives are to (i) preserve our members’ capital contributions, (ii) realize income from our investments and (iii) make monthly distributions to our members from cash generated from investments. There can be no assurances that we will be successful in meeting our objectives.

As of December 31, 2016, through our REIT subsidiary, we held a portfolio comprising 38 investments in 15 states with an aggregate current principal balance of $326.0 million, a weighted average interest rate of 12.38%, a weighted average loan-to-value ratio of 73.45% and a weighted average remaining term to maturity of 1.39 years. The portfolio is diversified across loan products, property types and geographies.

We are managed by Terra Income Advisors, LLC, which we refer to herein as Terra Income Advisors or our Manager, a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Our REIT subsidiary has entered into a management agreement with the Manager pursuant to which the Manager provides certain services to our REIT subsidiary and our REIT subsidiary pays fees associated with such services. See “Item 5. Directors and Executive Officers — Compensation to Our Manager” for additional details.

We believe there are compelling opportunities available to us in the commercial real estate loan market. Commercial real estate is a capital-intensive business that relies heavily on the availability of credit to develop, acquire, maintain and refinance commercial properties. We believe that the more conservative underwriting standards used by many large commercial banks and traditional providers of commercial real estate capital following the 2008 downturn has and will continue to constrain the lending capacity of these institutions. In the face of this constrained lending capacity, a large volume of commercial real estate loans originated at the market peak will mature over the next several years. The confluence of these two conditions—reduced lending by traditional lenders and an increased volume of maturing loans requiring refinancing proceeds—has created opportunities for alternative lenders such as us.

We believe that we are well positioned to capitalize on these opportunities through our relationship with the Manager and Terra Capital Partners. Our management team maintains extensive relationships within the real estate industry, including real estate developers, institutional real estate sponsors and investors, real estate funds, investment and commercial banks, private equity funds, asset originators and broker-dealers, as well as the capital and financing markets generally. We leverage the many years of experience and well-established contacts of our management team, and use these relationships for the benefit of our members.

On January 1, 2016, Terra Funds 1 through 4 merged with subsidiaries of our Fund, which in turn contributed the consolidated portfolio of net assets of the Terra Funds to our REIT subsidiary. We elected to engage in the merger transactions, which we refer to as the “REIT formation transactions,” to make our investments through our REIT subsidiary and provide our members with a more broadly diversified portfolio of assets, while at the same time providing us with enhanced access to capital and borrowings, lower operating costs and enhanced opportunities for growth.

Our Manager intends to treat our Fund as a partnership and not as an association or “publicly traded partnership,” or PTP, taxed as a corporation for U.S. federal income tax purposes. Our REIT subsidiary has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016. So long as our REIT subsidiary qualifies as a REIT, it generally is not subject to U.S. federal income tax on its net taxable income to the extent that it annually distributes all of its net taxable income to its stockholders. We also operate our business in a manner that will permit us to be excluded from registration as an investment company under the 1940 Act.

The Manager and Terra Capital Partners

Our sole managing member is the Manager, Terra Income Advisors, which is registered as an investment adviser under the Advisers Act.

The Manager is a subsidiary of Terra Capital Partners, a real estate finance and investment firm that focuses on the origination and management of mezzanine and equity investments in all major property types. Terra Capital Partners was formed in 2001 and since the commencement of its operations in 2002 through December 31, 2016, has engaged in the origination and management of debt and equity investments in over 370 properties of all major property types throughout the United States. These investments have been made in 35 states and have been secured by approximately 16.3 million square feet of office properties, 3.4 million square feet of retail properties, 4.2 million square feet of industrial properties, 3,828 hotel rooms and 23,145 apartment units. The value of the properties underlying these investments was approximately $6.7 billion based on appraised values as of the closing dates. Terra Capital Partners and its affiliates have originated all the loans on approximately 331 properties with an appraised value of approximately $5.3 billion held by its previous affiliated funds and have suffered no monetary defaults or foreclosures on these loans.

Terra Capital Partners, led by its Chairman, Simon J. Mildé, and chief executive officer, Bruce D. Batkin, is owned and operated by highly experienced real estate, finance and securities professionals with an average of over 27 years’ experience in global real estate transactions. Members of the Terra Capital Partners management team have broad based, long-term relationships with major financial institutions, property owners and commercial real estate service providers. They have worked together as a team for over 12 years, building on their prior experience in commercial real estate investment, finance, development and asset management. They have held leadership roles at many of the top international real estate and investment banking firms, including Jones Lang Wootton (formerly Jones Lang LaSalle Incorporated and now JLL), Merrill Lynch, Donaldson, Lufkin and Jenrette Securities Corporation (now Credit Suisse (USA) Inc.) and ABN Amro Bank N.V.

Market Opportunity

Commercial real estate is a capital-intensive business that relies heavily on the availability of credit to develop, acquire, maintain and refinance commercial properties. The turmoil in the U.S. mortgage market that commenced in

2008 has diminished the availability of credit for commercial real estate from traditional providers of capital to commercial real estate borrowers. Although credit availability has increased over the past several years, we believe that a more risk-averse credit culture, tighter underwriting standards, changes in the regulatory environment and the high number of existing loans on overleveraged properties, many of which were acquired at premium prices prior to the 2008 downturn, will continue to constrain the lending capacity of large commercial banks and traditional providers of capital. Many of these pre-2008 loans have ten-year terms, creating an impending “wall” of maturities that must be refinanced or repaid in the coming years. In the face of this constrained lending capacity, a large volume of commercial real estate loans originated at the market peak will mature over the next several years. The confluence of these two conditions—reduced lending by traditional lenders and an increased volume of maturing loans requiring refinancing proceeds—has created opportunities for alternative lenders such as us.

Commercial banks are estimated by the Federal Reserve to hold $1.7 trillion, or 50%, of all commercial mortgages. As a result of the economic crisis, the number of traditional commercial mortgage lenders, such as commercial banks, has declined, as has the number of new commercial mortgage originations, as indicated in the chart labeled “New Commercial Mortgage Origination in the U.S.” below. Those lenders that remain are subject to increased regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the Third Basel Accord of the Basel Committee on Banking Supervision, which imposes requirements for higher bank capital charges on certain types of real estate loans) and adhere to mortgage lending practices that are more conservative than prior to the economic crisis. In addition, enhanced risk-retention requirements for commercial mortgage-backed securities, or CMBS, have increased securitization costs and limited competition from CMBS lenders. This has led to a decrease in CMBS securitizations and issuances that have failed to recover to previous levels, as indicated in the chart labeled “U.S. CMBS Issuance” below. Therefore, those financial institutions still willing to provide capital may not provide sufficient proceeds to meet borrowers’ needs, and many loans that previously would have been provided by a single lender often will require multiple lenders. This provides us, as an alternative lender, with an immediate opportunity to augment loans provided by traditional lenders with subordinated debt and preferred equity, often at lower property valuations, lower loan-to-value ratios and higher returns than prior to the economic crisis. We believe this opportunity will continue for the foreseeable future.

The credit boom that preceded the economic crisis in 2008 and 2009 generated a high volume of commercial real estate loans (originated by securitized and portfolio lenders) that are scheduled to mature each year through 2017. At the same time, there have been reductions in the supply of traditional commercial real estate loans, as illustrated in the chart below labeled “Commercial Real Estate Mortgage Loan Maturities in the U.S.” We believe the reductions in the number of commercial real estate loans are due to the reductions in the value of the mortgages held by traditional lenders. The reduction of the value of these mortgages presents risks of regulatory noncompliance for these lenders, which must adhere to strict capital adequacy requirements. Borrowers’ inability to obtain financing often resulted not from the lack of creditworthiness of the borrower, but because of the constrained ability and willingness of highly regulated traditional commercial banks to lend to these borrowers, even upon favorable terms to these creditworthy borrowers. These factors, along with the failures or retrenchment of many banks and financial institutions that historically satisfied much of the demand for debt financing, as well as current lending practices and underlying standards that are more conservative than those prevailing prior to the economic crisis (despite the recovery in real estate fundamentals), have created a shortage of capital for commercial real estate loans and thus a compelling opportunity to originate attractively structured and priced commercial real estate financing. We believe that markets are likely to face a void of several hundred billion dollars over the next several years that must be filled by new sources of capital since the supply of debt from traditional lending sources is anticipated to be less than the volume necessary to refinance maturing real estate loans. Therefore, well-capitalized investors with expertise and access to deal flow will have significant opportunities to originate new loans to meet this demand and to take advantage of the lack of supply of available credit to command favorable and compelling terms.

In summary, the two primary drivers that create the favorable opportunities that we believe exist and will continue to exist in the commercial real estate loan market during the period in which we are making investments are (i) the reduced amount of credit available from traditional lending sources to commercial real estate borrowers and (ii) a consistent, historically high annual volume of commercial real estate loan maturities. Specifically:

•	The availability of mortgage financing is down significantly from the peak year of 2007.

•	Approximately $1.4 trillion of commercial real estate debt has matured or is set to mature from 2016 to 2019, much of which originated at the peak of the past market cycle.

•	There is and will likely continue to be a substantial shortfall between the amount of maturing debt and the amount of new first mortgage debt available.

•	Therefore, a large volume of maturing commercial real estate debt will require some form of restructuring or gap financing over the next several years.

In addition to the opportunities available to refinance existing mortgage loans, as a result of tightened lending policies, newly originated first mortgage loans are often being underwritten at reduced loan-to-value ratios, thereby often necessitating additional equity or mezzanine financing. A loan-to-value ratio indicates the percentage of a property’s value that a lender is willing to provide in financing. Prior to the credit crisis, most traditional commercial real estate lenders required a loan-to-value ratio of approximately 65% to 75%, which meant that mezzanine loans were often used to finance a portion of the remaining capital structure, from approximately 75% to 95% of underlying property value. Today, however, mezzanine loans are often used to finance the portion of the capital structure from approximately 65% to 85% of today’s lower underlying property value, which indicates the decreased willingness of traditional commercial real estate lenders to provide credit at pre-2008 loan-to-value ratios. Therefore, mezzanine loans and preferred equity investments today are financing portions of the real estate capital structure previously funded by lower cost senior mortgage financing. We believe the opportunity to generate attractive risk-adjusted returns through investment in mezzanine loans and preferred equity investments, as well as certain first mortgage loans and bridge loans, will continue for the foreseeable future, given the prospect of impending mortgage maturities and relatively limited sources of mortgage financing.

Due to the subordinate position of many of our loans or the expected use of the proceeds of such loans to renovate or refurbish the underlying properties, we expect that borrowers will be willing to pay us interest rates that are generally above the rates charged by conventional lenders. In other words, because the types of loans that we intend to make may be perceived as riskier than conventional loans, and due to the risk aversion of many conventional lenders, we will charge interest rates that are higher than the rates charged, for example, by banks, insurance companies and securitized lenders. We may also purchase existing loans that were originated by unrelated third-party lenders.

Although the loans we intend to make may be perceived as riskier by traditional commercial real estate lenders, we believe we are able to evaluate the creditworthiness of a borrower to facilitate repayment due to our management team’s experience gained through multiple commercial real estate cycles. One of our competitive advantages relative to many existing real estate investment vehicles is our management team’s sale of 100% of its investment management interests in June 2007, prior to the credit crisis. Thus, neither Terra Capital Partners nor any of its affiliates is burdened by a pre-credit crisis legacy portfolio of lower-return or problem assets. In comparison, management teams with a pre-credit crisis legacy portfolio are often distracted by asset management, workouts, foreclosures and litigation. We believe this competitive advantage, along with our management team’s experience, track record, judgment and capabilities, will facilitate our ability to execute our investment strategy and benefit from the market opportunities.

As indicated in the chart below labeled ‘‘Interest Rates 2004-2016,’’ the interest rates for commercial real estate mezzanine loans have not correlated with the rates for some other credit instruments. We believe the decrease in the number of lenders of capital for commercial real estate mezzanine loans and the resulting lack of competition have helped produce the relative lack of correlation with other interest rates.

Interest Rates 2004 – 2016

Our Loan Portfolio

The following tables set forth certain information with respect to our assets, as of December 31, 2016.

	Property Type	Location	Fully Committed Balance (1)(2)	Current Gross Balance	Obligations Under Participaiton Agreements	Net Investment Balance	Contractual Interest Rate (3)	Loan-to- value Ratio (4)
Mezzanine Loans
1100 Biscayne Boulevard	Hotel	Miami, FL	$16,000,000	$14,500,000	$2,735,384	$11,764,616	15.00%	67.5%
30 Warren Street	Multifamily	Manhattan, NY	19,050,000	15,207,664	-	15,207,664	12.00%	69.2%
302 East 96th Street	Multifamily	Manhattan, NY	17,050,000	4,075,585	-	4,075,585	13.00%	71.8%
42-50 24th Street	Land	Long Island City, NY	12,500,000	12,500,000	3,834,087	8,665,913	14.00%	80.5%
55 Miracle Mile	Mixed Use	Coral Gables, FL	3,400,000	3,400,000	1,078,189	2,321,811	14.00%	79.3%
AHF Portfolio	Multifamily	Various, TX	2,689,038	2,689,038	-	2,689,038	14.00%	69.9%
Ball State Student Housing Portfolio	Student Housing	Muncie, IN	2,700,000	2,700,000	-	2,700,000	13.00%	84.8%
Mayo Portfolio	Multifamily	Boston, MA	4,000,000	4,000,000	-	4,000,000	12.00%	72.0%
BPG Hotel Portfolio	Hotel	King of Prussia, PA	1,800,000	1,800,000	540,000	1,260,000	13.00%	81.3%
BPG Office Portfolio	Office	Wilmington, DE	10,000,000	10,000,000	3,000,000	7,000,000	13.50%	85.9%
Hilton Brooklyn	Hotel	Brooklyn, NY	15,000,000	15,000,000	7,500,000	7,500,000	12.00%	78.7%
Clemson Student Housing Portfolio	Student Housing	Clemson, SC	3,000,000	3,000,000	-	3,000,000	13.00%	77.3%
CSRA Credit Facility	Multi-Asset	Multi-State	1,565,850	1,565,850	-	1,565,850	13.00%	N/A
DoubleTree by Hilton Greensboro	Hotel	Greensboro, NC	3,500,000	3,500,000	-	3,500,000	14.00%	77.9%
Encino Courtyard	Retail	Encino, CA	2,500,000	2,500,000	-	2,500,000	13.50%	76.8%
Georgia Multifamily Portfolio	Multifamily	Various, GA	4,250,000	4,250,000	-	4,250,000	14.00%	76.7%
Holiday Inn Midtown	Hotel	Austin, TX	3,500,000	3,500,000	1,050,000	2,450,000	12.50%	81.8%
Kingsport Multifamily Portfolio	Multifamily	Kingsport, TN	3,000,000	3,000,000	-	3,000,000	13.00%	76.9%
Museo Apartments	Multifamily	Austin, TX	4,000,000	4,000,000	-	4,000,000	12.00%	83.5%
Pine Tree Drive	Office	Miami Beach, FL	5,000,000	5,000,000	1,548,125	3,451,875	14.00%	85.7%
Portland Airport Hotel Portfolio	Hotel	Portland, OR	5,000,000	5,000,000	-	5,000,000	13.00%	72.9%
Ramada Resort Fort Walton Beach	Hotel	Fort Walton Beach, FL	4,500,000	4,500,000	-	4,500,000	13.00%	68.8%
UBS Tower	Office	Nashville, TN	6,225,000	6,225,000	-	6,225,000	15.00%	66.2%
Urbanea	Multifamily	Miami, FL	5,750,000	5,750,000	-	5,750,000	13.00%	74.1%
Mezzanie Loan Subtotal/Weighted Average			$155,979,888	$137,663,137	$21,285,785	$116,377,352	13.29%	75.0%

Preferred Equity
302 East 96th Street	Multifamily	Manhattan, NY	$1,600,000	$1,303,583	$-	$1,303,583	13.00%	71.83%
Arbor Station Apartments	Multifamily	Montgomery, AL	2,100,000	2,100,000	-	2,100,000	15.00%	85.61%
CSRA Credit Facility	Multi-Asset	Multi-State	12,395,108	12,395,108	-	12,395,108	13.00%	N/A
DoubleTree by Hilton San Diego	Hotel	San Diego, CA	6,000,000	6,000,000	800,000	5,200,000	12.00%	64.21%
Hilton Garden Inn Fort Washigton	Hotel	Ft. Washington, PA	3,742,000	3,742,000	-	3,742,000	13.00%	69.28%
Marriott Warner Center	Hotel	Los Angeles, CA	22,000,000	20,000,000	3,750,000	16,250,000	13.25%	83.91%
Mystic Hotel	Hotel	San Francisco, CA	4,325,000	4,325,000	-	4,325,000	12.00%	68.36%
Stratford Apartments	Multifamily	Montgomery, AL	1,600,000	1,600,000	-	1,600,000	15.00%	86.35%
Urbanea	Multifamily	Miami, FL	500,000	500,000	-	500,000	13.00%	74.15%
Preferred Equity Subtotal/Weighted Average			$54,262,108	$51,965,690	$4,550,000	$47,415,690	13.04%	77.13%

First Mortgage
144 South Harrison Street	Multifamily	East Orange, NJ	$22,639,955	$22,639,955	$-	$22,639,955	12.00%	66.39%
1733 Ocean Avenue	Office	Santa Monica, CA	54,000,000	50,450,061	-	50,450,061	13.70%	83.08%
Wynwood	Land	Miami, FL	21,360,000	19,620,000	-	19,620,000	12.00%	69.35%
Millennium IV	Land	Conshohocken, PA	13,980,000	13,980,000	-	13,980,000	12.00%	50.47%
Uptown Newport	Land	Newport Beach, CA	18,000,000	18,000,000	6,800,000	11,200,000	12.00%	59.21%
First Mortgage Subtotal/Weighted Average			$129,979,955	$124,690,016	$6,800,000	$117,890,016	12.73%	71.45%

Other (5)
CSRA Credit Facility	Multi-Asset	Multi-State	$1,539,043	$1,539,043	$-	$1,539,043	13.00%	N/A
Nelson Brothers Credit Facility	Multi-Asset	Multi-State	8,000,000	8,000,000	-	8,000,000	13.00%	N/A
Other Subtotal/Weighted Average			$9,539,043	$9,539,043	$-	$9,539,043	13.00%	N/A

Total/Weighted Average			$349,760,993	$323,857,886	$32,635,785	$291,222,101	13.01%	73.74%

(1)	Fully committed balance represents our maximum potential funding requirement.
(2)	Amount excludes paid-in-kind interest, or PIK.
(3)	Certain of our investments provide for PIK interest provisions. The interest rates presented are inclusive of the PIK interest provision.
(4)	Loan-to-value Ratio is generally based upon the fully committed balance less capital improvement reserves held by the lender and unfunded commitments divided by the associated property's appraised value at origination, unless a more recent appraisal was obtained.
(5)	Other represents the unfunded cash from two credit facilities.

	December 31, 2016
Portfolio Summary	Fixed Rate	Floating Rate(1)	Total
Number of investments	37	1	38
Principal balance	$275,554,910	$50,450,061	$326,004,971
Weighted-average interest rate	12.98%	9.19%	12.38%
Weighted-average remaining terms (year)(2)	1.42	1.19	1.39

(1)	This investment pays an annual interest rate of London Interbank Offered Rate, or LIBOR, plus 8.5%. LIBOR cannot be lower than 0.5%. Interest rate shown was determined using the applicable annual interest rate as of December 31, 2016.
(2)	Reflects the current maturity dates, some of which were extended subsequent to December 31, 2016 and before the issuance of the combined consolidated financial statements.

	December 31, 2016
Asset Type	Principal	Carrying Value	% of Total
Mezzanine loans	$139,810,222	$142,489,036	43.1%
First mortgages	124,690,016	125,863,391	38.0%
Preferred equity investments	51,965,691	52,896,500	16.0%
Other(1)	9,539,042	9,626,616	2.9%
Total	$326,004,971	$330,875,543	100.0%

(1)	Other represents the unused cash from two credit facilities.

	December 31, 2016
Property Type	Principal	Carrying Value	% of Total
Hotel	$82,726,671	$84,133,273	25.4%
Multifamily	83,510,933	85,021,199	25.7%
Office	74,054,158	74,747,026	22.6%
Land	64,380,220	64,992,725	19.6%
Student housing	5,700,000	6,125,635	1.9%
Mixed use	3,593,947	3,619,217	1.1%
Other(1)	12,039,042	12,236,468	3.7%
Total	$326,004,971	$330,875,543	100.0%

(1)	Other includes $2.5 million of retail properties and $9.5 million of unused cash from two credit facilities.

	December 31, 2016
Geographic Location	Principal	Carrying Value	% of Total
United States
California	$101,275,061	$102,699,779	31.1%
Florida	54,484,022	54,927,914	16.6%
New York	48,367,052	48,746,769	14.7%
New Jersey	22,639,955	22,865,291	6.9%
Pennsylvania	19,522,000	19,703,355	6.0%
Texas	10,189,038	10,420,209	3.1%
Delaware	10,000,000	10,082,308	3.1%
Tennessee	9,877,843	10,179,485	3.1%
Virginia	6,675,510	6,737,238	2.0%
Arizona	5,719,598	5,772,487	1.7%
Oregon	5,000,000	5,356,923	1.6%
North Carolina	4,921,404	4,985,576	1.5%
Georgia	4,250,000	4,604,941	1.4%
Massachusetts	4,000,000	4,112,275	1.2%
Alabama	3,844,445	3,928,742	1.2%
Other(1)	15,239,043	15,752,251	4.8%
Total	$326,004,971	$330,875,543	100.0%

(1)	Other includes $2.7 million of properties in Indiana, $3.0 million of properties in South Carolina and $9.5 million of unused cash from two credit facilities.

Objective and Strategy

Our primary investment objectives are to:

•	preserve our members’ capital contributions;

•	realize income from our investments; and

•	make monthly distributions to our members from cash generated by investments.

We have created and maintain a portfolio of investments that we believe generates a low volatility income stream of attractive and consistent cash distributions. Our focus on originating debt and debt-like instruments emphasizes the payment of current returns to investors and the preservation of invested capital.

We may deploy modest amounts of leverage as part of our operating strategy not in excess of 30%. In addition, if the borrower in one of our mezzanine, second mortgage or subordinated mortgage loans defaults on the senior loan, we may incur leverage to service and/or purchase the senior loan and avoid a default on that senior loan to which our loan would be subject, or to pay miscellaneous expenses incurred in curing the default. See “— Our Financing Strategy” for additional information about our leverage strategy.

The management team of the Manager has extensive experience in originating, managing and disposing of real estate-related loans. The Manager seeks to:

•	focus on the origination of new loans;

•	invest in loans expected to be realized within one to five years;

•	maximize current income;

•	lend to creditworthy borrowers;

•	lend on properties leased to high-quality tenants;

•	maximize diversification by property type, geographic location, tenancy and borrower;

•	source off-market transactions;

•	focus on small to mid-sized loans of approximately $3 million to $20 million;

•	invest in loans not exceeding 80% of the current value of the underlying property; and

•	hold investments until maturity unless, in the Manager’s judgment, market conditions warrant earlier disposition.

Our Financing Strategy

We may deploy moderate amounts of leverage as part of our operating strategy, which may consist of borrowings under first mortgage financings, warehouse facilities, repurchase agreements and other credit facilities. Although we are not required to maintain any particular leverage ratio or leverage limitation, we expect that our leverage will not to exceed 30% of the value of our total assets on a portfolio basis. As of December 31, 2016, we did not have outstanding borrowings. As of December 31, 2016, our REIT subsidiary had an aggregate of approximately $66.6 million outstanding indebtedness, including borrowings under a mortgage loan with an outstanding principal amount of approximately $34 million and obligations under participation agreements with an aggregate outstanding principal amount of approximately $32.6 million. For additional information concerning our indebtedness, see “Item 2. Financial Information —Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In addition, if the borrower in one of our mezzanine, second mortgage or subordinated mortgage loans defaults on the senior loan, we may incur leverage to service and/or purchase the senior loan and avoid a default on that senior loan to which our loan would be subject, or to pay miscellaneous expenses incurred in curing the default. We intend for the use of such leverage to be defensive and primarily to mitigate the adverse effects to us in the event of a default by the borrower under a senior loan. In such cases, we may use leverage in an amount not to exceed 60% of the balance of the defaulted loan.

Targeted Assets

Real Estate-Related Loans

We originate, acquire, fund and structure real estate-related loans, including first and second mortgage loans, mezzanine loans, bridge loans, convertible mortgages and other loans related to high-quality commercial real estate in the United States. We also acquire some equity participations in the underlying collateral of such loans. We structure, underwrite and originate most if not all of our investments. We use what we consider to be conservative underwriting criteria, and our underwriting process involves comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. By originating loans directly, we are able to structure and underwrite loans that satisfy our standards, establish a direct relationship with the borrower and utilize our own documentation. Described below are some of the types of loans we own and may originate.

Mezzanine Loans. These are loans secured by ownership interests in an entity that owns commercial real estate and generally finance the acquisition, refinancing, rehabilitation or construction of commercial real estate. Mezzanine loans may be either short-term (one-to-five year) or long-term (up to 10-year) and may be fixed or floating rate. We may originate mezzanine loans backed by high-quality properties in the United States that fit our investment strategy. We may own such mezzanine loans directly or we may hold a participation in a mezzanine loan or a sub-participation in a mezzanine loan. These loans are predominantly current-pay loans (although there may be a portion of the interest that accrues) and may provide for participation in the value or cash flow appreciation of the underlying property as described below. We invest in mezzanine loans with loan-to-value ratios ranging from 60% to 80%. With the credit market disruption and resulting dearth of capital available in this part of the capital structure, we believe that the opportunities to both directly originate and to buy mezzanine loans from third-parties on favorable terms will continue to be attractive. As of December 31, 2016, we owned mezzanine loans with total principal amount of $139.8 million, which constituted 42.9% of our portfolio.

Preferred Equity Investments. These are investments in preferred membership interests in an entity that owns commercial real estate and generally finance the acquisition, refinancing, rehabilitation or construction of commercial real estate. These investments are expected to have similar characteristics to and returns as mezzanine loans. As of December 31, 2016, we owned preferred equity investments with total principal amount of $52.0 million, which constituted 15.9% of our portfolio.

Subordinated Mortgage Loans or “B-notes.” These include structurally subordinated first mortgage loans and junior participations in first mortgage loans or participations in these types of assets (commonly referred to as B-notes). Like first mortgage loans, these loans generally finance the acquisition, refinancing, rehabilitation or construction of commercial real estate. Subordinated mortgage loans or B-notes may be either short-term (one-to-five year) or long-term (up to 10-year), may be fixed or floating rate and are predominantly current-pay loans. We may originate current-pay subordinated mortgage loans or B-notes backed by high-quality properties in the United States that fit our investment strategy. We may create subordinated mortgage loans by tranching our directly originated first mortgage loans generally through syndications of senior first mortgages, or buy such assets directly from third-party originators. Due to the current credit market disruption and resulting dearth of capital available in this part of the capital structure, we believe that the opportunities to both directly originate and to buy subordinated mortgage investments from third-parties on favorable terms will continue to be attractive.

Investors in subordinated mortgage loans are compensated for the increased risk of such assets from a pricing perspective but still benefit from a lien on the related property. Investors typically receive principal and interest payments at the same time as senior debt unless a default occurs, in which case these payments are made only after any senior debt is made whole. Rights of holders of subordinated mortgage loans are usually governed by participation and other agreements that, subject to certain limitations, typically provide the holders of subordinated positions of the mortgage loan with the ability to cure certain defaults and control certain decisions of holders of senior debt secured by the same properties (or otherwise exercise the right to purchase the senior debt), which provides for additional downside protection and higher recoveries. As of December 31, 2016, we did not own B-notes.

Bridge Loans. We offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property. From the borrower’s perspective, shorter term bridge financing is advantageous because it allows time to improve the property value through repositioning without encumbering it with restrictive long-term debt. The terms of these loans generally do not exceed three years. Bridge loans may be structured as mezzanine loans, preferred equity or first mortgages. As of December 31, 2016, we did not own bridge loans.

First Mortgage Loans. These loans generally finance the acquisition, refinancing, rehabilitation or construction of commercial real estate. First mortgage loans may be either short-term (one-to-five year) or long-term (up to 10-year), may be fixed or floating rate and are predominantly current-pay loans. We originate current-pay first mortgage loans backed by high-quality properties in the United States that fit our investment strategy. We selectively syndicate portions of these loans, including senior or junior participations that will effectively provide permanent financing or optimize returns which may include retained origination fees.

First mortgages provide for a higher recovery rate and lower defaults than other debt positions due to the lender’s senior position. However, such loans typically generate lower returns than subordinate debt such as mezzanine loans or B-notes. As of December 31, 2016, we owned first mortgage loans with total principal amount of $124.7 million, which constituted 38.3% of our portfolio.

Convertible Mortgages. Convertible mortgages are similar to equity participations (as described below). We may invest in or originate a convertible mortgage if the Manager concludes that we may benefit from the cash flow or any appreciation in the value of the subject property. As of December 31, 2016, we did not own convertible mortgages.

Equity Participations. In connection with our loan origination activities, we may pursue equity participation opportunities, or interests in the projects being financed, in instances when we believe that the risk-reward characteristics of the loan merit additional upside participation because of the possibility of appreciation in value of the underlying assets securing the loan. Equity participations can be paid in the form of additional interest, exit fees or warrants in the borrower. Equity participation can also take the form of a conversion feature, permitting the lender to convert a loan or preferred equity investment into equity in the borrower at a negotiated premium to the current net asset value of the borrower. We expect to be able to obtain equity participations in certain instances where the loan collateral consists of an asset that is being repositioned, expanded or improved in some fashion which is anticipated to improve future cash flow. In such case, the borrower may wish to defer some portion of the debt service or obtain higher leverage than might be merited by the pricing and leverage level based on historical performance of the underlying asset. We generate additional revenues from these equity participations as a result of excess cash flows being distributed or as appreciated properties are sold or refinanced. As of December 31, 2016, we did not own equity participations.

Other Real Estate-Related Investments. The Manager has the right to invest in other real estate-related investments, which may include CMBS or other real estate debt or equity securities, so long as such investments do not constitute more than 15% of our assets. Certain of our real estate-related loans require the borrower to make payments of principal on the fully committed principal amount of the loan regardless of whether the full loan amount is outstanding, and as of December 31, 2016 we had unused cash of $9.5 million from two such credit facilities under which we act as lender, which constituted 2.9% of our portfolio.

Investment Guidelines

Our REIT subsidiary’s board of directors has adopted investment guidelines relating to the criteria to be used by the Manager’s senior management team to evaluate specific investments as well as our overall portfolio composition. Our REIT subsidiary’s board of directors will review its compliance with the investment guidelines periodically and receive an investment report at each quarter-end in conjunction with the review of our REIT subsidiary’s quarterly results by its board of directors.

Our REIT subsidiary’s investment guidelines are as follows:

•	no acquisition shall be made that would cause our REIT subsidiary to fail to qualify as a REIT;

•	no acquisition shall be made that would cause our REIT subsidiary or any of its subsidiaries to be required to register as an investment company under the 1940 Act; and

•	until appropriate investments can be identified, our REIT subsidiary may invest the proceeds of any future offerings of its equity or debt securities in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our REIT subsidiary’s intention to qualify as a REIT.

These investment guidelines may be changed from time to time by a majority of our REIT subsidiary’s board of directors without the approval of our REIT subsidiary’s stockholders.

Disposition Policies

The period we hold our investments in real estate-related loans varies depending on the type of asset, interest rates and other factors. The Manager has developed a well-defined exit-strategy for each investment we make. The Manager continually performs a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return to our members. Economic and market conditions may influence us to hold investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions have maximized its value to us or the sale of the asset would otherwise be in our best interests. We intend to make any such dispositions in a manner consistent with our REIT subsidiary’s qualification as a REIT and our desire to avoid being subject to the “prohibited transaction” penalty tax.

Term and Liquidity

Our amended and restated operating agreement provides that our existence will continue until December 31, 2023, unless sooner terminated. However, we expect that prior to such date we will consummate a liquidity transaction, which may include an orderly liquidation of our assets or an alternative liquidity event such as a sale of our company or an IPO and listing of our REIT subsidiary’s shares of common stock on a national securities exchange. Our Manager would pursue an alternative liquidity event only if it believes such a transaction would be in the best interests of our members.

Operating and Regulatory Structure

REIT Qualification

Our REIT subsidiary has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with its taxable year ended December 31, 2016. We believe that our REIT subsidiary has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that its manner of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, it must meet on a continuing basis, through its organization and actual investment and operating results, various requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of shares of its stock. If our REIT subsidiary fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it failed to qualify as a REIT. Even if our REIT subsidiary qualifies for taxation as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property. In addition, subject to maintaining its qualification as a REIT, a portion of its business may be conducted through, and a portion of its income may be earned with respect to, its taxable REIT subsidiaries, or TRSs, should it decide to form TRSs in the future, which are subject to corporate income tax. Any distributions paid by our REIT subsidiary generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations, unless such distributions are attributable to qualified dividends received by our REIT subsidiary from a TRS, should it decide to form a TRS in the future.

1940 Act Exclusion

Neither we nor our REIT subsidiary are registered as an investment company under the 1940 Act. If we or our REIT subsidiary were obligated to register as an investment company, we or our REIT subsidiary would have to comply with a variety of substantive requirements under the 1940 Act that impose, among other things:

•	limitations on our capital structure or the use of leverage;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, and other rules and regulations that would significantly change our and our REIT subsidiary’s operations.

We conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is “engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. Because we are organized as a holding company and conduct our business primarily through our REIT subsidiary, the value of the “investment securities” held by us must be less than 40% of the value of our total assets on an unconsolidated basis (exclusive of U.S. government securities and cash items). In addition, we conduct our operations so that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act, as we are not engaged primarily nor do we hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our REIT subsidiary, we are primarily engaged in the non-investment company businesses of our REIT subsidiary.

Our REIT subsidiary relies on the exclusion from the definition of an investment company under Section 3(c)(5)(C) of the 1940 Act, or any other exclusions available to our REIT subsidiary. Section 3(c)(5)(C) of the 1940 Act is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of our REIT subsidiary’s portfolio must be comprised of “qualifying real estate” assets and at least 80% of our REIT subsidiary’s portfolio must be comprised of “qualifying real estate” assets and “real estate-related” assets (and no more than 20% comprised of miscellaneous assets) as determined in accordance with the 1940 Act and the rules and regulations promulgated thereunder. For purposes of the exclusion provided by Section 3(c)(5)(C) of the 1940 Act, our REIT subsidiary classifies its investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a “qualifying real estate” asset and a “real estate-related” asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations our REIT subsidiary may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC or its staff will concur with our classification of the assets held by our REIT subsidiary. Future revisions to the 1940 Act or further guidance from the SEC or its staff may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio held through our REIT subsidiary and our investment strategy. Such changes may prevent us from operating our business successfully.

In order to maintain an exclusion from registration under the 1940 Act, we may be unable to sell assets that we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire assets that we would otherwise want to acquire and would be important to its strategy.

Although we monitor the portfolio of our REIT subsidiary periodically and prior to each acquisition and disposition, our REIT subsidiary may not be able to maintain an exclusion from registration as an investment company. If our REIT subsidiary were required to register as an investment company, but failed to do so, our REIT subsidiary would be prohibited from engaging in its business, and legal proceedings could be instituted against our REIT subsidiary. In addition, the contracts of our REIT subsidiary may be unenforceable, and a court could appoint a receiver to take control of our REIT subsidiary and liquidate its business, all of which would have an adverse effect on our business.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and as such we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. A number of these exemptions are not relevant to us, and in any event we do not currently intend to take advantage of any of these exemptions.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period, and (iv) the end of the year in which the 5 year anniversary of our initial public offering of our common stock occurs.

Licensing

We may be required to be licensed to originate our real estate-related loans in various jurisdictions in which we conduct our business. We believe our REIT subsidiary and its wholly owned subsidiaries are in compliance with all such material licensing requirements necessary in order to conduct our business.

Competition

We compete with REITs, numerous regional and community banks, specialty finance companies, savings and loan associations and other entities, and we expect that others may be organized in the future. The effect of the existence of additional REITs and other institutions may be increased competition for the available supply of our targeted assets suitable for purchase, which may cause the price for such assets to rise.

In the face of this competition, we expect to have access to the Manager’s professionals and their industry expertise, which may provide us with a competitive advantage in sourcing transactions and help us assess origination and acquisition risks and determine appropriate pricing for potential assets. The more conservative underwriting standards used by many large commercial banks and traditional providers of commercial real estate capital following the 2008 downturn has and, and we believe, will continue to constrain the lending capacity of these institutions. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Item 1A. Risk Factors — New entrants in the market for commercial loan originations and acquisitions could adversely impact our ability to originate and acquire real estate-related loans at attractive risk-adjusted returns.”

Staffing

Our sole managing member is the Manager. We conduct substantially all of our business through our REIT subsidiary, which is supervised by its board of directors consisting of three directors. Our REIT subsidiary has entered into a management agreement with the Manager pursuant to which certain services are provided by the Manager and paid for by our REIT subsidiary. The Manager is not obligated under the management agreement to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. Accordingly, our executive officers are not required to devote any specific amount of time to our business. We are responsible for the costs of our own employees; however, we do not currently have any employees and do not currently expect to have any employees. See “Item 5. Directors and Executive Officers.”

ITEM 1A. RISK FACTORS

Investing in our units involves a high degree of risk. Investors should carefully consider the following risk factors and all other information contained in this registration statement before acquiring our units. If any of the following risks occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. In that case, the value of our units could decline, and members may lose some or all of their investment. Some statements in this section constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our investors.

We will be subject to risks incident to the ownership of real estate-related assets including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for, similar properties in an area; increased competition for real estate assets targeted by our investment strategy; bankruptcies, financial difficulties or lease defaults by property owners and tenants; changes in interest rates and availability of financing; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. Any increase in mortgage defaults in the residential market may have a negative impact on the credit markets generally as well as on economic conditions generally. We are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions. These conditions, or others we cannot predict, may adversely affect our results of operations, cash flow and returns to our investors.

Our real estate-related loans may be impacted by unfavorable real estate market conditions, which could decrease the value of our investments.

The real estate-related loans we make or invest in are at risk of defaults caused by many conditions beyond its control, including local and other economic conditions affecting real estate values and interest rate levels. We do not know whether the values of the property securing the real estate-related loans will remain at the levels existing on the dates of origination of such loans. If the values of the underlying properties drop, our risks will increase and the value of its investments may decrease.

The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

A portion of the real estate-related loans and other assets we originate or acquire may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less value than the value at which we have previously recorded our assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Our due diligence of potential real estate-related loans and other commercial real estate assets may not reveal all of the liabilities associated with such assets and may not reveal other weaknesses in our assets, which could lead to investment losses.

Before making an investment, the Manager calculates the level of risk associated with the real estate-related loans and other commercial real estate assets to be originated or acquired based on several factors which include the following: top-down reviews of both the current macroeconomic environment generally and the real estate and commercial real estate loan market specifically; detailed evaluation of the real estate industry and its sectors; bottom-up reviews of each individual investment’s attributes and risk/reward profile relative to the macroeconomic environment; and quantitative cash flow analysis and impact of the potential investment on our portfolio. In making the assessment and otherwise conducting customary due diligence, we employ standard documentation requirements and require appraisals prepared by local independent third-party appraisers selected by us. Additionally, we seek to have borrowers or sellers provide representations and warranties on loans we originate or acquire, and if we are unable to obtain representations and warranties, we factor the increased risk into the price we pay for such loans. Despite our review process, there can be no assurance that our due diligence process will uncover all relevant facts or that any investment will be successful.

If the Manager underestimates the credit analysis and the expected risk-adjusted return relative to other comparable investment opportunities, we may experience losses.

The Manager values our real estate-related loans based on an initial credit analysis and the investment’s expected risk-adjusted return relative to other comparable investment opportunities available to us, taking into account estimated future losses on the loans, and the estimated impact of these losses on expected future cash flows. The Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that the Manager underestimates the losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

The use of underwriting guideline exceptions in the loan origination process may result in increased delinquencies and defaults.

Although we generally underwrite loans in accordance with pre-determined loan underwriting guidelines, from time to time and in the ordinary course of business, we make exceptions to these guidelines. On a case by case basis, we may determine that a prospective borrower that does not strictly qualify under our underwriting guidelines warrants an underwriting exception, based upon compensating factors. Compensating factors may include a lower loan-to-value ratio, a higher debt coverage ratio, experience as a real estate owner or investor, higher borrower net worth or liquidity, longer length of time in business and length of time owning the property. Loans originated with exceptions may result in a higher number of delinquencies and defaults, which could have a material and adverse effect on our business, results of operations and financial condition.

Deficiencies in appraisal quality in the mortgage loan origination process may result in increased principal loss severity.

During the loan underwriting process, appraisals are generally obtained on the collateral underlying each prospective loan. The quality of these appraisals may vary widely in accuracy and consistency. The appraiser may feel pressure from the broker or lender to provide an appraisal in the amount necessary to enable the originator to make the loan, whether or not the value of the property justifies such an appraised value. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the loans, which could have a material and adverse effect on our business, results of operations and financial condition.

The Manager utilizes analytical models and data in connection with the valuation of our real estate-related loans and other commercial real estate assets, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

As part of the risk management process the Manager uses detailed proprietary models, including loan level non-performing loan models, to evaluate collateral liquidation timelines and price changes by region, along with the impact of different loss mitigation plans. Additionally, the Manager uses information, models and data supplied by third-parties. Models and data are used to value potential targeted assets. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, the Manager may be induced to buy certain targeted assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

Changes in interest rates could adversely affect the demand for our target loans, the value of our loans and CMBS assets and the availability and yield on our targeted assets.

We invest in real estate-related loans and other commercial real estate assets, which are subject to changes to interest rates. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of our targeted assets available to us, which could adversely affect our ability to originate and acquire assets that satisfy our investment objectives. Rising interest rates may also cause our targeted assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to originate or acquire a sufficient volume of our targeted assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and make distributions may be materially and adversely affected. Conversely, if interest rates decrease, we will be adversely affected to the extent that real estate-related loans are prepaid, because we may not be able to make new loans at the previously higher interest rate.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our loans and CMBS assets generally will bear, on average, interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the fair market value of our net assets. Additionally, to the extent cash flows from loans and CMBS assets that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new loans and CMBS assets and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

The values of our loans and CMBS assets may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those loans and CMBS assets that are subject to prepayment risk or widening of credit spreads.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and our financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income.

Recent market conditions may make it more difficult for us to analyze potential investment opportunities or our portfolio of assets.

Our success depends, in part, on our ability to effectively analyze potential acquisition and origination opportunities in order to assess the level of risk-adjusted returns that we should expect from any particular investment. To estimate the value of a particular asset, we may use historical assumptions that may or may not be appropriate during the recent unprecedented downturn in the real estate market and general economy. To the extent that we use historical assumptions that are inappropriate under current market conditions, we may overpay for an asset or acquire an asset that we otherwise might not acquire, which could have a material and adverse effect on our results of operations and our ability to make distributions to our members.

In addition, as part of our overall portfolio risk management, we analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our portfolio of assets. In conducting our analysis, we rely on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. Recent dislocations in the mortgage market or other developments may change the way that prepayment trends respond to interest rate changes, which may adversely affect our ability to assess the market value of our portfolio of assets, implement our hedging strategies or implement techniques to reduce our prepayment rate volatility. If our estimates prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayments, we may incur losses that could materially and adversely affect our financial condition, results of operations and our ability to make distributions to our members.

New entrants in the market for commercial loan originations and acquisitions could adversely impact our ability to originate and acquire real estate-related loans at attractive risk-adjusted returns.

New entrants in the market for commercial loan originations and acquisitions could adversely impact our ability to execute our investment strategy on terms favorable to us. In originating and acquiring our targeted assets, we may compete with other REITs, numerous regional and community banks, specialty finance companies, savings and loan associations, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders and other entities, and we expect that others may be organized in the future. The effect of the existence of additional REITs and other institutions may be increased competition for the available supply of assets suitable for investment by us, which may cause the price for such assets to rise, which may limit our ability to generate desired returns. Additionally, origination of our target loans by our competitors may increase the availability of such loans which may result in a reduction of interest rates on these loans. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of real estate-related loans and establish more relationships than us.

We cannot assure you that the competitive pressures we may face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments in our targeted assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

The mezzanine loans in which we invest involve greater risks of loss than senior loans secured by income-producing real properties.

We invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of the entity owning the real property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to such loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

Our investments in B-notes are generally subject to losses. The B-notes in which we may invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

As part of our whole loan origination platform, we may retain from whole loans we originate or acquire, subordinate interests referred to as B-notes. B-notes are commercial real estate loans secured by a first mortgage on a single large commercial property or group of related properties and subordinated to a senior interest, referred to as an A-note. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-note owners after payment to the A-note owners. B-notes reflect similar credit risks to comparably rated CMBS. However, since each transaction is privately negotiated, B-notes can vary in their structural characteristics and risks. For example, the rights of holders of B-notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-note investment. Significant losses related to our B-notes would result in operating losses for us and may limit our ability to make distributions.

Our loans are dependent on the ability of the commercial property owner to generate net income from operating the property, which may result in the inability of such property owner to repay a loan, as well as the risk of foreclosure.

Our loans may be secured by office, retail, mixed use, commercial or warehouse properties, and are subject to risks of delinquency, foreclosure and of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location, condition and design;

•	competition from comparable types of properties;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates and other operating expenses;

•	costs of remediation and liabilities associated with environmental conditions;

•	the potential for uninsured or underinsured property losses;

•	changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and

•	acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure can be an expensive and lengthy process, and foreclosing on certain properties where we directly hold the mortgage loan and the borrower’s default under the mortgage loan is continuing could result in actions that could be costly to our operations, in addition to having a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Our portfolio of assets may at times be concentrated in certain property types or secured by properties concentrated in a limited number of geographic areas, which increases our exposure to economic downturn with respect to those property types or geographic locations.

We are not required to observe specific diversification criteria. Therefore, our portfolio of assets may, at times, be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations.

Our investments (originated and acquired) are concentrated in California, Florida, New York, New Jersey and Pennsylvania, representing approximately 31.1%, 16.7%, 14.8%, 6.9% and 6.0% of our investments as of December 31, 2016, respectively. If economic conditions in these or in any other state in which we have a significant concentration of borrowers were to deteriorate, such adverse conditions could have a material and adverse effect on our business by reducing demand for new financings, limiting the ability of customers to repay existing loans and impairing the value of our real estate collateral and real estate owned properties.

To the extent that our portfolio is concentrated in any region, or by type of property, downturns relating generally to such region, type of borrower or security may result in defaults on a number of our assets within a short time period, which may reduce our net income, value of our units and accordingly reduce our ability to pay dividends.

Loans to small businesses involve a high degree of business and financial risk, which can result in substantial losses that would adversely affect our business, results of operation and financial condition.

Our operations and activities include loans to small, privately owned businesses to purchase real estate used in their operations or by investors seeking to acquire small office, retail, mixed use or warehouse properties. Additionally, such loans are also often accompanied by personal guarantees. Often, there is little or no publicly available information about these businesses. Accordingly, we must rely on our own due diligence to obtain information in connection with our investment decisions. Our borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks. A borrower’s ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or more general economic conditions. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan. In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success. The loss of services of one or more of these persons could have a material and adverse impact on the operations of the small business. Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to expand or compete. These factors may have an impact on loans involving such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses.

Our investments may include subordinated tranches of CMBS, which are subordinate in right of payment to more senior securities.

Our investments may include subordinated tranches of CMBS, which are subordinated classes of securities in a structure of securities collateralized by a pool of assets consisting primarily of commercial loans and, accordingly, are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Additionally, estimated fair values of these subordinated interests tend to be more sensitive to changes in economic conditions than more senior securities. As a result, such subordinated interests generally are not actively traded and may not provide holders thereof with liquid investments.

Any credit ratings assigned to our loans and CMBS assets will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our loan and CMBS assets may be rated by Moody’s Investors Service, Standard & Poor’s or Fitch Ratings. Any credit ratings on our loans and CMBS assets are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Rating agencies may assign a lower than expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our loans and CMBS assets in the future. In addition, we may originate or acquire assets with no rating or with below investment grade ratings. If the rating agencies take adverse action with respect to the rating of our loans and CMBS assets or if our unrated assets are illiquid, the value of these loans and CMBS assets could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Any disruption in the availability and/or functionality of our technology infrastructure and systems and any failure or our security measures related to these systems could adversely impact our business.

Our ability to originate and acquire real estate-related loans and manage any related interest rate risks and credit risks is critical to our success and is highly dependent upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. For example, we rely on our proprietary database to track and maintain all loan performance and servicing activity data for loans in our portfolio. This data is used to manage the portfolio, track loan performance, develop and execute asset disposition strategies. In addition, this data is used to evaluate and price new investment opportunities. Some of these systems are located at our facility and some are maintained by third-party vendors. Any significant interruption in the availability and functionality of these systems could harm our business. In the event of a systems failure or interruption by our third-party vendors, we will have limited ability to affect the timing and success of systems restoration. If such interruptions continue for a prolonged period of time, it could have a material and adverse impact on our business, results of operations and financial condition.

Our security measures may not effectively prohibit others from obtaining improper access to our information. If a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation.

Cybersecurity risk and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance cost, litigation and damage to our relationships. As our reliance on technology has increased, so have the risks posed to our information systems both internal and those provided by the Manager, Terra Capital Partners and third-party service providers. We have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that our financial results, operations or confidential information will not be negatively impacted by such an incident.

Risks Related to Regulation

Returns on our real estate-related loans may be limited by regulations.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions. We may determine not to make or invest in real estate-related loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements. If we decide not to make or invest in real estate-related loans in several jurisdictions, it could reduce the amount of income we would otherwise receive.

The increasing number of proposed United States federal, state and local laws may affect certain mortgage-related assets in which we invest and could materially increase our cost of doing business.

Various bankruptcy legislation has been proposed that, among other provisions, could allow judges to modify the terms of residential mortgages in bankruptcy proceedings, could hinder the ability of the servicer to foreclose promptly on defaulted mortgage loans or permit limited assignee liability for certain violations in the mortgage loan origination process, any or all of which could adversely affect our business or result in us being held responsible for violations in the mortgage loan origination process even where we were not the originator of the loan. We do not know what impact this type of legislation, which has been primarily, if not entirely, focused on residential mortgage originations, would have on the commercial loan market. We are unable to predict whether United States federal, state or local authorities, or other pertinent bodies, will enact legislation, laws, rules, regulations, handbooks, guidelines or similar provisions that will affect our business or require changes in our practices in the future, and any such changes could materially and adversely affect our cost of doing business and profitability.

Failure to obtain or maintain required approvals and/or state licenses necessary to operate our mortgage-related activities may adversely impact our investment strategy.

We may be required to obtain and maintain various approvals and/or licenses from federal or state governmental authorities, government sponsored entities or similar bodies in connection with some or all of our activities. There is no assurance that we can obtain and maintain any or all of the approvals and licenses that we desire or that we will avoid experiencing significant delays in seeking such approvals and licenses. Furthermore, we may be subject to various disclosure and other requirements to obtain and maintain these approvals and licenses, and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses will restrict our options and ability to engage in desired activities, and could subject us to fines, suspensions, terminations and various other adverse actions if it is determined that we have engaged without the requisite approvals or licenses in activities that required an approval or license, which could have a material and adverse effect on our business, results of operation and financial condition.

We cannot predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

In response to the financial issues affecting the banking system and financial markets and ongoing concerns of, and threats to, commercial banks, investment banks and other financial institutions, the Emergency Economic Stabilization Act, or EESA, was enacted by the U.S. Congress in 2008. There can be no assurance that the EESA or any other U.S. Government actions will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. Government or such actions do not function as intended, our business may not receive the anticipated positive impact from the legislation and such result may have broad adverse market implications.

In July 2010, the U.S. Congress enacted the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act has imposed significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increase capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the mortgage backed securities, or MBS, market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. The Dodd-Frank Act also imposes significant regulatory restrictions on the origination and securitization of commercial mortgage loans. Also, the significant changes to Regulation FB could lead to sweeping changes to commercial and residential mortgage loan securitization markets as well as to the market for the re-securitization of MBS. The Dodd-Frank Act also created a new regulator, the Consumer Financial Protection Bureau, or the CFPB, which oversees many of the core laws which regulate the mortgage industry, including the Real Estate Settlement Procedures Act and the Truth in Lending Act. While the full impact of the Dodd-Frank Act and the role of the CFPB cannot be assessed until all implementing regulations are released, the Dodd-Frank Act’s extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of our targeted assets, both of which may have an adverse effect on our financial condition and results of operations.

In addition, the U.S. Government, Federal Reserve, U.S. Treasury, the SEC and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis that began in 2007. We cannot predict whether or when such actions may occur or what effect, if any, such actions could have on our business, results of operations and financial condition. In addition, because the programs are designed, in part, to provide liquidity to restart the market for certain of our targeted assets, the establishment of these programs may result in increased competition for opportunities in our targeted assets. It is also possible that our competitors may utilize the programs which would provide them with debt and equity capital funding from the U.S. government.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions, and changes in such rules, accounting interpretations or our assumptions could adversely impact our ability to timely and accurately prepare our consolidated financial statements.

We are subject to Financial Accounting Standards Board, or FASB, and interpretations that can result in significant accounting changes that could have a material and adverse impact on our results of operations and financial condition. Accounting rules for financial instruments, including the origination, acquisition and sales or securitization of mortgage loans, derivatives, investment consolidations and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. For example, our estimates and judgments are based on a number of factors, including projected cash flows from the collateral securing our loans, the likelihood of repayment in full at the maturity of a loan, potential for a loan refinancing opportunity in the future and expected market discount rates for varying property types. These complexities could lead to a delay in the preparation of financial information and the delivery of this information to our members.

Changes in accounting rules, interpretations or our assumptions could also undermine our ability to prepare timely and accurate financial statements, which could result in a lack of investor confidence in our financial information and could materially and adversely affect the market price of our common stock.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may in turn decrease the value of the underlying properties.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third-parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by us.

Insurance on the properties underlying our loans may not adequately cover all losses and uninsured losses could materially and adversely affect us.

Generally, our borrowers will be responsible for the costs of insurance coverage for the properties we lease, including for casualty, liability, fire, floods, earthquakes, extended coverage and rental or business interruption loss. However, there are certain risks, such as losses from terrorism, that are not generally insured against, or that are not generally fully insured against, because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. Under certain circumstances insurance proceeds may not be sufficient to restore our economic position with respect to an affected property, and we could be materially and adversely affected. Furthermore, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event.

In addition, certain of the properties underlying our loans may be located in areas that are more susceptible to, and could be significantly affected by, natural disasters that could cause significant damage to the properties. If we or our borrowers experience a loss, due to such natural disasters or other relevant factors, that is uninsured or that exceeds policy limits, we could incur significant costs, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

Maintenance of our 1940 Act exclusion imposes limits on our operations.

Neither we nor our REIT subsidiary are registered as an investment company under the 1940 Act. If we or our REIT subsidiary were obligated to register as an investment company, we or our REIT subsidiary would have to comply with a variety of substantive requirements under the 1940 Act that impose, among other things:

•	limitations on our capital structure or the use of leverage;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, and other rules and regulations that would significantly change our and our REIT subsidiary’s operations.

We conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. Because we are organized as a holding company and conduct our business primarily through our REIT subsidiary, the value of the “investment securities” held by us must be less than 40% of the value of our total assets on an unconsolidated basis (exclusive of U.S. government securities and cash items). In addition, we conduct our operations so that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act, as we are not engaged primarily nor do we hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our REIT subsidiary, we are primarily engaged in the non-investment company businesses of our REIT subsidiary.

Our REIT subsidiary relies on the exclusion from the definition of an investment company under Section 3(c)(5)(C) of the 1940 Act, or any other exclusions available to our REIT subsidiary. Section 3(c)(5)(C) of the 1940 Act is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of our REIT subsidiary’s portfolio must be comprised of “qualifying real estate” assets and at least 80% of our REIT subsidiary’s portfolio must be comprised of “qualifying real estate” assets and “real estate-related” assets (and no more than 20% comprised of miscellaneous assets) as determined in accordance with the 1940 Act and the rules and regulations promulgated thereunder. For purposes of the exclusion provided by Section 3(c)(5)(C) of the 1940 Act, our REIT subsidiary classifies its investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a “qualifying real estate” asset and a “real estate-related” asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations our REIT subsidiary may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC or its staff will concur with our classification of the assets held by our REIT subsidiary. Future revisions to the 1940 Act or further guidance from the SEC or its staff may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio held through our REIT subsidiary and our investment strategy. Such changes may prevent us from operating our business successfully.

In order to maintain an exclusion from registration under the 1940 Act, we may be unable to sell assets that we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire assets that we would otherwise want to acquire and would be important to its strategy.

Although we monitor the portfolio of our REIT subsidiary periodically and prior to each acquisition and disposition, our REIT subsidiary may not be able to maintain an exclusion from registration as an investment company. If our REIT subsidiary were required to register as an investment company, but failed to do so, our REIT subsidiary would be prohibited from engaging in its business, and legal proceedings could be instituted against our REIT subsidiary. In addition, the contracts of our REIT subsidiary may be unenforceable, and a court could appoint a receiver to take control of our REIT subsidiary and liquidate its business.

Risks Related to Our Management and Our Relationship with the Manager

We rely substantially on the management team of the Manager.

Our success depends substantially on the efforts and abilities of the management team of the Manager, including Messrs. Mildé, Batkin, Hamrick, Pinkus and Cooperman. If the Manager were to lose the benefit of the experience, efforts and abilities of any of these individuals, our operating results could suffer.

We face certain conflicts of interest with respect to our operations.

We are subject to conflicts of interest arising out of our relationship with the Manager. We may enter into additional transactions with the Manager or its affiliates. In particular, we may invest in, or acquire, certain of our investments through joint ventures or co-investments with other affiliates or purchase assets from, sell assets to or arrange financing from or provide financing to other affiliates. Certain of these transactions will be subject to certain regulatory restrictions as a result of the 1940 Act or the conditions of an order granting exemptive relief to our affiliate, Terra Fund 6. There can be no assurance that any procedural protections will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.

In addition, we rely on the Manager for our day-to-day operations. The Manager may be subject to conflicts of interest in making investment decisions on assets for our company as opposed to other entities that have similar investment objectives. The Manager may have different incentives in determining when to sell assets with respect to which it is entitled to fees and compensation and such determinations may not be in our best interest.

The Manager serves as manager of Fund 5 International, Terra Fund 6, Terra International, and Terra Fund 7, all of which have investment objectives that overlap with ours. In addition, future programs may be sponsored by the Manager and its affiliates and Terra Capital Markets may serve as the dealer manager for these future programs. As a result, the Manager and Terra Capital Markets may face conflicts of interest arising from potential competition with other programs for investors and investment opportunities. There may be periods during which one or more programs managed by the Manager and distributed by Terra Capital Markets will be raising capital and which might compete with us for investment capital. Such conflicts may not be resolved in our favor and our investors will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making their investment.

Our officers and the officers of the Manager are also officers of other affiliates of the Manager; therefore, our officers and the officers of the Manager will face competing demands based on the allocation of investment opportunities between us and our affiliates.

We rely on our officers and the officers of the Manager, Simon J. Mildé, Bruce D. Batkin, Stephen H. Hamrick, Gregory M. Pinkus and Daniel J. Cooperman, and the other debt finance professionals of the Manager to identify suitable investments. Fund 5 International, Terra Fund 6, Terra International, and Terra Fund 7 and other funds managed by Terra Capital Partners also rely on many of these same professionals. These funds have similar investment objectives as those of our company. Many investment opportunities that are suitable for us may also be suitable for other affiliates advised by the Manager.

When our officers or the officers of the Manager identify an investment opportunity that may be suitable for us as well as an affiliated entity such as Fund 5 International, Terra Fund 6, Terra International or Terra Fund 7, they, in their sole discretion, will first evaluate the investment objectives of each program to determine if the opportunity is suitable for each program. If the proposed investment is appropriate for more than one program, the Manager will then evaluate the portfolio of each program, in terms of diversity of geography, underlying property type, tenant concentration and borrower, to determine if the investment is most suitable for one program in order to create portfolio diversification. If such analysis is not determinative, the Manager will allocate the investment to the program with uncommitted funds available for the longest period of time or, to the extent feasible, prorate the investment between the programs in accordance with uninvested funds. As a result, our officers or the officers of the Manager could direct attractive investment opportunities to other affiliated entities or investors. Such events could result in our company acquiring investments that provide less attractive returns, which would reduce the level of distributions we may be able to pay you.

The Manager, our officers and the real estate-related loan professionals assembled by the Manager will face competing demands relating to their time and this may cause our operations and our investors’ investments to suffer.

We rely on the Manager, on its officers and on real estate-related loan professionals that the Manager retains to provide services to our company for the day-to-day operation of our business. Messrs. Mildé, Batkin, Hamrick, Pinkus and Cooperman are executive officers of the Manager, Fund 5 International, Terra Fund 6, Terra International and

Terra Fund 7. As a result of their interests in other programs, their obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, Messrs. Mildé, Batkin, Hamrick, Pinkus and Cooperman face conflicts of interest in allocating their time among our company and other Terra Capital Partners-sponsored programs and other business activities in which they are involved. Should the Manager devote insufficient time or resources to our business, our returns on our direct or indirect investments, and the value of our units, may decline.

The compensation that the Manager, or an affiliate of the Manager, receives was not determined on an arm’s-length basis and therefore may not be on the same terms as we could achieve from a third-party.

The compensation paid to the Manager and its affiliates for services they provide to us were not determined on an arm’s-length basis. We cannot assure you that a third-party who is unaffiliated with our company would not be able to provide such services to us at a lower price.

The base management fee the Manager receives in managing our REIT subsidiary may reduce its incentive to devote its time and effort to seeking attractive assets for our portfolio because the fee is payable regardless of our performance.

Our REIT subsidiary pays the Manager a base management fee regardless of the performance of our portfolio. The Manager’s entitlement to non-performance-based compensation might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions and the value of our units.

We cannot predict the amounts of compensation to be paid to the Manager and its affiliates.

Because the fees that our REIT subsidiary will pay to the Manager and its affiliates are based on the level of our business activity, it is not possible to predict the amounts of compensation that our REIT subsidiary will be required to pay these entities. In addition, because key employees of the Manager are given broad discretion to determine when to consummate a transaction, we will rely on these key persons to dictate the level of our business activity. Fees paid to the Manager and its affiliates reduce funds available for payment of distributions. Because we cannot predict the amount of fees due to these parties, we cannot predict how precisely such fees will impact such payments.

If the Manager causes us to enter into a transaction with an affiliate, the Manager may face conflicts of interest that would not exist if such transaction had been negotiated at arm’s-length with an independent party.

The Manager may face conflicts of interest if we enter into transactions with affiliates of the Manager. In these circumstances, the persons who serve as the Manager’s management team may have a fiduciary responsibility to us and the affiliate. Transactions between us and the Manager’s affiliates will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated parties. This conflict of interest may cause the Manager to sacrifice our best interests in favor of its affiliate, thereby causing us to enter into a transaction that is not in our best interest and that may negatively impact our performance.

The Manager and its affiliates have limited prior experience operating a REIT and therefore may have difficulty in successfully and profitably operating our business or complying with regulatory requirements, including REIT provisions of the Internal Revenue Code, which may hinder their ability to achieve our objectives or result in loss of our REIT subsidiary’s qualification as a REIT.

Prior to the completion of the REIT formation transactions, the Manager and its affiliates had no experience operating a REIT or complying with regulatory requirements, including the REIT provisions of the Internal Revenue Code. The REIT rules and regulations are highly technical and complex, and the failure to comply with the income, asset, and other limitations imposed by these rules and regulations could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. The Manager and its affiliates have limited experience operating a business in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code or the 1940 Act applicable to REITs. We cannot assure you that the Manager or our management team will perform on our behalf as they have in their previous endeavors. The inexperience of the Manager and its affiliates described above may hinder its ability to achieve our objectives or result in loss of our REIT subsidiary’s qualification as a REIT or payment of taxes and penalties. As a result, we cannot assure you that we will be able to successfully operate as a REIT, execute our business strategies or comply with regulatory requirements applicable to REITs.

Risks Related to Financing and Hedging

Our REIT subsidiary’s board of directors may change our REIT subsidiary’s leverage policy without our consent.

We may deploy moderate amounts of leverage as part of our operating strategy not in excess of 30%. Depending on market conditions, such borrowings are expected to include credit facilities, repurchase agreements and securitizations. To the extent that we use leverage to finance our assets, we would expect to have a larger portfolio of loan assets, but our financing costs relating to our borrowings will reduce cash available for distributions. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy such obligations. To the extent we use repurchase agreements to finance the purchase of assets, a decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses. Any reduction in distributions may cause the value of our units to decline.

We may not be able to successfully complete securitization transactions, which could limit potential future sources of financing and could inhibit the growth of our business.

We may use credit facilities or repurchase agreements or other borrowings to finance the origination and/or structuring of real estate-related loans until a sufficient quantity of eligible assets has been accumulated, at which time we would refinance these short-term facilities or repurchase agreements through the securitization market which could include the creation of CMBS, collateralized debt obligations, or CDOs, or the private placement of loan participations or other long-term financing. If we employ this strategy, we are subject to the risk that we would not be able to obtain, during the period that our short-term financing arrangements are available, a sufficient amount of eligible assets to maximize the efficiency of a CMBS, CDO or private placement issuance. We are also subject to the risk that we are not able to obtain short-term financing arrangements or are not able to renew any short-term financing arrangements after they expire should we find it necessary to extend such short-term financing arrangements to allow more time to obtain the necessary eligible assets for a long-term financing.

The inability to consummate securitizations of our portfolio to finance our real estate-related loans on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could have a material and adverse effect on our business, financial condition and results of operations.

We may be required to repurchase loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

We may, on occasion, consistent with our REIT subsidiary’s qualification as a REIT and our desire to avoid being subject to the “prohibited transaction” penalty tax, sell some of our loans in the secondary market or as a part of a securitization of a portfolio of our loans. If we sell loans, we would be required to make customary representations and warranties about such loans to the loan purchaser. Our loan sale agreements may require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a loan. Likewise, we may be required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations, if any.

The remedies available to a purchaser of loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance, or UPB. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects.

Our financing arrangements may contain financial covenants that could restrict our borrowings or subject us to additional risks.

Our financing arrangements may contain various financial and other restrictive covenants, including covenants that require us to maintain a certain interest coverage ratio and net asset value and that create a maximum balance sheet leverage ratio. If we fail to satisfy any of the financial or other restrictive covenants, or otherwise default under these agreements, the lender will have the right to accelerate repayment and terminate the facility. Accelerating repayment and terminating the facility will require immediate repayment by us of the borrowed funds, which may require us to liquidate assets at a disadvantageous time, causing us to incur further losses and adversely affecting our results of operations and financial condition, which may impair our ability to maintain our current level of distributions.

Our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We may rely on short-term financing and thus are especially exposed to changes in the availability of financing.

We expect to use borrowings, such as first mortgage financings, warehouse facilities, repurchase agreements and other credit facilities, as part of our operating strategy. Our use of financings expose us to the risk that our lenders may respond to market conditions by making it more difficult for us to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew our then existing short-term facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under these types of financing, we may have to curtail our asset origination activities and/or dispose of assets.

It is possible that the lenders that provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our portfolio of assets. Further, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we receive under our short-term borrowing arrangements will be directly related to the lenders’ valuation of our targeted assets that cover the outstanding borrowings.

The dislocations in the mortgage sector in the financial crisis that began in 2007 have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity.

Repurchase agreements that we may use to finance our assets may restrict us from leveraging our assets as fully as desired, and may require us to provide additional collateral.

We may use repurchase agreements to finance our assets. If the market value of the assets pledged or sold by us under a repurchase agreement borrowing to a financing institution declines, we will normally be are required by the financing institution to pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Repurchase agreements that we may use in the future may also require us to provide additional collateral if the market value of the assets pledged or sold by us to a financing institution declines. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.

Further, any financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash that is not invested or to set aside non-leveraged assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

An increase in our borrowing costs relative to the interest we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution.

As our financings mature, we will be required either to enter into new borrowings or to sell certain of our assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the returns on our assets and the cost of our borrowings. This would adversely affect the returns on our assets, which might reduce earnings and, in turn, cash available for distribution.

We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

Subject to maintaining our REIT subsidiary’s qualification as a REIT, part of our strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of a hedging instrument caused by an event of default or other early termination event). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges, and these economic losses will be reflected in our results of operations. We may also be required to provide margin to our counterparties to collateralize our obligations under hedging agreements. Our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition.

If we attempt to qualify for hedge accounting treatment for any derivative instruments, but we fail to so qualify, we may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

If we attempt to qualify for hedge accounting treatment for any derivative instruments, but we fail to so qualify for a number of reasons, including if we use instruments that do not meet the definition of a derivative (such as short sales), if we fail to satisfy hedge documentation and hedge effectiveness assessment requirements, or if our instruments are not highly effective, we may suffer because losses on any derivatives we hold which may not be offset by a change in the fair value of the related hedged transaction.

Risks Related to Owning Our Units

Units issued by us that you hold are not freely transferrable; thus investors may not be able to liquidate their investment.

The issuance of our units in the REIT formation transactions and the concurrent private placement were not registered under the Securities Act or the securities laws of any state. Our units were offered in reliance upon an exemption from the registration provisions of the Securities Act and state securities laws applicable only to offers and sales to investors meeting the suitability requirements set forth herein.

Each member has been required to represent that, unless waived by the Manager, he or she (i) is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act at the time of acquisition of the units, (ii) acquired the units for investment and not with a view to distribution or resale, and (iii) understood that our units have not been registered under the Securities Act or any state “blue sky” or securities laws, are not freely transferable, and that such member must bear the economic risk of investment in the units for an indefinite period of time, and the units cannot be sold unless they are subsequently registered or an exemption from such registration is available and such member complies with the other applicable provisions of our amended and restated operating agreement. There is no public market for the units and members cannot expect to be able to liquidate their units in the case of an emergency. Further, the sale of the units may have adverse federal income tax consequences. Our members may not sell, assign or transfer all or a portion of their units without the prior written consent of the Manager, which consent may be withheld in the Manager’s sole and absolute discretion.

The value you may receive upon the occurrence of an alternative liquidity transaction is uncertain, and there can be no assurance that you will receive a full return of your invested capital.

Under our amended and restated operating agreement, the Manager may cause us to consummate an alternative liquidity transaction without the approval of members. If we pursue and consummate an alternative liquidity transaction, the value you will receive upon the occurrence of such transaction will depend on the loans in the portfolio at the time of such transaction, the performance of the loans, market conditions, and other factors. There is no assurance that we will pursue or consummate an alternative liquidity transaction. In addition, if we pursue and consummate an alternative liquidity transaction, we cannot predict the value you will receive in such transaction, nor can we provide any assurance that you will receive a full return of your invested capital.

If we complete an alternative liquidity transaction by pursuing an IPO of our REIT subsidiary’s common stock in the future, you will be subject to additional risks.

Examples of the alternative liquidity transactions that may be available to us include a sale of our REIT subsidiary or an IPO and listing of our REIT subsidiary’s shares on a national securities exchange. If we complete an alternative liquidity transaction that involves our REIT subsidiary becoming a publicly traded company through an IPO or listing of our REIT subsidiary’s shares on an exchange, you will subject to the following additional risks:

Governance: It is expected that, concurrently with the closing of our REIT subsidiary’s IPO or listing, a majority of our REIT subsidiary’s directors would qualify as independent directors under NYSE or NASDAQ corporate governance rules.

Trading Value of our REIT Subsidiary’s Shares: If an alternative liquidity transaction involves our REIT subsidiary becoming a publicly traded company through an IPO or listing of our REIT subsidiary’s shares on an exchange, our REIT subsidiary’s shares will be publicly traded and investors will be able to assess the value of their shares by reference to their public trading prices.

Distributions: If an alternative liquidity event involves our REIT subsidiary becoming a publicly traded company through an IPO or listing of our REIT subsidiary on an exchange we do not expect that the distributions investors receive following any such liquidity event would be adversely impacted. Following any such transaction, our REIT subsidiary would be expected to pay regular quarterly distributions to its stockholders and would continue to be required to distribute 90% of its taxable income (excluding net capital gains) to its investors each year in order to maintain its qualification as a REIT.

Manager Compensation: If an alternative liquidity event involves our REIT subsidiary becoming a publicly traded company through an IPO or listing of our REIT subsidiary, it is expected that our REIT subsidiary will enter into a new management agreement with the Manager or an affiliate of the Manager. The base management fees, incentive distributions or other amounts that would be payable to the Manager in the case of any such transaction are expected to be market based fees determined in the case of any IPO by discussions between the Manager and the underwriters involved in the IPO. Any such fees are expected to be paid in lieu of the fees payable to the Manager by us or our REIT subsidiary. In addition, if in connection with any such alternative liquidity event or other transaction, we distribute shares of our REIT subsidiary to our members, the Manager may be entitled to receive a portion of such distributed shares based on its incentive distribution interest in our Fund, with shares of our REIT subsidiary being valued at the date of distribution at their book value (if distributed prior to an liquidity event), at the IPO price in the case of an IPO (if distributed within 60 days after such IPO) or at the trading value for such shares over the 10-trading period prior to such distribution (if distributed at any time after the expiration of such 60-day period).

Transfer Restrictions: If an alternative liquidity event involves our REIT subsidiary becoming a publicly traded company through an IPO or listing of our REIT subsidiary on an exchange, it is expected that, after the expiration of any lock-up period, our members will become the direct owners of shares of our REIT subsidiary by way of a distribution of shares of our REIT subsidiary to our members as described above. Our REIT subsidiary’s shares distributed to members will constitute restricted securities under the Securities Act and will be subject to restrictions on transfer under applicable U.S. securities laws.

Investors’ return may be reduced as a result of the additional expense of operating as a reporting company under the Exchange Act.

We have become subject to the periodic and current reporting requirements of the Exchange Act and, upon the effectiveness of this Form 10, will become a reporting company. As a reporting company, we have to comply with a variety of substantive requirements under the Exchange Act that impose, among other things:

•	preparation and filing of current reports on Form 8-K;

•	preparation and filing of quarterly reports on Form 10-Q; and

•	preparation and filing of annual reports on Form 10-K.

We have become subject to these reporting and other requirements even though we have not yet completed an IPO or listed our units. Compliance with the Exchange Act will increase our operating expenses, which may reduce our ability to make distributions and the value of our units.

A compulsory redemption could result in adverse tax and economic consequences for members.

The Manager may, in its sole discretion, require a compulsory redemption of all or a portion of a member’s units or Termination Units, including but not limited to cases in which the ownership of units or Termination Units would result in our assets being deemed “plan assets” for Employee Retirement Income Security Act of 1974, or ERISA, purposes, as defined under ERISA or by any regulation of the U.S. Department of Labor, or other federal agency having jurisdiction, or the units or the Termination Units have been transferred without our permission, or a member has acquired units or Termination Units otherwise than in compliance with applicable rules and regulations. Such compulsory redemption may result in adverse tax or economic consequences for the member.

Your interests may be diluted if we issue additional units in the future.

Members will not have preemptive rights to acquire any units issued by us in the future. Therefore, investors may experience dilution of their investment if we sell additional units in the future.

Our members do not have legal representation.

Pursuant to the terms of our amended and restated operating agreement, each of our members acknowledges and agrees that counsel representing us, the Manager and its affiliates does not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of our members in any respect.

We may not have sufficient funds to make cash distributions.

Following the completion of the REIT formation transactions, the Manager approved an increase in the monthly distribution payable in respect of each units in respect of the first full quarterly period following the closing of the REIT formation transactions to 9.0% per annum on $50,000 per unit. In addition, the Manager approved an initial payment on each Termination Unit in respect of the first full quarterly period following the closing of the REIT formation transactions equal to 6.0% per annum on the Unreturned Invested Capital (as defined below) associated with each Termination Unit. The timing and amount of future distributions and payments will continue to be made at the sole discretion of the Manager and subject to such factors the Manager considers to be relevant, including the amount of funds available for distribution or payment, our financial condition, whether to reinvest or distribute such funds, capital expenditure and reserve requirements and general operational requirements. Because we cannot predict future cash flows or the performance of our REIT subsidiary, no assurance can be given that we will be able to continue to maintain in future periods distributions on units and payments on the Termination Units at levels approved by the Manager.

The Termination Units do not participate in potential increases in cash distributions and are subject to risks relating to fluctuations in our book value.

Termination Units are structured so as not to participate in any potential increases in cash distributions. In addition, because the amount payable in redemption of the Termination Units is not fixed but tied into the book value attributable to the Termination Units at the end of the calendar quarter prior to their redemption, Termination Units are impacted by changes in book value and will receive a lower amount upon redemption if their allocable share of the book value declines.

Rapid changes in the values of our assets may make it more difficult for our REIT subsidiary to maintain its qualification as a REIT or our exclusion from the 1940 Act.

If the fair market value or income potential of our assets declines as a result of increased interest rates, prepayment rates, general market conditions, government actions or other factors, we may need to increase our real estate assets and income or liquidate our non-qualifying assets to maintain our REIT subsidiary’s qualification or our exclusion from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. We may have to make decisions that we otherwise would not make absent REIT and 1940 Act considerations.

Tax Risks

Tax risks in general.

An investment in us involves complex U.S. federal, state and local income tax considerations that will differ for each investor. We intend to be treated as a partnership for U.S. federal income tax purposes. Assuming that we are so treated, we will not be subject to U.S. federal income tax, and each member and each holder of Termination Units will be required to include its allocable share of the items of our income, gain, loss and deduction in computing its U.S. federal income tax liability. We may, however, be subject to state and local tax, depending on the location and scope of our activities. In addition, entities through which we may make investments, including our REIT subsidiary, may in certain circumstances be subject to U.S. federal, state, local or foreign tax.

No Internal Revenue Service ruling.

We have not sought rulings from the Internal Revenue Service with respect to any of the U.S. federal income tax considerations discussed herein. Thus, positions to be taken by the Internal Revenue Service as to tax consequences could differ from the positions taken by us.

If we were treated as a publicly traded partnership taxable as a corporation, we would be subject to U.S. federal income tax and applicable state and local taxes on our income, which would result in reduced returns to our members and holders of Termination Units.

The Manager intends to treat us as a partnership and not as an association or PTP taxed as a corporation for U.S. federal income tax purposes. No assurance can be given that the Internal Revenue Service will not challenge such classification or that a court will not sustain any such challenge.

A PTP is a partnership the interests in which are: (i) traded on an established securities market; or (ii) readily tradable on a secondary market or the substantial equivalent thereof. We may not qualify for any of the safe harbors set forth in the applicable Treasury regulations under which a partnership is not treated as a PTP. However, the Manager intends to operate us in such a manner so that we will not be classified as a PTP. Even if the Internal Revenue Service were to assert that we are a PTP, we will not be taxable as a corporation within a particular taxable year if 90% or more of our gross income is “qualifying income” for each taxable year in which we were a PTP and we were not required to register under the Investment Company Act. Qualifying income generally includes interest (other than interest generated from a financial business), dividends, real property rents, gain from the sale of assets that produce qualifying income and certain other items. Since we conduct our real estate business through our REIT subsidiary, substantially all of our income should be dividends from our REIT subsidiary, which would be qualifying income. If, for any reason, we were treated as an association taxable as a corporation, we would be subject to U.S. federal income tax and applicable state and local taxes on our income.

Legislative, regulatory or administrative changes could adversely affect us.

Legislative, regulatory or administrative changes could be enacted or promulgated at any time, either prospectively or with retroactive effect, and may adversely affect us.

President Trump, the House leadership and the Senate leadership all have expressed interest in passing comprehensive tax reform this year. While certain aspects of tax reform proposals have been described, proposed legislation has not yet been introduced by the leaders of the Ways and Means Committee of the U.S. House of Representatives, or the House, or the Finance Committee of the U.S. Senate, or the Senate. None of the descriptions of tax reform proposals have specifically addressed the treatment of REITs. Moreover, there is not yet agreement between the President, the House leadership and the Senate leadership about the specifics of tax reform. To date, the focus of the House plan differs significantly from the Senate plan. Accordingly, there is no assurance that comprehensive tax reform will be enacted, when any such legislation might be enacted, what specific measures will be included in any enacted tax reform language, or whether tax reform would adversely affect us, our members or our tenants.

All of the tax reform proposals share a desire to reduce maximum corporate income tax rates and reform U.S. taxation of income earned outside the United States. Lower corporate rates would be at least partially paid for by reducing or eliminating various tax benefits. Given that the same tax benefits generally apply to businesses conducted through non-corporate structures, there is also pressure on reducing the tax rates applicable to non-corporate businesses.

Some of the tax benefits identified as possibly being eliminated or reduced include various tax benefits that have been important to the real estate industry, including REITs, such as eliminating the like-kind exchange rules or the deduction of net interest expense. Loss of a deduction for net interest expense would substantially increase our REIT subsidiary's taxable income and, absent amendments to the REIT rules, our REIT subsidiary distribution obligations. In addition, it is possible that substantially reduced corporate tax rates or Senate interest in integrating taxation of shareholders and corporations could reduce or eliminate the relative attractiveness of REITs as a vehicle for owning real estate.

Our members and prospective investors in our company are urged to consult with their own tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our units.

Income taxes of members and holders of Termination Units may exceed cash distributions.

Even if we have income or gains for U.S. federal income tax purposes, we will not be required to make distributions (or may lack sufficient cash available for distributions) to enable our members and holders of Termination Units to pay their U.S. federal, state and local taxes as a result of such income or gain allocations. For example, in order to qualify as a REIT, our REIT subsidiary must distribute at least 90% of its net income (excluding net capital gain) to its shareholders on an annual basis. Under certain circumstances, our REIT subsidiary may request that we and its other shareholders, if any, agree to a consent dividend in order to meet the annual distribution requirements or avoid paying corporate tax on any undistributed net income. When a REIT makes a consent dividend, the REIT and its stockholders are generally treated for U.S. federal income tax purposes as if the REIT distributed cash to the stockholders and the stockholders immediately re-contributed the cash to the REIT as a contribution to capital. A consent dividend would result in the recognition of income by our members and holders of Termination Units as if an actual distribution were made, but without any distribution of cash. As a result, our members and holders of

Termination Units would be required to utilize other resources to satisfy tax liabilities and would not be able resort to distributions made by us to assist in satisfying such tax liabilities.

If our REIT subsidiary does not qualify or maintain its qualification as a REIT, it will be subject to tax as a regular corporation and could face a substantial tax liability as a result, which would result in reduced returns to our members and holders of Termination Units.

We expect to make substantially all of our investments through our REIT subsidiary. The Manager believes that it has taken and intends to continue to take such actions as are necessary or appropriate to cause our REIT subsidiary to qualify for taxation as a REIT within the meaning of the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which only limited judicial and administrative authorities exist and, accordingly, may require interpretations of such provisions, which could be successfully challenged by the Internal Revenue Service. Even a technical or inadvertent mistake could jeopardize the REIT qualification of our REIT subsidiary. The continued REIT qualification of our REIT subsidiary will depend on the ability of our REIT subsidiary to satisfy certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis.

Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it difficult or impossible for our REIT subsidiary to qualify as a REIT. If our REIT subsidiary were to fail to qualify as a REIT in any taxable year, then: (i) the REIT subsidiary would be unable to deduct dividends it distributes in computing taxable income and would be subject to U.S. federal income tax on its taxable income at regular corporate rates; (ii) the REIT subsidiary would no longer be required to distribute substantially all of its taxable income to us, and (iii) unless it were entitled to relief under applicable statutory provisions, our REIT subsidiary would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which it failed to qualify.

Accordingly, our REIT subsidiary’s failure to maintain its qualification as a REIT could have an adverse effect on our income, general financial condition and ability to pay distributions.

Complying with the REIT requirements may force our REIT subsidiary to liquidate or forego otherwise attractive investments.

In order to qualify as a REIT, our REIT subsidiary annually must satisfy two gross income requirements. First, at least 75% of its gross income for each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of qualified mezzanine loans and mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of qualified temporary investments. Second, at least 95% of our REIT subsidiary’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Further, at the end of each calendar quarter, at least 75% of the value of our REIT subsidiary’s total assets must consist of cash, cash items, government securities, shares in other REITs and other qualifying real estate assets, including certain mortgage loans, mezzanine loans and certain kinds of mortgage-backed securities. The remainder of the REIT subsidiary’s investment in securities (other than government securities, TRS securities and securities that are qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the REIT subsidiary’s total assets (other than government securities, TRS securities and securities that are qualifying real estate assets) can consist of the securities of any one issuer, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of the REIT subsidiary’s total assets can be represented by securities of one or more TRSs it may own, and no more than 25% of the value of our assets can consist of debt instruments issued by publicly offered REITs that are not otherwise secured by real property. If our REIT subsidiary fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within

30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences.

As a result, our REIT subsidiary may be required to liquidate from its portfolio, or contribute to a TRS, should it decide to form one in the future, otherwise attractive investments, and may be unable to pursue investments that would be otherwise advantageous to it in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. These actions could have the effect of reducing the REIT subsidiary’s income and amounts available for distribution to us. Thus, compliance with the REIT requirements may hinder the REIT subsidiary’s ability to make, and, in certain cases, maintain ownership of certain attractive investments.

Risk of mezzanine loans failing to qualify as a real estate asset.

The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a partnership or other pass-through entity will be treated by the Internal Revenue Service as a real estate asset for purposes of the REIT assets tests, and interest derived from such a loan will be treated as qualifying mortgage interest for purposes of the REIT 75% and 95% income tests. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Our REIT subsidiary owns, and may acquire in the future, certain mezzanine loans and preferred equity investments (which it intends to treat as mezzanine loans for U.S. federal income tax purposes) that do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure. Consequently, there can be no assurance that the Internal Revenue Service will not successfully challenge the tax treatment of such mezzanine loans as qualifying real estate assets. To the extent that such mezzanine loans do not qualify as real estate assets, the interest income from such mezzanine loans would be qualifying income for the REIT 95% gross income test, but not for the REIT 75% gross income test and such mezzanine loans would be subject to the REIT 5% and 10% asset tests, which could jeopardize our REIT subsidiary’s ability to qualify as a REIT.

Risk of the Internal Revenue Service successfully challenging our REIT subsidiary’s treatment of its preferred equity and mezzanine loan investments as debt for U.S. federal income tax purposes.

Our REIT subsidiary invests in certain real estate related investments, including mezzanine loans, first mortgage loans, and preferred equity investments. There is limited case law and administrative guidance addressing whether certain preferred equity investments or mezzanine loans will be treated as equity or debt for U.S. federal income tax purposes. Our Manager received an opinion of tax counsel regarding the treatment of the preferred equity investments acquired by our REIT subsidiary pursuant to the REIT formation transactions as debt for U.S. federal income tax purposes. Our REIT subsidiary treats the preferred equity investments which it currently holds as debt for U.S. federal income tax purposes and as mezzanine loans that qualify as real estate assets, as discussed above. No private letter rulings have been obtained on the characterization of these investments for U.S. federal income tax purposes and an opinion of counsel is not binding on the Internal Revenue Service; therefore, no assurance can be given that the Internal Revenue Service will not successfully challenge the treatment of such preferred equity investments as debt and as real estate assets. If a preferred equity investment or mezzanine loan owned by our REIT subsidiary was treated as equity for U.S. federal income tax purposes, the REIT subsidiary would be treated as owning its proportionate share of the assets and earning its proportionate share of the gross income of the partnership or limited liability company that issued the preferred equity interest. Certain of these partnerships and limited liability companies are engaged in activities, which could cause the REIT subsidiary to be considered as earning significant nonqualifying income which would likely cause the REIT subsidiary to fail to qualify as a REIT or pay a significant penalty tax to maintain its REIT qualification.

The failure of assets subject to repurchase agreements that we may enter into to qualify as real estate assets could adversely affect the ability of our REIT subsidiary to qualify as a REIT.

We may enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase such assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant thereto. We believe that our REIT subsidiary will be treated for REIT asset and income test purposes as the owner of the assets that are the subject of such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could assert that our REIT subsidiary is not the owner of the assets during the term of the sale and repurchase agreement, in which case our REIT subsidiary could fail to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate and currency risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges an instrument described in clause (A) or (B) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under the applicable regulations promulgated by the Treasury Regulations.

Tax laws could change, which may have adverse tax consequences to an investor’s investment in us.

There may be future changes in tax laws resulting from legislative, administrative or judicial decisions, any of which may have adverse tax consequences to an investor’s investment in us. Any such change may or may not be retroactive to a time preceding its occurrence. Any such changes could have an adverse effect on an investment in us or on the market value or the resale potential of our investments. Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages.

ITEM 2.	FINANCIAL INFORMATION

Selected Financial Data

The following selected financial data as of and for the years ended December 31, 2016 and 2015 is derived from our consolidated financial statements which have been audited by KPMG LLP, our independent registered public accounting firm, as stated in their report. The consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, and the report thereon, are included elsewhere in the registration. The data should be read in conjunction with our consolidated financial statements and notes thereto, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined consolidated financial statements of Terra Funds 1 through 4 and notes thereto, and the consolidated financial statements of Terra Property Trust, Inc. and notes thereto, included elsewhere in this registration statement.

On January 1, 2016, we engaged in the REIT formation transactions pursuant to which Terra Funds 1 through 4 merged with subsidiaries of our Fund, and we in turn contributed the consolidated portfolio of net assets of our Fund and Terra Funds 1 through 4 to our REIT subsidiary and began to conduct our business through our REIT subsidiary. Accordingly, our financial results for the year ended December 31, 2016 reflect the consummation of the REIT formation transactions and, as a result, differ in certain respects from our financial results for the year ended December 31, 2015. For a description of the impact of the REIT formation transactions on certain aspects of our business and financial results for the year ended December 31, 2016 as compared to the year ended December 31, 2015, see “— Results of Operations.”

	As of and for the Years Ended December 31,
	2016 (1)	2015
Statement of operations data:
Investment income	$31,674,995	$21,278,762
Total operating expenses	1,567,003	10,405,340
Net investment income	30,107,992	10,873,422
Net increase in members’ capital resulting from operations	29,058,742	11,132,093

Per unit data:
Net asset value	$42,423	$42,451
Net investment income	4,344	3,797
Net increase in members’ capital resulting from operations	4,193	3,888
Capital distributions	4,418	4,250

Balance sheet data:
Total assets	$290,468,284	$173,357,892
Total investments	290,419,317	155,923,180
Obligations under participation agreements	—	31,918,716
Members’ capital	289,586,404	122,208,698

Other information:
Internal rate of return at year end (2)	5.43%	0.34%
Number of investments at year end	1	19
Loans made and purchase of other investments	$(10,000,000)	$(91,623,617)
Proceeds from repayments of investments (3)	$6,791,237	$52,766,226
Proceeds from obligations under participation agreements	$—	$21,089,785
Repayments on obligations under participation agreements	$—	$(11,326,707)

(1)	The financial data as of and for the year ended December 31, 2016 reflects the impact of the REIT formation transactions and the contribution of the consolidated portfolio of net assets of the Terra Funds to our REIT subsidiary.
(2)	For a detailed description of our computation of internal rate of return at year end, see Note 10 to our consolidated financial statements for the years ended December 31, 2016 and 2015 included elsewhere in this registration statement.
(3)	Amount for the year ended December 31, 2016 represents a return of capital.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with the audited consolidated financial statements and related notes thereto, the audited consolidated financial statements and related notes thereto of our REIT subsidiary, the audited consolidated financial statements and related notes thereto of Terra Funds 1 through 4, and the “Selected Financial Data” and “Business” sections included elsewhere in this Form 10. Our REIT subsidiary is not consolidated into our Fund as our REIT subsidiary is not an investment company. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 10, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should read Item 1A. “Risk Factors” and the “Cautionary Note Regarding Forward-Looking Statements” section of this Form 10 for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

Overview

We are a real estate finance company that originates, structures and funds real estate-related loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, preferred equity investments and other loans related to high quality commercial real estate in the United States. We make substantially all of our investments and conduct substantially all of our real estate lending business through our REIT subsidiary. Our objective is to provide attractive risk-adjusted returns to our members, primarily through dividends. There can be no assurances that we will be successful in meeting our objective.

On January 1, 2016, Terra Funds 1 through 4 merged with subsidiaries of our Fund, which in turn contributed the consolidated portfolio of net assets of the Terra Funds to our REIT subsidiary. We elected to engage in the REIT formation transactions to continue our business as a REIT for U.S. federal income tax purposes, and to provide our members with a more broadly diversified portfolio of assets while at the same time providing us with enhanced access to capital and borrowings, lower operating costs and enhanced opportunities for growth.

As of December 31, 2016, through our REIT subsidiary, we held a portfolio comprised of 38 investments in 15 states with an aggregate current principal balance of $326.0 million, a weighted average interest rate of 12.38%, a weighted average loan-to-value ratio of 73.40% and a weighted average remaining term to maturity of 1.39 years. For the year ended December 31, 2016, our net investment portfolio, net of obligations under participation agreements and mortgage loan payable, had an average outstanding principal balance of approximately $261.0 million and the average interest rate was approximately 13.5%. The portfolio is diversified across loan products, property types and geographies.

Factors Impacting Operating Results

Our operating results are affected by a number of factors and primarily depend on, among other things, the level of the interest income from targeted assets, the market value of our assets and the supply of, and demand for, real estate-related loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, preferred equity investments and other loans related to high quality commercial real estate in the United States, and the financing and other costs associated with our business. Interest income and borrowing costs may vary as a result of changes in interest rates, which could impact the net interest we receive on our assets. Our operating results may also be impacted by conditions in the financial markets and unanticipated credit events experienced by borrowers under our loan assets.

Market Risk

Our investments are highly illiquid and there is no assurance that we will achieve our investment objectives, including targeted returns. Due to the illiquidity of the investments, valuation of our investments may be difficult, as there generally will be no established markets for our investments.

Credit Risk

Credit risk represents the potential loss that we would incur if our borrowers failed to perform pursuant to the terms of their obligations to us. We minimize our exposure to credit risk by limiting exposure to any one individual borrower and any one asset class. Additionally, we employ an asset management approach and monitor the portfolio of investments, through, at a minimum, quarterly financial review of property performance including net operating income, loan-to-value, debt service coverage ratio, or DSCR, and the debt yield. We also require certain borrowers to establish a cash reserve, as a form of additional collateral, for the purpose of providing for future interest or property-related operating payments.

Mezzanine loans and preferred equity investments are subordinate to senior mortgage loans and, therefore, involve a higher degree of risk. In the event of a default, mezzanine loans and preferred equity investments will be satisfied only after the senior lender’s investment is fully recovered. As a result, in the event of a default, we may not recover all of our investment.

We maintain all of our cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

Concentration Risk

We hold real estate-related investments through our REIT subsidiary. Thus, our investment portfolio may be subject to a more rapid change in value than would be the case if we were required to maintain a wide diversification among industries, companies and types of investments. The result of such concentration in real estate assets is that a loss in such investments could materially reduce our capital.

Liquidity Risk

Liquidity risk represents the possibility that we may not be able to sell our positions at a reasonable price in times of low trading volume, high volatility and financial stress.

Interest Rate Risk

Interest rate risk represents the effect from a change in interest rates, which could result in an adverse change in the fair value of our interest-bearing financial instruments. With respect to our business operations, increases in interest rates, in general, may over time cause: (i) the interest expense associated with variable rate borrowings to increase; (ii) the value of real estate-related loans to decline; (iii) coupons on variable rate loans to reset, although on a delayed basis, to higher interest rates; (iv) to the extent applicable under the terms of our investments, prepayments on real estate-related loans to slow, and (v) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase.

Conversely, decreases in interest rates, in general, may over time cause: (i) the interest expense associated with variable rate borrowings to decrease; (ii) the value of real estate-related loans to increase; (iii) coupons on variable rate real estate-related loans to reset, although on a delayed basis, to lower interest rates (iv) to the extent applicable under the terms of our investments, prepayments on real estate-related loans to increase, and (v) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

Prepayment Risk

Prepayments can either positively or adversely affect the yields on investments. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we do not collect a prepayment fee in connection with a prepayment or are unable to invest the proceeds of such prepayments received, the yield on the portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, the anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Use of Leverage

We may deploy moderate amounts of leverage as part of our operating strategy, which may consist of borrowings under first mortgage financings, warehouse facilities, repurchase agreements and other credit facilities. While borrowing and leverage present opportunities for increasing total return, they may have the effect of potentially creating or increasing losses.

Critical Accounting Policies and Use of Estimates

Our consolidated financial statements are prepared in conformity with United States generally accepted accounting principles, or U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. In preparing the consolidated financial statements, management has utilized available information, including industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. As we execute our expected operating plans, we will describe additional critical accounting policies in the notes to our future consolidated financial statements in addition to those discussed below.

Revenue Recognition

Revenue is accounted for under Accounting Standards Codification, or ASC, 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Dividend Income: Dividend income associated with our ownership of our REIT subsidiary is recognized on the record date as declared periodically by our REIT subsidiary.

Interest Income: Interest income, which applies to our REIT subsidiary for the year ended December 31, 2016 and to our Fund for the year ended December 31, 2015, is accrued based upon the outstanding principal amount and contractual terms of the loans and preferred equity investments that we expect to collect and is accrued and recorded on a daily basis. Discounts and premiums on investments purchased are accreted or amortized over the expected life of the respective investment using the effective yield method, and are included in interest income in the consolidated statements of operations. Loan origination fees and exit fees, net of portions attributable to obligations under participation agreements, are capitalized and amortized or accreted to interest income over the life of the investment using the effective interest method. Income accrual is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of our Manager, recovery of income and principal becomes doubtful. Interest is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Other Revenues: Prepayment fee income is recognized as prepayments occur. All other income is recognized when earned.

Fair Value Measurements

The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Our financial assets and liabilities were recorded at fair value on our consolidated statements of assets and liabilities and were categorized based on the inputs valuation techniques as follows:

•	Level 1. Quoted prices for identical assets or liabilities in an active market.

•	Level 2. Financial assets and liabilities whose values are based on the following:

o	Quoted prices for similar assets or liabilities in active markets.

o	Quoted prices for identical or similar assets or liabilities in non-active markets.

o	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

o	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially full term of the asset or liability.

•	Level 3. Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

Unobservable inputs reflect our assumptions about the factors that market participants would use in pricing an asset or liability, and would be based on the best information available.

Any changes to the valuation methodology will be reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we will continue to refine our valuation methodologies. The methods used may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We will use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

Valuation of Obligations under Participation Agreements

For the year ended December 31, 2015, we elected the fair value option under ASC Topic 825 — Financial Instruments relating to accounting for debt obligations at their fair value for obligations under participation agreements which arose due to partial loan sales which did not meet the criteria for sale treatment under ASC Topic 860, Transfers and Servicing. We employ the yield approach valuation methodology used for the real-estate related loan investments on our obligations under participation agreements.

Income Taxes

No provision for U.S. Federal and state income taxes has been made in the accompanying consolidated financial statements, as individual members are responsible for their proportionate share of our taxable income. We, however, are liable for New York City Unincorporated Business Tax, or NYC UBT, and various other municipality taxes for the year ended December 31, 2015. NYC imposes UBT at a statutory rate of 4% on net income generated from ordinary business activities carried on in NYC. For the year ended December 31, 2016, none of our income was subject to NYC UBT.

We did not have any uncertain tax positions that met the recognition or measurement criteria of ASC 740-10-25, Income Taxes, nor did we have any unrecognized tax benefits as of the periods presented herein. We recognize interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in our consolidated statements of operations. For the years ended December 31, 2016 and 2015, we did not incur any interest or penalties. Although we file federal and state tax returns, our major tax jurisdiction is federal. Our inception-to-date federal tax years remain subject to examination by the Internal Revenue Service.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services. In July 2015, the FASB postponed the effective date of this new guidance from January 1, 2017 to January 1, 2018. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We do not expect the adoption of ASU 2014-09 to have a material impact on our consolidated financial statements and disclosure.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments provide a definition of the term “substantial doubt” and include principles for considering the mitigating effect of management’s plans. The amendments also require an evaluation every reporting period, including interim periods for a period of one year after the date that the financial statements are issued (or available to be issued), and certain disclosures when substantial doubt is alleviated or not alleviated. The amendments in this update are effective for reporting periods ending after December 15, 2016. We adopted ASU 2014-15 in 2016. The adoption of ASU 2014-15 did not have a material impact on our consolidated financial statements and disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. ASU 2015-03 is effective for fiscal years that begin after December 15, 2015 and early adoption is permitted. We adopted ASU 2015-03 beginning January 1, 2016. The adoption of ASU 2015-03 did not have a material impact on our consolidated financial statements and disclosures.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustment, or ASU 2015-16. ASU 2015-16 requires that an acquirer recognize adjustments identified during the business combination measurement period in the reporting period in which the adjustment amounts are determined. The effects on earnings due to changes in depreciation, amortization, or other income effects as a result of the change are also recognized in the same period’s financial statements. ASU 2015-16 also requires that acquirers present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, early adoption is permitted, and prospective application is required for adjustments that are identified after the effective date of this update. We adopted ASU 2015-16 beginning January 1, 2016. The adoption of ASU 2015-03 did not have a material impact on our consolidated financial statements and disclosures.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, or ASU 2016-01. ASU 2016-01 retains many current requirements for the classification and measurement of financial instruments; however, it significantly revises an entity’s accounting related to (i) the classification and measurement of investments in equity securities and (ii) the presentation of certain fair value changes for financial liabilities measured at fair value. ASU 2016-01 also amends certain disclosure requirements associated with the fair value of financial instruments. This guidance is effective for annual and interim periods beginning after December 15, 2017, and early adoption is not permitted for public business entities. Management is currently evaluating the impact these changes will have on our consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), or ASU 2016-02. ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. Additionally, the new standard requires extensive quantitative and qualitative disclosures. ASU 2016-02 is effective for U.S. GAAP public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years; for all other entities, the final lease standard will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. This ASU is not expected to have any impact on our consolidated financial statements as we do not have any lease arrangements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, a Consensus of the FASB’s Emerging Issues Task Force, or ASU 2016-15. ASU 2016-15 provides guidance on how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. We do not expect the adoption of ASU 2016-15 to have a material impact on our consolidated financial statements and disclosure.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a Consensus of the FASB’s Emerging Issues Task Force, or ASU 2016-18. ASU 2016-18 requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 does not provide a definition of restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public business entities for annual and interim periods beginning after December 15, 2017. For all other entities, ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period, and should be applied using a retrospective transition method. We are currently evaluating the impact of this change will have on our consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, or ASU 2017-01. ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a “set,” that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the impact of this change will have on our consolidated financial statements and disclosures.

Results of Operations

On January 1, 2016, we engaged in the REIT formation transactions pursuant to which Terra Funds 1 through 4 merged with subsidiaries of our Fund, and we in turn contributed the consolidated portfolio of net assets of our Fund and Terra Funds 1 through 4 to our REIT subsidiary and began to conduct our business through our REIT subsidiary. Accordingly, our financial results for the year ended December 31, 2016 reflect the consummation of the REIT formation transactions and, as a result, differ in certain respects from our financial results for the year ended December 31, 2015. Set forth below is a description of the impact of the REIT formation transactions on certain aspects of our business and operating results for the year ended December 31, 2016 (following the REIT formation transactions) as compared to the year ended December 31, 2015 (prior to the REIT formation transactions):

•	Following the REIT formation transactions, our portfolio of assets, which is held by our REIT subsidiary, was comprised of the consolidated net assets of our Fund and Terra Funds 1 through 4. Prior to the consummation of the REIT formation transactions, our portfolio of assets did not include the net assets of Terra Funds 1 through 4.

•	Prior to the REIT formation transactions, our assets largely appeared on our balance sheet as investments in our real estate related loans. However, following the REIT formation transactions, our investment in our REIT subsidiary appears as a single line item on our balance sheet, and we do not consolidate the underlying real estate related loans owned by our REIT subsidiary.

•	Prior to the REIT formation transactions, our primary source of investment income was interest income on our real estate related loans, whereas following the REIT formation transactions our investment income consists primarily of dividend income from our REIT subsidiary.

•	Prior to the REIT formation transactions, our operating expenses included interest expense from obligations under participation agreements and fees and expense reimbursements paid to the Manager under the management agreement, whereas following the REIT formation transactions these expenses were instead borne by our REIT subsidiary as described below.

•	Prior to the REIT formation transactions, our business was subject to the NYC UBT and other municipal taxes, whereas following the REIT formation transactions we do not expect to be subject to any such taxes.

In addition, on September 1, 2016, our REIT subsidiary entered into a management agreement with the Manager pursuant to which the Manager provides certain services to our REIT subsidiary and our REIT subsidiary pays fees associated with such services. The origination fee, asset management fee, asset servicing fee, disposition fee, and operating expenses reimbursed to the Manager that were previously paid by us are now paid by our REIT subsidiary. The only fee we are responsible for paying the Manager is the incentive distributions equal to 15% of distributions paid by us once we pay cumulative distributions to holders of units equal to the capital invested by such members, plus a preferred return ranging from 8.5% to 9.0% (depending on the historical preferred return applicable to the Terra Fund units held by such member prior to the consummation of the REIT formation transactions). Although as a result of the above and other factors, our results of operations prior to the REIT formation transactions are not necessarily comparable with our results following the completion of the transactions, we nevertheless believe that the discussion below can be meaningful to investors.

The following table presents the comparative results of our operations:

	Years Ended December 31,
	2016	2015	Change
Investment income
Dividend income	$31,666,409	$—	$31,666,409
Interest income	—	19,930,213	(19,930,213)
Prepayment fee income	—	1,134,082	(1,134,082)
Other operating income	8,586	214,467	(205,881)
Total investment income	31,674,995	21,278,762	10,396,233
Operating expenses			—
Interest expense from obligations under participation agreements	—	4,193,186	(4,193,186)
Merger transaction fees	388,692	2,537,455	(2,148,763)
Operating expenses reimbursed to the Manager	—	1,400,466	(1,400,466)
Asset management fee	—	1,216,785	(1,216,785)
Professional fees	1,139,749	174,718	965,031
State and local taxes	—	594,086	(594,086)
Asset servicing fee	—	282,421	(282,421)
Other	38,562	6,223	32,339
Total operating expenses	1,567,003	10,405,340	(8,838,337)
Net investment income	30,107,992	10,873,422	19,234,570
Net change in unrealized (depreciation) appreciation on investments	(1,049,250)	543,281	(1,592,531)
Net change in unrealized appreciation on obligations under participation agreements	—	(287,213)	287,213
Realized gain on investments	—	2,603	(2,603)
Net realized and unrealized gain on investments	(1,049,250)	258,671	(1,307,921)
Net increase in members’ capital resulting from operations	$29,058,742	$11,132,093	$17,926,649

Dividend Income

2016 — For the year ended December 31, 2016, we received dividends totaling $38.5 million, or $2.58 per share, from our REIT subsidiary, of which $31.7 million was recorded as dividend income, representing the REIT subsidiary’s net operating income for the period, and $6.8 million was recorded as a return of capital.

2015 — For the year ended December 31, 2015, there were no dividends received.

Interest Income

2016 — For the year ended December 31, 2016, we did not earn any interest income as we conducted our business through our REIT subsidiary. For the same period in 2016, our REIT subsidiary recorded interest income of $38.7 million, primarily consisting of $41.0 million of contractual interest income, partially offset by $2.3 million of amortization of net purchase premiums. For the year ended December 31, 2016, the weighted-average outstanding principal balance on the gross investments of our REIT subsidiary was approximately $313.0 million and the weighted-average interest rate was approximately 12.7%. On a net basis, that is, gross investments net of obligations under participation agreements and mortgage loan payable, the weighted-average outstanding principal balance was approximately $261.0 million and the weighted-average interest rate was approximately 13.5%.

2015 — For the year ended December 31, 2015, interest income was $19.9 million, primarily consisting of $19.7 million of contractual interest income and $0.3 million of net origination fee and exit fee income. For the year ended December 31, 2015, the weighted-average outstanding principal balance on our gross investments was approximately $144.5 million and the weighted-average interest rate on the investments was approximately 13.4%. On a net basis, the weighted-average outstanding principal balance was approximately $113.4 million and the weighted-average interest rate was approximately 13.4%.

Prepayment Fee Income

Prepayment fee income represents prepayment fees charged to borrowers for the early repayment of loans.

2016 — For the year ended December 31, 2016, we did not receive any prepayment fees as we conducted our business through our REIT subsidiary. For the same period in 2016, our REIT subsidiary received prepayment fees of $4.0 million from the early repayment of three loans, including $3.6 million from one loan as the borrower repaid the loan two years before the scheduled maturity date.

2015 — For the year ended December 31, 2015, we received prepayment fees of $1.1 million from the early repayment of two loans.

Other operating income

2016 — For the year ended December 31, 2016, other operating income was immaterial.

2015 — For the year ended December 31, 2015, other operating income was $0.2 million, primarily related to loan processing fees and loan monitoring fees.

Interest Expense from Obligations under Participation Agreements

2016 — For the year ended December 31, 2016, we did not record any interest expense from obligations under participation agreements as we conducted our business through our REIT subsidiary. For the same period in 2016, our REIT subsidiary recorded $3.3 million of interest expense from obligations under participation agreements. For the year ended December 31, 2016, the average outstanding principal balance on obligations under participation agreements was approximately $24.3 million and average interest rate was approximately 13.3%.

2015 — For the year ended December 31, 2015, interest expense from obligations under participation agreement was $4.2 million. For the year ended December 31, 2015, the average outstanding principal balance on obligations under participation agreements was approximately $31.1 million and the average interest rate was approximately 13.47%.

Merger Transaction Fees

Merger transaction fees represent fees incurred in connection with the REIT formation transactions. Terra Capital Markets, LLC, an affiliate of our Manager, served as the dealer manager for the consent solicitation and was paid a voting advisory fee of $750 per initial unit sold to members in the Terra Funds and a dealer manager fee of 0.5% of the aggregate offering price of the units originally issued by the Terra Funds. Most of these fees were re-allowed to participating dealers. The Terra Funds also incurred costs for legal, accounting, and other professional services in connection with the consent solicitation.

2016 — For the year ended December 31, 2016, we recorded additional merger transaction fees of $0.4 million.

2015 — For the year ended December 31, 2015, the Terra Funds recorded total merger transaction fees of $5.8 million, of which $2.5 million was allocated to us.

Operating Expenses Reimbursed to Manager

2016 — For the year ended December 31, 2016, we did not reimburse any operating expenses to the Manager as our REIT subsidiary was responsible for such payment. For the same period in 2016, our REIT subsidiary recorded $3.3 million of operating expenses reimbursed to the Manager.

2015 — Under the terms of the operating agreement with the Manager, we reimbursed the Manager for operating expenses incurred in connection with services provided to us, including our allocable share of the Manager’s overhead, such as rent, employee costs, utilities, and technology costs. Total costs reimbursed to the Manager for the year ended December 31, 2015 was $1.4 million.

Asset Management Fee

2016 — For the year ended December 31, 2016, we did not record any asset management fee to the Manager as our REIT subsidiary was responsible for paying the asset management fee. For the same period in 2016, our REIT subsidiary recorded $3.3 million of asset management fee to the Manager.

2015 — Under the terms of the operating agreement with the Manager, we paid the Manager a monthly asset management fee at an annual rate of 1% of the aggregate funds under management, which includes the aggregate gross acquisition price for each real estate-related investment and cash held by us. Total asset management fee for the year ended December 31, 2015 was $1.2 million.

Professional Fees

2016 — For the year ended December 31, 2016, professional fees were $1.1 million, primarily consisting of (i) $0.6 million of fees related to the additional SEC financial statement audit and reporting requirements in relation to the initial filing of our registration statement on Form 10; (ii) $0.2 million of fees related to the audit of our 2016 financial statements and the preparation of our 2016 income tax return; (iii) $0.2 million of transfer agent fees; and (vi) $0.1 million of additional profession fees incurred in connection with the preparation and filing of our registration statement on Form 10.

2015 — For the year ended December 31, 2015, professional fees were $0.2 million, primarily consisting of $0.1 million of audit fee and $0.1 million of transfer agent fee.

State and Local Taxes

2016 — For the year ended December 31, 2016, none of our income was subject to federal, state or local taxes because we conducted our business through our REIT subsidiary. For the same period in 2016, we believe that our REIT subsidiary satisfied all the requirements for a REIT and accordingly, no provision for income taxes was made in its consolidated financial statements.

2015 — For the year ended December 31, 2015, no provision for U.S. Federal and state income taxes was made in the consolidated financial statements, as individual members of our company were responsible for their proportionate share of the taxable income. We, however, were liable for the NYC UBT and various other municipality taxes. New York City imposes the NYC UBT at a statutory rate of 4% on net income generated from ordinary business activities carried on in New York City. The NYC UBT for the year ended December 31, 2015 was $0.6 million.

Asset Servicing Fee

2016 — For the year ended December 31, 2016, we did not record any asset servicing fee to the Manager as our REIT subsidiary was responsible for paying the asset servicing fee. For the same period in 2016, our REIT subsidiary recorded $0.8 million of asset servicing fee.

2015 — Under the terms of the operating agreement, we paid the Manager a monthly servicing fee at an annual rate of 0.25% of the aggregate gross funds under management. Total asset servicing fee for the year ended December 31, 2015 was $0.3 million.

Net Change in Unrealized Appreciation or Depreciation on Investments and Obligations under Participation Agreements

Net change in unrealized appreciation or depreciation reflects the change in the portfolio investment values during the reporting period, including any reversal of previously recorded unrealized gains or losses, when gains or losses are realized.

2016 — For the year ended December 31, 2016, we recorded a net change in unrealized depreciation on investments of $1.0 million.

2015 — For the year ended December 31, 2015, we recorded net change in unrealized appreciation on investments of $0.5 million and net change in unrealized appreciation on obligations under participation agreements of $0.3 million.

Net Increase in Members’ Capital Resulting from Operations

2016 — For the year ended December 31, 2016, the resulting net increase in members’ capital resulting from operations was $29.1 million.

2015 — For the year ended December 31, 2015, the resulting net increase in members’ capital resulting from operations was $11.1 million.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including fund and maintain our assets and operations, making distributions to our members and other general business needs. We use significant cash to make distributions to our members. Our primary sources of cash are generally consist of cash generated from our operating results. We may also borrow under our financing sources or issue additional equity, equity-related and debt securities to fund our distributions to our members.

Cash Flows for the Years Ended December 31, 2016 and 2015

Cash Flows Provided by (Used in) Operating Activities

2016 — For the year ended December 31, 2016, cash flows provided by operating activities was $15.6 million, primarily due to net increase in members capital resulting from operations of $29.1 million and dividends received from our REIT subsidiary as a return of capital of $6.8 million. These increases in cash were partially offset by $10.0 million used to purchase shares of common stock of our REIT subsidiary, a $6.3 million decrease in net operating liabilities primarily related to the payment of merger transaction fees, and $5.0 million of cash transferred to our REIT subsidiary.

2015 — For the year ended December 31, 2015, cash flows used in operating activities was $13.7 million, primarily due to cash used to make investments of $91.6 million, partially offset with proceeds from repayments of investments of $52.8 million. We also received proceeds from obligations under participation agreements of $21.1 million and used $11.3 million to repay obligations under participation agreements. Additionally, for the year ended December 31, 2015, net increase in members’ capital resulting from operations was $11.1 million, and net operating liabilities increased by $5.6 million primarily related to $2.5 million of unpaid merger transaction fees and $2.7 million of deposits on investments returned to us.

Cash Flows used in Financing Activities

2016 — For the year ended December 31, 2016, net cash used in financing activities was $17.4 million, primarily due to distributions paid to members of $30.6 million and cash used for capital redemptions of $15.8 million, including $12.3 million used to redeem Terra Fund 1 and Terra Fund 2 Termination Units, partially offset by proceeds from capital contributions from the concurrent private placement, net of selling commissions and dealer manager fees, of $25.6 million and cash of $3.5 million acquired in the REIT formation transactions.

2015 — For the year ended December 31, 2015, net cash used in financing activities was $3.5 million, primarily due to distributions paid to members of $12.2 million, partially offset by proceeds from capital contributions, net of selling commissions and dealer manager fees, of $8.7 million.

Contractual Obligations and Commitments

The management agreement between our REIT subsidiary and the Manager provides for the payment of an asset management fee, asset servicing fee, origination fee, disposition fee and transaction breakup fee to our Manager, an incentive fee if our financial performance exceeds certain benchmarks, and the reimbursement of certain expenses. The asset management fee, asset servicing fee and the incentive fee are accrued and expensed during the period for which they are calculated and earned. For a more detailed discussion on the fees payable under the management agreement, see “Item 5. Directors and Executive Officers — Compensation to Our Manager.”

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not have any off-balance sheet financings or liabilities.

Quantitative and Qualitative Disclosures about Market Risk

We may be subject to financial market risks, including changes in interest rates. To the extent that we borrow money to make investments, our net investment income will be dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. In periods of rising interest rates, our cost of funds would increase, which may reduce our net investment income. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

As of December 31, 2016, we had one investment with a principal balance of approximately $50.5 million that provides for interest income indexed to London Interbank Offered Rate, or LIBOR, with a LIBOR floor of 0.5%. A decrease of 1% in LIBOR would decrease our annual interest income by approximately $0.1 million and an increase of 1% in LIBOR would increase our annual interest income by approximately $0.5 million.

We may hedge against interest rate and currency exchange rate fluctuations by using standard hedging instruments, such as interest rate swaps and caps. While hedging activities may protect us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates. For the years ended December 31, 2016 and 2015, we did not engage in interest rate hedging activities.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our loan assets and our related financing obligations. We may use a number of sources to finance our targeted assets. Although the Manager does not currently intend to do so, we may mitigate interest rate risk through utilization of hedging instruments, interest rate swap agreements, interest rate cap agreements, interest rate floor agreements or other financial instruments that we deem appropriate. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings.

Interest Rate Effect on Net Interest Income

Our operating results are impacted by differences between the income earned on our assets and our cost of any future borrowings and hedging activities. The cost of our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs together with the yields on loan assets generally will increase, but may increase at differing levels, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, the terms of our loans and borrowings, as well as the magnitude and duration of the interest rate increase. We seek to mitigate this risk by attempting to match the interest rate adjustment features of our loans and our borrowings.

Prepayment Risks

Our operating results are impacted by levels of prepayments of our assets, which can either positively or adversely affect the yields on investments. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we do not collect a prepayment fee in connection with a prepayment or are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, the anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Credit Risk

We are subject to varying degrees of credit risk in connection with holding a portfolio of our targeted assets. With respect to our loan portfolio, we seek to manage credit risk by limiting exposure to any one individual borrower and any one asset class. Additionally, we employ an asset management approach and monitor the portfolio of investments, through, at a minimum, quarterly financial review of property performance including net operating income, loan-to-value, DSCR and the debt yield. We also require certain borrowers to establish a cash reserve, as a form of additional collateral, for the purpose of providing for future interest or property-related operating payments.

ITEM 3.	PROPERTIES

Information related to the properties collateralizing our loans is set forth under “Item 1. Business—Our Loan Portfolio.”

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2017, certain information regarding the ownership of units of our Fund by:

•	the Manager;

•	each of our executive officers;

•	all of our executive officers as a group; and

•	any person who is known by us to be the beneficial owner of more than 5% of our units.

Each listed person’s beneficial ownership includes:

•	all units the investor actually owns beneficially or of record;

•	all units over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all units the investor has the right to acquire within 60 days.

Unless otherwise indicated, all units are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the members listed below is the address of our principal executive office, 805 Third Avenue, 8th Floor, New York, NY 10022.

Name and Address	Number of Units Beneficially Owned	Percentage of All Units
Terra Income Advisors
Simon J. Mildé	—	—
Bruce D. Batkin	0.48	*
Gregory Pinkus	—	—
Daniel J. Cooperman	—	—
Stephen H. Hamrick(1)	6.69	*
All executive officers as a group (5 persons)	7.17	*
5% or Greater Beneficial Owners
John Sonnentag(2)	505.50	7.41%

*	Less than 1% of the outstanding shares of our units.
(1)	Includes 1.68 units owned by Mr. Hamrick’s spouse.
(2)	Consists of: (i) 303.30 units owned by the Sonnentag Foundation Ltd. for which Mr. Sonnentag serves as President and Director and has the sole voting and investment power over these shares and (ii) 202.20 units owned by the John J. Sonnentag Living Trust for which Mr. Sonnentag serves as trustee and has sole voting and investment power.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

The sole managing member of our Fund is the Manager, which is responsible for managing our business and affairs. In such capacity, the Manager controls decisions taken by us relating to our ownership of shares of common stock of our REIT subsidiary and advises us on all matters related to our operations and administration, which encompasses managing our relationship and communications with our members, managing our liquidity and the payment of monthly and liquidating distributions to our members, and preparing financial statements, tax returns and member tax statements.

Board of Directors of Our REIT Subsidiary

We do not have any directors or employees. We conduct substantially all of our business through our REIT subsidiary, which is supervised by its board of directors, comprised of three directors, pursuant to the terms and provisions of our REIT subsidiary’s bylaws and Articles of Incorporation, as amended. The name, age, position and biography of each member of our REIT subsidiary’s board of directors is set forth below:

Name	Age	Position
Simon J. Mildé	70	Chairman
Bruce D. Batkin	63	Chief Executive Officer
Gregory M. Pinkus	52	Chief Financial Officer and Chief Operating Officer

Simon J. Mildé serves as our Chairman, the Chairman of the Manager and serves as the initial Chairman of the Board of Directors of our REIT subsidiary. He has also served as Chairman of Terra Capital Advisors, LLC, or Terra Capital Advisors; Terra Capital Advisors 2, LLC, or Terra Capital Advisors 2; and Terra Income Advisors 2, LLC, or Terra Income Advisors 2, since April 2009, September 2012 and October 2016, respectively. Mr. Mildé co-founded Terra Capital Partners and has served as the Chairman of its board of directors since its formation in 2001 and its commencement of operations in 2002. He also serves as the Chairman of Terra Fund 1, Terra Fund 2, Terra Fund 3, Terra Fund 4 and Fund 5 International, Terra International and Terra Fund 7 since July 2009, May 2011, January 2012, September 2012, June 2014, October 2016 and October 2016, respectively. He has also served as Chairman of Terra Fund 6 since May 2013. He has over 40 years’ experience in global real estate finance, investment and management. Prior to founding Terra Capital Partners, Mr. Mildé was founder, CEO and Chairman of Jones Lang Wootton North America (formerly Jones Lang LaSalle Incorporated and now JLL), the second-largest commercial real estate broker in the world, from 1977 to 1994. He was also one of the founders of JLW Realty Advisors, which has grown into a $50 billion global real estate investment management business. Today, its successor company ranks as one of the largest real estate investment managers in the world. Mr. Mildé has also served as the Chairman and CEO of The Greenwich Group International, a global real estate investment banking firm, and Capital District Properties, a commercial real estate development and investment company since 1995 and 2004, respectively. He was a former member of the Royal Institution of Chartered Surveyors and was a former Governor of the Real Estate Board of New York and former member of the Advisory Board of the Real Estate Institute of New York University. Mr. Mildé attended Regent Street Tech College in London, England and the Royal Institution of Chartered Surveyors in England.

Bruce D. Batkin serves as our Chief Executive Officer, the Chief Executive Officer of the Manager, the Chief Executive Officer, President and one of the initial directors of our REIT subsidiary. He has also served as Chief Executive Officer of Terra Capital Advisors, Terra Capital Advisors 2 and Terra Income Advisors 2 since April 2009, September 2012 and October 2016, respectively. Mr. Batkin has also served as President of Terra Fund 1 since July 2009 and as Chief Executive Officer of Terra Fund 2, Terra Fund 3, Terra Fund 4, Fund 5 International, Terra International and Terra Fund 7 since May 2011, January 2012, September 2012, June 2014, October 2016 and October 2016, respectively. He has also served as Chief Executive Officer and director of Terra Fund 6, since May 2013. As a co-founder of Terra Capital Partners, he has served as its President and Chief Executive Officer since its formation in 2001 and its commencement of operations in 2002, managing its real estate debt and equity investment programs. Mr. Batkin has over 35 years’ experience in real estate acquisition, finance, development, management and investment banking. Prior to founding Terra Capital Partners, he held senior management positions at Merrill Lynch & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation (now Credit Suisse (USA) Inc.), ABN AMRO Bank N.V. and several private real estate development partnerships. Mr. Batkin has acquired major commercial properties throughout the United States and has acted as managing partner in over $5 billion of real estate investments for domestic and foreign investors. He is a member of the Urban Land Institute, the Real Estate Academic Initiative at Harvard University, the Cornell Real Estate Council and the Committee for Economic Development. He is also a participant in the Yale CEO Summit. Mr. Batkin received a B.Arch. from Cornell University and an M.B.A. from Harvard Business School.

Gregory M. Pinkus serves as our Chief Financial Officer and Chief Operating Officer, the Chief Financial Officer and Chief Operating Officer of the Manager and serves as the Chief Financial Officer, Treasurer and Secretary and one of the initial directors of our REIT subsidiary. He has served as (i) the Chief Financial Officer of Terra Capital Advisors, Terra Capital Advisors 2 and Terra Income Advisors 2 since May 2012, September 2012 and October 2016, respectively; (ii) the Chief Operating Officer of each of Terra Capital Advisors, Terra Capital Advisors 2 and Terra Capital Partners since July 2014; (iii) the Chief Operating Officer of Terra Income Advisors 2 since October 2016; (iv) the Chief Financial Officer, and Secretary and Treasurer, of each of Terra Fund 1, Terra Fund 2 and Terra Fund 3 since May 2012 and, for Terra Fund 4, since July 2014; (v) the Chief Financial Officer, Treasurer and Secretary of Terra Fund 6 since May 2013 and Chief Operating Officer of Terra Fund 6 since July 2014; and (vi) the Chief Financial Officer and Chief Operating Officer of Fund 5 International, Terra International and Terra Fund 7 since June 2014, October 2016 and October 2016, respectively. Prior to joining Terra Capital Partners in May 2012, he served as Assistant Controller for W.P. Carey & Co. from 2006 to August 2010 and as Controller from August 2010 to May 2012. Mr. Pinkus also served as Controller and Vice President of Finance for several early-stage technology companies during the period of 1999 to 2005. Additionally, he managed large-scale information technology budgets at New York Life Insurance Company from 2003 to 2004 and oversaw an international reporting group at Bank of America from 1992 to 1996. Mr. Pinkus is a Certified Public Accountant and member of the American Institute of Certified Public Accountants. He holds a B.S. in Accounting from the Leonard N. Stern School of Business at New York University.

Compensation of the Directors of Our REIT Subsidiary

We do not pay compensation to the directors of our REIT subsidiary.

Executive Officers of the Manager

Our REIT subsidiary has entered into a management agreement with the Manager, pursuant to which the Manager provides certain services to our REIT subsidiary and our REIT subsidiary pays fees associated with such services. The Manager is responsible for managing our REIT subsidiary’s day-to-day operations and all matters affecting its business and affairs, including responsibility for determining when to buy and sell real estate-related assets. The Manager is not obligated under the management agreement to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. Each of the executive officers of the Manager also holds the same executive officer positions with us. The names, ages, positions and biographies of the Manager’s officers are as follows:

Name	Age	Position
Simon J. Mildé	70	Chairman
Bruce D. Batkin	63	Chief Executive Officer
Stephen H. Hamrick	64	President
Gregory M. Pinkus	52	Chief Financial Officer and Chief Operating Officer
Daniel J. Cooperman	42	Chief Originations Officer

For biographical information regarding Messrs. Mildé, Batkin and Pinkus, see “— Board of Directors of Our REIT Subsidiary” above.

Stephen H. Hamrick serves as our President and President of the Manager. He has also been President of Terra Capital Advisors, Terra Capital Advisors 2 and Terra Income Advisors 2 since January 2011, September 2012 and October 2016, respectively, as well as the President of Terra Fund 2, Terra Fund 3, Terra Fund 4, Fund 5 International, Terra Fund 6, Terra International and Terra Fund 7 since May 2011, January 2012, September 2012, June 2014, May 2013, October 2016 and October 2016, respectively. Mr. Hamrick has over 35 years’ experience in the investment management business. Prior to joining Terra Capital Partners in January 2011, he served as President of Lightstone Value Plus REIT from 2006 to July 2010. From 2001 to 2006, he held various positions at W.P. Carey & Co., including Chairman of Carey Financial, LLC and Managing Director. From 1988 until 1994, Mr. Hamrick served as National Director of Private Investments for UBS PaineWebber, where he was also a member of that firm’s Management Council, and from 1975 until 1988, he held positions ranging from Account Executive to National Director of Private Placements at E.F. Hutton. In those roles, he was responsible for the creation and distribution of alternative investment funds comprising assets in excess of $15 billion. Mr. Hamrick also had management and offering experience with some of the earliest business development companies, or BDCs, public or private. In 1988, he became the first chairman of Mezzanine Capital Corporation, which served as the General Partner of Fiduciary Capital Partners, L.P. and Fiduciary Capital Pension Partners, L.P., or the Fiduciary Funds, funds that invested primarily in subordinated debt and related equity securities issued as the “mezzanine financing” for friendly leveraged buyouts, acquisitions and recapitalizations and, as the Administrative General Partner for Kagan Media Partners, L.P., a BDC that acquired subordinated debt instruments with equity participations in cable television systems and other media properties. Mr. Hamrick served as chairman of Mezzanine Capital Corporation, as a member of the Fiduciary Funds’ investment committee and as chairman of the General Partner of the Fiduciary Funds’ manager until 1994. Mr. Hamrick has been a Certified Financial Planner, a director of mutual fund families, a member of the NYSE MKT Listings Qualifications Panel and the Listings Panel for NASDAQ as well as Chairman of the Securities Industry Association’s Direct Investment Committee and of the Investment Program Association. Mr. Hamrick holds a B.S. in Economics and an A.B. in English from Duke University.

Daniel J. Cooperman has served as our Chief Originations Officer since January 2015, having previously served as our Managing Director of Originations until January 2015. He has also served as Chief Originations Officer of our Manager since February 2015. Mr. Cooperman has served as Chief Originations Officer of (i) each of Terra Capital Advisors and Terra Capital Advisors 2 since January 2015, having previously served as Managing Director of Originations until January 2015 of Terra Capital Advisors and Terra Capital Advisors 2 since April 2009 and September 2012, respectively; (ii) each of Terra Fund 2, Terra Fund 3, Terra Fund 4, and Fund 5 International since January 2015, having previously served as Managing Director of Originations until January 2015 of Terra Fund 1, Terra Fund 2, Terra Fund 3, Terra Fund 4 and Fund 5 International since July 2009, May 2011, January 2012, September 2012 and June 2014, respectively; (iii) Terra Fund 6 since February 2015, having previously served as Managing Director Originations from May 2013 until February 2015; and (vi) each of Terra Income Advisors 2, Terra International, and Terra Fund 7 since October 2016. Mr. Cooperman has 18 years’ experience in the acquisition, financing, leasing and asset management of commercial real estate with an aggregate value of over $5 billion. Prior to the formation of Terra Capital Partners in 2001 and its commencement of operations in 2002, Mr. Cooperman handled mortgage and mezzanine placement activities for The Greenwich Group International, LLC. Prior to joining The Greenwich Group, Mr. Cooperman worked in Chase Manhattan Bank’s Global Properties Group, where he was responsible for financial analysis and due diligence for the bank’s strategic real estate acquisitions and divestitures. Prior to that time, he was responsible for acquisitions and asset management for JGS, a Japanese conglomerate with global real estate holdings. Mr. Cooperman holds a B.S. in Finance from the University of Colorado at Boulder.

Compensation to the Manager

Our REIT subsidiary currently pays the following fees to the Manager:

Origination Fee. An origination fee in the amount of 1.0% of the amount used to originate, acquire, fund, acquire or structure real estate-related loans, including any third-party expenses related to such investment. In the event that the term of any real estate-related loan is extended, the Manager also receives an origination fee equal to the lesser of (i) 1% of the principal amount of the loan being extended or (ii) the amount of fee paid by the borrower in connection with such extension. The origination fee is offset by the amount of any origination fee received by us from borrowers.

Asset Management Fee. A monthly asset management fee at an annual rate equal to 1.0% of the aggregate funds under management, which includes the loan origination amount or aggregate gross acquisition cost, as applicable, for each real estate-related investment and cash held by us.

Asset Servicing Fee. A monthly asset servicing fee at an annual rate equal to 0.25% of the aggregate gross origination price or aggregate gross acquisition price for each real estate-related loan then held by us (inclusive of closing costs and expenses).

Disposition Fee. A disposition fee in the amount of 1.0% of the gross sale price received by us from the disposition of each loan, but not upon the maturity, prepayment, workout, modification or extension of a loan unless there is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of (i) 1.0% of the principal amount of the loan and (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property equal to 1% of the sales price.

Transaction Breakup Fee. In the event that we receive any “breakup fees,” “busted-deal fees,” termination fees, or similar fees or liquidated damages from a third-party in connection with the termination or non-consummation of any investment or disposition transaction, the Manager will be entitled to receive one-half of such amounts, in addition to the reimbursement of all out-of-pocket fees and expenses incurred by the Manager with respect to its evaluation and pursuit of such transactions.

Incentive Distribution

The Manager is entitled to receive incentive distributions equal to 15% of distributions paid by us once we pay cumulative distributions to holders of units equal to the capital invested by such members, plus a preferred return ranging from 8.5% to 9.0% (depending on the historical preferred return applicable to the Terra Fund units held by such member prior to the consummation of the REIT formation transactions). The preferred return applicable to our units sold in the private placement concurrent with the REIT formation transactions is 8.5%.

Expense Reimbursement

In addition to the fees described above, we and our REIT subsidiary reimburse the Manager and its affiliates for costs incurred by them in managing our REIT subsidiary and its portfolio of real estate-related loans.

Fiduciary Duties of the Manager

The Manager is responsible for the control and management of our business and must exercise good faith and integrity in handling our affairs. Pursuant to the management agreement between our REIT subsidiary and the Manager, the Manager has a fiduciary responsibility for the safekeeping and use of all our funds and assets, whether or not in our immediate possession and control, and may not use or permit another to use such funds or assets in any manner except for our exclusive benefit. The Terra Funds will not be commingled with the funds of any other person or entity except for operating revenues from the real estate-related assets. The Manager may employ persons or firms to carry out all or any portion of the our business and has the authority to employ contractors, architects, attorneys, accountants, engineers, appraisers or other persons or entities to assist us in management and operation. Some or all of such persons or entities may be affiliates.

Our amended and restated operating agreement provides that the Manager will not be liable to us or our members for any act or omission performed or omitted by it in good faith, but will be liable only for willful misconduct or gross negligence. Members may, accordingly, have a more limited right of action against the Manager than they would have absent such an exculpatory provision in our amended and restated operating agreement.

Our amended and restated operating agreement generally provides for indemnification of the Manager, its members, shareholders, affiliates, officers, partners, directors, employees, agents and assigns, by us (to the extent of our assets) for any loss or damage incurred by them in connection with our business not arising out of willful misconduct or gross negligence. In the case of a liability arising from an alleged violation of securities laws, the Manager may obtain indemnification only if (i) the Manager is successful in defending the action, (ii) the action is settled and the court specifically approves the settlement and the indemnification of such settlement, or (iii) in the opinion of our counsel, the right to indemnification has been settled by controlling precedent. It is the opinion of SEC that indemnification for liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

The management agreement between us and the Manager contains similar provisions (to those discussed above) relating to the potential liability of the Manager and to its rights to indemnification.

ITEM 6.	EXECUTIVE COMPENSATION

Each of our officers is an employee of the Manager. Because our management agreement provides that the Manager is responsible for managing our affairs, our officers do not receive any compensation from us for serving as our officers. Our officers, in their capacities as officers or personnel of the Manager or its affiliates, will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Various conflicts of interest exist in the relationship between us and the Manager and its affiliates. The Manager has sole control over our organization and operations and will resolve conflicts of interest through the exercise of its judgment. The Manager has a fiduciary responsibility for the safekeeping and use of all of our funds and assets, whether or not in our immediate possession and control, and may not use or permit another to use such funds or assets in any manner except for our exclusive benefit. In addition, our amended and restated operating agreement contains provisions designed to guard against conflicts of interest. However, our amended and restated operating agreement does not directly address each potential conflict and does not provide for any particular mechanism to fully resolve these conflicts. There is a possibility that not all conflicts will be resolved in a manner favorable to us. Potential conflicts include those set forth below.

Receipt of Fees and Other Compensation by the Manager and its Affiliates

Our REIT subsidiary will pay substantial fees to the Manager and its affiliates. Further, we and our REIT subsidiary must reimburse the Manager and its affiliates for costs incurred by them in managing our REIT subsidiary and its portfolio of real estate-related loans

Our REIT subsidiary has entered into a management agreement with the Manager pursuant to which the Manager provides certain management services to our REIT subsidiary, subject to oversight by its board of directors. The Manager’s responsibilities to our REIT subsidiary include, among others, investing in, and disposing of, assets, borrowing money, entering into contracts and agreements in connection with our REIT subsidiary’s business and purpose, providing administrative support and performing such other services as are delegated to the Manager by our REIT subsidiary’s board of directors. In performing its duties, the Manager is subject to a fiduciary responsibility for the safekeeping and use of all funds and assets of our REIT subsidiary. In consideration of its providing such services, the Manager is entitled to certain fees from our REIT subsidiary as described below. The original management agreement between Terra Capital Advisors, LLC and our REIT subsidiary was entered into on January 1, 2016. On September 1, 2016, our REIT subsidiary terminated the original management agreement and entered the current management agreement with the Manager. The current management agreement runs co-terminus with our amended and restated operating agreement, which terminates on December 31, 2023, unless sooner dissolved in accordance with the terms of our amended and restated operating agreement.

During the year ended December 31, 2016, our REIT subsidiary paid the Manager the following fees under the management agreement: $3.3 million in asset management fees, $0.8 million in asset servicing fees, $2.9 million in origination fees; $1.1 million in disposition fees, and $3.3 million of operating expense reimbursements. For additional details related to the fees payable under the management agreement, see “Item 5. Directors and Executive Officers — Compensation to the Manager.”

Subject to its fiduciary responsibilities and the terms of our amended and restated operating agreement, the Manager has sole discretion with respect to the terms and timing of our investments, although it is anticipated that those investments will be consistent with our investment objectives and strategy. It is further anticipated that the Manager will exercise its discretion through the management agreement with our REIT subsidiary. The agreements and arrangements, including those relating to compensation, between our REIT subsidiary and the Manager and its affiliates are not the result of arm’s-length negotiations and may create conflicts between the interests of the Manager and its affiliates, on the one hand, and us, our members and our REIT subsidiary on the other.

The Manager and its Affiliates May Compete With Us

The Manager and its affiliates may engage in real estate-related transactions on their own behalf or on behalf of other entities.

The Manager and its affiliates have, and in the future will have, legal and financial obligations with respect to its other programs that are similar to the Manager’s obligations to us. For example, affiliates of the Manager are the external managers to Fund 5 International, Terra Fund 6 and Terra Fund 7, all of which follow investment strategies that are similar to our strategy. Competition for investments among the real estate-related investment programs sponsored by the Manager and its affiliates will create a conflict of interest. In determining which program should receive an investment opportunity, the Manager will first evaluate the investment objectives of each program to determine if the opportunity is suitable for each program. If the proposed investment is appropriate for more than one program, the Manager will then evaluate the portfolio of each program, in terms of diversity of geography, underlying property type, tenant concentration and borrower, to determine if the investment is most suitable for one program in order to create portfolio diversification. If such analysis is not determinative, the Manager will allocate the investment to the program with uncommitted funds available for the longest period of time or, to the extent feasible, prorate the investment between the programs in accordance with uninvested funds.

Related Party Transactions

Related party transactions are those where we or the Manager on our behalf, transact with affiliated companies. The Manager and its affiliates are permitted to enter into certain transactions and perform certain services for us. Although those transactions will be subject to the limitations set forth in our amended and restated operating agreement, those transactions, or the potential for those transactions, could cause conflicts for the Manager with respect to performing its duties. Related party transactions will not be the result of an arm’s-length negotiation.

Allocation of the Manager’s Time

We rely on the Manager to manage our day-to-day activities and to implement our investment strategy. The Manager and certain of its affiliates are presently, and plan in the future to continue to be, involved with activities that are unrelated to us. As a result of these activities, the Manager, its employees and certain of its affiliates will have conflicts of interest in allocating their time between us and the other activities in which they are or may become involved, including the management of Fund 5 International, Terra Fund 6, Terra International and Terra Fund 7. The Manager and its employees will devote only as much of its or their time to our business as it and its employees, in their judgment, determine is reasonably required, which may be substantially less than their full time. Therefore, the Manager, its personnel and certain affiliates may experience conflicts of interest in allocating management time, services and functions among us and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other affiliated entities than to us.

However, we believe that the members of the Manager’s senior management and the other key debt finance professionals performing services for us on behalf of the Manager have sufficient time to fully discharge their responsibilities to us and to the other businesses in which they are involved. We believe that the Manager’s executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer or affiliate devotes to us will vary during the course of the year and depend on business activities at the given time. We expect that these executive officers and affiliates will generally devote more time to programs raising and investing capital than to programs that have completed their offering stages, though from time to time each program will have its unique demands. Because many of the operational aspects of Terra Capital Partners-sponsored programs are very similar, there are significant efficiencies created by the same team of individuals at the Manager providing services to multiple programs. For example, the Manager has streamlined the structure for financial reporting, internal controls and investment approval processes for the programs.

Competition and Allocation of Investment Opportunities

Employees of the Manager are simultaneously providing investment advisory or management services to other affiliated entities, including Fund 5 International, Terra Fund 6, Terra International and Terra Fund 7.

The Manager may determine it appropriate for us and one or more other investment programs managed by the Manager or any of its affiliates to participate in an investment opportunity. To the extent we are able to make co-investments with investment programs managed by the Manager or its affiliates, these co-investment opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating programs. In addition, conflicts of interest or perceived conflicts of interest may also arise in determining which investment opportunities should be presented to us and other participating programs.

To mitigate these conflicts, the Manager will seek to execute such transactions on a fair and equitable basis and in accordance with its allocation policies, taking into account various factors, which may include: the source of origination of the investment opportunity; investment objectives and strategies; tax considerations; risk, diversification or investment concentration parameters; characteristics of the security; size of available investment; available liquidity and liquidity requirements; regulatory restrictions; and/or such other factors as may be relevant to a particular transaction.

Receipt of Compensation by Affiliates

The payments to the Manager and certain of its affiliates have not been determined through arm’s-length negotiations, and are payable regardless of our profitability. The Manager and its affiliates receive fees for their services, including an origination fee, asset management fee, asset servicing fee, disposition fee and transaction break-up fee. In addition, the Manager is entitled to receive incentive distributions equal to 15% of distributions paid by us once we pay cumulative distributions to holders of units equal to the capital invested by such members plus a preferred return ranging from 8.5% to 9.0%, depending on the historical preferred return applicable to their Terra Fund units. The preferred return applicable to the units sold in the private placement concurrent with the REIT formation transactions is 8.5%.

To the extent the terms of the management arrangement with the Manager are amended in the future, including if we enter into a new management agreement with the Manager or its affiliates, the terms of any such arrangement will not have been determined through arm’s-length negotiations and may be payable, in whole or in part, regardless of profitability.

Loans Involving Affiliates

We do not make any loans to the Manager or to any of its affiliates. In addition, we do not make any loans to its dealer manager, Terra Capital Markets, LLC, or any entities or individuals affiliated with its dealer manager.

Under our amended and restated operating agreement, the Manager or its affiliates may, but will have no obligation to, make loans to us to acquire assets or to pay our operating expenses. Any such loan will bear interest at the actual cost of funds to the Manager and provide for the payment of principal and any accrued but unpaid interest in accordance with the terms of the promissory note evidencing such loan, but in no event later than our dissolution. Any such loans would not be the result of arm’s-length negotiations and could create conflicts between the interests of the Manager and its affiliates on the one hand and us and our members on the other.

The Resolution of Conflicts Will Be Undertaken by Employees of the Manager and its Affiliates

In the event of a conflict between us and the Manager or the Manager’s affiliates, the conflict will be resolved by the Manager. Although the Manager has certain fiduciary responsibilities to us and to our members, a conflict of interest policy relating to the resolution of conflicts between us or our REIT subsidiary and the Manager and its affiliates does not exist.

No Independent Counsel

Pursuant to the terms of our amended and restated operating agreement, each of our members acknowledges and agrees that counsel representing us, the Manager and its affiliates does not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of our members in any respect.

Representation in Tax Audit Proceedings

The Manager is designated as our “tax matters partner” and is authorized and directed by our amended and restated operating agreement to represent us and our members, at our expense, in connection with all examinations of our affairs by federal tax authorities, including any resulting administrative or judicial proceedings. Those proceedings may involve or affect other programs for which the Manager or its affiliates act as manager. In those situations, the positions taken by the Manager with respect to us may have differing effects on us and the other programs. Any decisions made by the Manager with respect to those matters will be made in a manner consistent with its duties to us and to our members.

Other Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationship with the Manager. In the future, we may enter into additional transactions with Terra Capital Partners. In particular, we may invest in, or acquire, certain of our investments through joint ventures with Terra Capital Partners or its affiliates or purchase assets from, sell assets to or arrange financing from or provide financing to its other vehicles. Any such transactions will require approval of the Manager. There can be no assurance that any procedural protections will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.

ITEM 8.	LEGAL PROCEEDINGS

We and the Manager are not currently party to any material litigation, nor to our knowledge is any litigation threatened against us or the Manager, or any of our or the Manager’s executive officers, or any affiliates thereof, which may materially affect our operations or projected goals.

ITEM 9.	MARKET PRICE OF DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established trading market for our units. As of December 31, 2016, we had 6,826.59 units outstanding held by a total of approximately 3,189 investors.

As of December 31, 2016, there were no outstanding options, warrants to purchase our units or securities convertible into our units. In addition, as of December 31, 2016, there were no units that could be sold pursuant to Rule 144 under the Securities Act or that we have agreed to register under the Securities Act for sale and there were no units that were being, or were publicly proposed to be, publicly offered by us.

Distributions

Following the completion of the REIT formation transactions, the Manager approved an increase in the monthly distribution payable in respect of each units in respect of the first full quarterly period following the closing of the REIT formation transactions to 9.0% per annum on $50,000 per unit. In addition, the Manager approved an initial payment on each Termination Unit in respect of the first full quarterly period following the closing of the REIT formation transactions equal to 6.0% per annum on the Unreturned Invested Capital (as defined in our operating agreement) associated with each Termination Unit. The timing and amount of future distributions and payments will continue to be made at the sole discretion of the Manager and subject to such factors the Manager considers to be relevant, including the amount of funds available for distribution or payment, our financial condition, whether to reinvest or distribute such funds, capital expenditure and reserve requirements and general operational requirements. Because we cannot predict future cash flows or the performance of our REIT subsidiary, no assurance can be given that we will be able to continue to maintain in future periods distributions on units and payments on the Termination Units at levels approved by the Manager.

The following table summarizes our distributions declared during the year ended December 31, 2016:

Distribution Date	Distributions Per Continuing Income Unit	Distributions Per Fund 1 Termination Unit	Distributions Per Fund 2 Termination Unit	Distributions Per Fund 3 Termination Unit	Distributions Per Fund 4 Termination Unit
January 29, 2016	$375	$240	$248	$240	$247
February 29, 2016	$375	$240	$248	$240	$247
March 31, 2016	$375	$240	$248	$240	$247
April 29, 2016	$375	$188	$248	$240	$247
May 31, 2016	$375	$97	$248	$240	$247
June 30, 2016	$375	$—	$248	$240	$247
July 29, 2016	$375	$—	$248	$240	$247
August 31, 2016	$375	$—	$248	$240	$247
September 30, 2016	$375	$—	$248	$240	$247
October 31, 2016	$375	$—	$248	$240	$247
November 30, 2016	$375	$—	$173	$240	$247
December 30, 2016	$375	$—	$89	$240	$247

The following table summarizes our distributions declared during the year ended December 31, 2015:

Distribution Date	Distributions Per Fund 1 Unit	Distributions Per Fund 2 Unit	Distributions Per Fund 3 Unit	Distributions Per Fund 4 Unit	Distributions Per Fund 5 Unit
January 30, 2015	$375	$375	$375	$375	$354
February 27, 2015	$375	$375	$375	$375	$354
March 31, 2015	$375	$375	$375	$375	$354
April 30, 2015	$375	$375	$375	$375	$354
May 29, 2015	$375	$375	$375	$375	$354
June 30, 2015	$375	$375	$375	$375	$354
July 31, 2015	$375	$375	$375	$375	$354
August 31, 2015	$375	$375	$375	$375	$354
September 30, 2015	$375	$375	$375	$375	$354
October 30, 2015	$375	$375	$375	$375	$354
November 30, 2015	$375	$375	$375	$375	$354
December 31, 2015	$375	$375	$375	$375	$354

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

On January 1, 2016 we consummated the REIT formation transactions as described in “Item 1. Business.” In connection with the REIT formation transaction, we issued 3,206.64 units to investors in Funds 1 through 4 who wished to continue their investment in our Fund (as reorganized in the REIT formation transactions) and 463.69 Termination Units to investors in Funds 1 through 4 who wished to enter the liquidity phase of their investment, in each case in exchange for their existing interests in Funds 1 through 4. We also issued 573.46 units to investors in a private placement concurrent with the REIT formation transactions at a price of $47,000 per unit, which reflects the reduced front-end load relative to the existing members’ initial investment of $50,000 per unit.

The aforementioned units and Termination Units were issued in reliance upon an exemption from registration under the federal securities laws provided by Regulation D promulgated under Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder, and from qualification under state securities laws. Each investor who received units and Termination Units has represented that it (i) is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and (ii) has acquired such securities for its own account for investment purposes only and not for resale or distribution.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Rights and Limitations of Members

The units represent our limited liability company interests and entitle their holders to participate in certain allocations and distributions. Persons who hold units are our members and are entitled to vote on certain matters. See “— Description of the Amended and Restated Operating Agreement.”

The units may not be freely assigned and are subject to restrictions on transfer by law, by regulation in the state where they are sold, and by our amended and restated operating agreement, and may be subject to restrictions on transfer imposed by lenders. It is not anticipated that a public trading market in the units will develop.

There are substantial restrictions on the transferability of the units in our amended and restated operating agreement and imposed by federal and state securities laws. Lenders may also impose additional restrictions on the transferability of units. Before selling or transferring a unit, a member must obtain the written consent of the Manager and comply with applicable requirements of federal and state securities laws and regulations, including the financial suitability requirements of such laws or regulations. It is highly unlikely that any market for the units will ever develop. You should view an investment in the units solely as a long-term investment.

In addition, our amended and restated operating agreement provides that an assignee of the units may not become a member without meeting certain conditions and without the consent of the Manager, which consent the Manager may withhold in its sole discretion. Further, no transfer will be allowed unless the Manager determines that the transfer will not cause us to be “publicly traded” for tax purposes.

The units are not registered under the Securities Act or the securities laws of any state. The units may not be transferred or resold unless they are registered under the Securities Act and registered or qualified under applicable state securities laws or unless exemptions from such registration and qualification are available.

Appropriate legends setting forth the restrictions on transfer of the units will be set out on any certificates representing units. It is currently not anticipated that certificates will be issued with respect to the units. Except as described under “—Termination Units,” the foregoing description of the rights and limitations of members also applies to the Termination Units.

Distribution of REIT Shares

At a later date, in the Manager’s sole discretion, we may elect to distribute our REIT subsidiary’s shares to our members and, as a result, our members would become the direct owners of our REIT subsidiary’s shares. If we distribute our REIT subsidiary’s shares to our members, our REIT subsidiary’s shares will be allocated among members first based on their ownership of units. Such amounts will then be adjusted to take into account the portion of such shares that are required to be distributed to the Manager in respect of its incentive interest in our Fund, with our REIT subsidiary’s shares being valued at the date of distribution at their book value (if distributed prior to a liquidity event), at the IPO price in the case of an IPO (if distributed within 60 days after the IPO) or at the trading value for such shares over the 10-trading day period prior to such distribution (if distributed at any time after the expiration of such 60-day period). We hold approximately 14.9 million shares of our REIT subsidiary pursuant to the REIT formation transactions.

Termination Units

Holders of Termination Units issued as consideration in the REIT formation transactions in respect of each Fund are entitled to receive, to the extent authorized by the Manager, in redemption of their Termination Units an amount equal to the book value (measured as of the quarter end prior to the redemption) attributable to such units on or before the original expected liquidation date of such Fund, provided that we have received, prior to such date, sufficient repayments of principal on our assets to cover, in the judgment of the Manager, amounts needed to fund the redemption. To the extent there is any shortfall in the principal repayments received by us to fund the redemption of Termination Units attributable to any Terra Fund, the Manager will seek to fund the redemption as soon thereafter as sufficient principal repayments are received by us. For this purpose, the book value attributable to the Termination Units, which may differ from the book value per Termination Unit calculated in accordance with U.S. GAAP, shall equal their allocable share of our assets, which will be based on the lower of unamortized cost of investments or fair market value, less our liabilities, as determined by the Manager. In determining book value attributable to the Termination Units, the Manager shall have discretion to make adjustments to book value to take into account circumstances occurring either before or after the date of determination to prevent substantial dilution or enlargement of the amounts payable to holders of Termination Units upon redemption relative to the economic interests of such holders as determined by the Manager. The amount a holder of Termination Units receives in redemption of Termination Units will be further adjusted for any redemption payments made to the holder in respect of such Termination Units. The Manager is permitted to make redemption payments in respect of Termination Units in installments over time or in one single payment.

Consistent with the original expected liquidation dates of Terra Fund 1 and Terra Fund 2, holders of Termination Units in Terra Fund 1 were liquidated in May 2016 and holders of Termination Units in Terra Fund 2 were liquidated in December 2016. Accordingly, as of December 31, 2016, an aggregate of 170.9 Termination Units remained outstanding, consisting of 120.5 Termination Units in Terra Fund 3 and 50.4 Termination Units in Terra Fund 4. The original expected liquidation dates for holders of Termination Units in Terra Fund 3 and Terra Fund 4 are September 2017 and July 2018, respectively, in each case subject to permitted extensions of up to two years. Holders of Termination Units in Terra Fund 3 and Terra Fund 4 are also authorized to receive distributions at a fixed rate of 6% per annum of the Unreturned Invested Capital (as defined in our operating agreement) attributable to such Termination Units, which was an aggregate of approximately $48,031 for holders of Termination Units in Terra Fund 3 and an aggregate of $49,456 for holders of Termination Units in Terra Fund 4, in each case as of December 31, 2016. Holders of Termination Units will not share in any increases in distributions that may be paid to holders of units in the future, but will be impacted by changes in their allocable share of our book value used to calculate the amount payable to them upon redemption of their Termination Units.

Holders of Termination Units shall have no voting rights with respect to any matter, other than with respect to a matter that is presented for vote to holders of units, which the Manager determines, in the Manager’s sole discretion, would disproportionately and adversely affect the holders of Termination Units in comparison to the holders of the units. For such matters to be approved, in addition to whatever vote is required from the holders of units, approval by holders representing a majority vote of all Termination Units voting as a single and separate class will also be required.

Description of the Amended and Restated Operating Agreement

General

The rights and obligations of our members are governed by our amended and restated operating agreement. The following is a summary of some of the material provisions of our amended and restated operating agreement and is qualified in its entirety by reference thereto. We have been formed under the Delaware Limited Liability Company Act, which we refer to as the Delaware Act. The Manager is Terra Income Advisors, LLC, a Delaware limited liability company.

Term and Dissolution

Unless sooner terminated by the Manager or by bankruptcy, insolvency, liquidation or dissolution, our existence as a legal entity will terminate on December 31, 2023.

Distributions

We make cash distributions to holders of units and the Manager out of net cash flow from operations, net disposition proceeds, and other cash available for distribution at such times as the Manager shall determine, in its sole discretion. The amount of cash available for distribution to members and the Manager may be reduced by distributions paid in redemption of or as a return on the Termination Units as described above under “—Termination Units.”

The Manager anticipates that distributions will continue to be made monthly on or about the 30th day of the month.

Distributions with respect to each calendar month will be distributed as follows:

•	First, to the holders of units (in proportion to their ownership of Distributable Units (as defined in our amended and restated operating agreement)) until each holder has received cumulative distributions equal to their Deemed Capital Contributions, provided that the aggregate distributions with respect to any such unit shall not exceed the Deemed Capital Contribution with respect to such unit. Once cumulative distributions with respect to a unit equal the Deemed Capital Contribution with respect to such unit, then no further distributions shall be made with respect to that unit until cumulative distributions on all Distributable Units are equal to the respective Deemed Capital Contributions of those units;

•	Second, to the holders of units (in proportion to their accrued but unpaid Preferred Return (as defined in our amended and restated operating agreement)) until each such holder has received cumulative distributions in an amount equal to their accrued but unpaid Preferred Return; and

•	Third, 85% to the holders of units (in proportion to their ownership of units) and 15% to the Manager.

Please see our amended and restated operating agreement, filed as Exhibit 3.1 hereto, for a more complete description of our distribution provisions.

The Manager, in its sole discretion, may elect to cause us to not distribute all or any portion of any funds from time to time, and instead reserve such funds, invest such funds in one or more additional real estate-related loans, or otherwise expend such funds for any proper purpose.

Termination Units

For more information regarding the Termination Units, see “— Termination Units.”

Compensation of the Manager and Its Affiliates

The Manager provides services to our REIT subsidiary, and the fees associated with such services are paid by our REIT subsidiary pursuant to a management agreement between our REIT subsidiary and the Manager. Such fees include an origination fee, asset management fee, asset servicing fee, disposition fee and transaction break-up fee. In addition, the Manager is entitled to receive incentive distributions equal to 15% of distributions paid by us once we pay cumulative distributions to holders of units equal to the capital invested by such members plus a preferred return ranging from 8.5% to 9.0%, depending on the historical preferred return applicable to their Terra Fund units. The preferred return applicable to the units sold in the private placement concurrent with the REIT formation transactions is 8.5%.

Restrictions on Transfer of Units

The units and the Termination Units may not be freely assigned and are subject to restrictions on transfer by law, by regulation in the state where they are sold, and by our amended and restated operating agreement. Before selling or transferring a unit or a Termination Unit, a member must obtain the prior written consent of the Manager, which consent may be withheld in the Manager’s sole and absolute discretion, and comply with applicable requirements of federal and state securities laws and regulations, including the financial suitability requirements of such laws or regulations. Subject to certain restrictions, a member will be allowed, without the Manager’s consent, to transfer all or a portion of such member’s units or Termination Units to a member of that member’s immediate family or a trust or other entity created or controlled by that member or members of that member’s immediate family.

Authority of the Manager

The Manager shall, subject to certain restrictions set forth in our amended and restated operating agreement, have full and complete authority, power and discretion to manage and control our, and our subsidiaries’, business, affairs and assets, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of our, and our subsidiaries’, business. In the course of its management, the Manager may, in its sole discretion, employ such persons, including, under certain circumstances, affiliates of the Manager, as it deems necessary for our efficient operation. In addition, the Manager may cause us to enter into a management agreement and grant to any such manager the power and discretion to manage and control the business, affairs and assets of our REIT subsidiary or its subsidiaries in consideration for such fees and expenses as specified in the management agreement, cause us to issue additional units from time to time for such consideration as the Manager shall determine, modify our amended and restated operating agreement to make any changes necessary to enable us to make an in-kind distribution of our REIT subsidiary’s shares and admit as the Manager any person or entity affiliated with the Manager.

Liabilities of Members

A member’s capital is subject to the risks of our business. Members are not permitted to take part in the management or control of our business. Assuming that we are operated in accordance with the terms of our amended and restated operating agreement, a member will not be liable for our liabilities in excess of such member’s total capital contributions and share of undistributed profits. Notwithstanding the foregoing, a member will be liable to us and our creditors for and to the extent of any distribution made to such member if such member knew at the time of the distribution that, after giving effect to such distribution, our remaining assets would not be sufficient to pay our outstanding liabilities (other than liabilities to our members on account of their interests in us).

Books and Records

At all times during our term, the Manager is required to keep true and accurate books of account of all of our financial activities. Such books of account are kept on the accrual basis of accounting. The Manager may make such elections for federal and state income tax purposes as it deems appropriate. Our fiscal year is the calendar year.

Voting Rights of Members

Although they are not permitted to take part in the management or control of our business, our members have the right to vote on certain matters as described in our amended and restated operating agreement, including the following:

•	removal of the Manager upon a finding of fraud, gross negligence or willful misconduct by the Manager;

•	admission of a manager, except where such new manager is an affiliate of the Manager, or election to continue our business after the Manager ceases to be the Manager when there is no remaining manager;

•	amendment of certain provisions of amended and restated operating agreement, except in cases in which the Manager has sole authority to amend the amended and restated operating agreement as described therein;

•	any merger or combination or roll-up of our Fund;

•	dissolution and winding up of our Fund; and

•	election to continue our business when there is a dissolution event.

The Manager may at any time call a meeting of our members, or may call for a vote of our members without a meeting, on matters on which our members are entitled to vote. In addition, a meeting of our members will be called by the Manager upon receipt of written request therefore by members holding more than 10% of the units entitled to vote.

Holders of Termination Units shall have no voting rights with respect to any matter, other than with respect to a matter that is presented for vote to the holders of units, which the Manager determines, in the Manager’s sole discretion, would disproportionately and adversely affect the holders of Termination Units in comparison to the holders of the units. For such matters to be approved, in addition to whatever vote is required from the holders of units, a majority of all Termination Units voting as a single class will also be required.

Amendments

Our amended and restated operating agreement may be amended by the Manager with a majority vote of the units, except where Termination Units are entitled to vote (as described above) and, except that the Manager may amend our amended and restated operating agreement without action by our members to:

•	modify the allocation provisions of our amended and restated operating agreement to comply with Section 704(b) of the Internal Revenue Code;

•	add to the representations, duties, services or obligations of the Manager or its affiliates for the benefit of our members;

•	cure any ambiguity or mistake, correct or supplement any provision in our amended and restated operating agreement that may be inconsistent with any other provision, or to make any other provision with respect to matters or questions arising under our amended and restated operating agreement that will not be inconsistent with the provisions of our amended and restated operating agreement;

•	delete or add any provision of our amended and restated operating agreement required to be so deleted or added by the staff of the SEC or by a state “blue sky” commissioner or similar official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of our members;

•	amend our amended and restated operating agreement to reflect the addition or substitution of members or the reduction of the capital accounts upon the return of capital to our members;

•	reconstitute our Fund under the laws of another state if beneficial;

•	modify our amended and restated operating agreement to make any changes requested or required by a lender that are required to obtain financing or add or delete any such provisions after repayment of any such loans;

•	minimize the adverse impact of, or comply with, any “plan assets” regulations, including the right to compulsorily redeem all or some units or Termination Units held by an investor, or to require the sale of all or any portion of any member’s units or Termination Units to one or more other members, in certain instances to avoid such adverse impact;

•	modify our amended and restated operating agreement in any manner that the Manager in its sole discretion determines is useful or required in furtherance of the REIT formation transactions;

•	modify our amended and restated operating agreement to make any changes necessary to enable us to make a distribution in-kind of our REIT subsidiary’s shares;

•	admit as the Manager any person or entity that is an affiliate of the Manager;

•	execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for the Manager under a special or limited power of attorney, and to take all such actions in connection therewith as the Manager shall deem necessary or appropriate with the signature of the Manager acting alone;

•	change our name and/or principal place of business; and

•	decrease the rights and powers of the Manager (so long as such decrease does not impair the ability of the Manager to manage us and conduct our business affairs).

No amendment shall be adopted pursuant to the last two bullet points above without the consent of our members unless the adoption of such amendment (i) is for the benefit of and not adverse to the interests of our members; (ii) is not inconsistent with provisions of our amended and restated operating agreement pertaining to our management and administration by the Manager; and (iii) does not affect the limited liability of our members or our status as a partnership for federal income tax purposes. Further, the Manager can amend our amended and restated operating agreement to comply with any lender requirement that we be a special purpose entity.

Special Power of Attorney

Upon being admitted as our member, each member will appoint the Manager as his, her or its true and lawful attorney-in-fact who may act in such member’s stead to execute, certify, acknowledge, swear to, file and record our amended and restated operating agreement, any and all amendments to our amended and restated operating agreement, which are adopted as provided in our amended and restated operating agreement and any and all other instruments the Manager may deem necessary or desirable to effect the purposes of our amended and restated operating agreement and carry out fully its provisions.

Removal of Manager

Under the terms of our amended and restated operating agreement, the Manager may be removed for fraud, gross negligence or willful misconduct on the part of the Manager, by an affirmative vote or written consent of our members owning at least a majority of the units then outstanding (excluding any units then owned by the Manager or its affiliates).

Issuance of Additional Units

The Manager may issue additional units or Termination Units, including fractions of units or Termination Units, to existing members or any other persons for such consideration and on such terms and conditions as the Manager may determine in its sole discretion, all without the approval of our members.

Tax Elections

Under the terms of our amended and restated operating agreement, the Manager is entitled to make all decisions regarding tax matters and elections, including an election under Section 754 of the Internal Revenue Code, or a 754 election. The Manager will consider requests from purchasers upon resale of the units or Termination Units to make a 754 election on our behalf although the Manager will not be required to make such an election.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated operating agreement generally provides for indemnification of the Manager, its members, shareholders, affiliates, officers, partners, directors, employees, agents and assigns, and any of our officers, by our Fund (to the extent of its assets) for any loss or damage incurred by them in connection with our business not arising out of willful misconduct or gross negligence. In the case of a liability arising from an alleged violation of securities laws, the Manager may obtain indemnification only if (i) the Manager is successful in defending the action, (ii) the action is settled and the court specifically approves the settlement and the indemnification of such settlement, or (iii) in the opinion of our counsel, the right to indemnification has been settled by controlling precedent. It is the opinion of the SEC that indemnification for liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

The management agreement executed between us and the Manager contains similar provisions to those discussed above relating to the potential liability of the Manager and to its rights to indemnification.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See “Index to Financial Statements” on page F-1 of this Form 10.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

See “Index to Financial Statements” on page F-1 of this Form 10.

(b) Exhibits

The following exhibits are filed as part of this Form 10 or hereby incorporated by reference to exhibits previously filed with the SEC:

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among the registrant, Terra Capital Advisors, LLC, Terra Secured Income Fund Merger Sub, LLC, and Terra Secured Income Fund, dated January 1, 2016
2.2	Agreement and Plan of Merger by and among the registrant, Terra Capital Advisors, LLC, Terra Secured Income Fund Merger Sub 2, LLC, and Terra Secured Income Fund 2, LLC, dated January 1, 2016
2.3	Agreement and Plan of Merger by and among the registrant, Terra Capital Advisors, LLC, Terra Secured Income Fund Merger Sub 3, LLC, and Terra Secured Income Fund 3, LLC, dated January 1, 2016
2.4	Agreement and Plan of Merger by and among the registrant, Terra Capital Advisors, Terra Capital Advisors 2, Terra Secured Income Fund 4, LLC, and Terra Secured Income Fund 4, LLC, dated January 1, 2016
2.5	Contribution Agreement by and among Terra Secured Income Fund, LLC, Terra Secured Income Fund 2, LLC, Terra Secured Income Fund 3, LLC, Terra Secured Income Fund 4, LLC, the registrant, and Terra Property Trust, Inc., dated January 1, 2016
2.6	Amendment No. 1 to the Contribution Agreement by and among Terra Secured Income Fund, LLC, Terra Secured Income Fund 2, LLC, Terra Secured Income Fund 3, LLC, Terra Secured Income Fund 4, LLC, the registrant, and Terra Property Trust, Inc., dated December 31, 2016
3.1	Amended and Restated Limited Liability Company Agreement of the registrant, dated January 1, 2016
10.1	Management Agreement between Terra Property Trust, Inc., and Terra Income Advisors, LLC, dated September 1, 2016
21.1	Subsidiaries

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA SECURED INCOME FUND 5, LLC

Date: April 28, 2017	By:	/s/ Bruce D. Batkin
	Name:	Bruce D. Batkin
	Title:	Chief Executive Officer

Notes to Consolidated Financial Statements

Terra Secured Income Fund 5, LLC

F-1

Report of Independence Registered Public Accounting Firm

The Members

Terra Secured Income Fund 5, LLC:

We have audited the accompanying consolidated statements of financial condition, including the consolidated schedule of investments of Terra Secured Income Fund 5, LLC (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terra Secured Income Fund 5, LLC as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

New York, New York

April 28, 2017

F-2

Terra Secured Income Fund 5, LLC

Consolidated Statements of Financial Condition

	December 31,
	2016	2015
Assets
Investments, at fair value — non-controlled (amortized cost of $133,407,773)	$—	$133,978,474
Equity investment in Terra Property Trust, Inc. at fair value — controlled (cost of $291,468,567)	290,419,317	—
Investments through participation interests, at fair value — non-controlled (amortized cost of $21,900,151) (Note 5)	—	21,944,706
Cash and cash equivalents	41,520	1,862,798
Restricted cash	—	14,302,423
Interest receivable	—	1,269,491
Other assets	7,447	—
Total assets	290,468,284	173,357,892

Liabilities
Obligations under participation agreements, at fair value (proceeds of $31,326,499) (Note 5)	—	31,918,716
Interest reserve and other deposits held on investments	—	14,302,423
Accounts payable and accrued expenses	441,388	2,303,978
Due to Manager	—	1,373,372
Taxes payable	—	389,137
Due to Terra Property Trust, Inc.	438,249	—
Interest payable	—	218,978
Distributions payable	2,243	—
Other liabilities	—	642,590
Total liabilities	881,880	51,149,194
Members’ capital	$289,586,404	$122,208,698

Commitments and contingencies (Note 8)

Components of members’ capital:
Managing member	$—	$—
Non-managing members	289,586,404	122,208,698
Members’ capital	$289,586,404	$122,208,698

See notes to consolidated financial statements.

F-3

Terra Secured Income Fund 5, LLC

Consolidated Statements of Operations

	Years Ended December 31,
	2016	2015
Investment income — non-controlled
Interest income	$—	$19,930,213
Prepayment fee income	—	1,134,082
Other operating income	8,586	214,467
Investment income — controlled
Dividend income	31,666,409	—
Total investment income	31,674,995	21,278,762
Operating expenses
Interest expense from obligations under participation agreements	—	4,193,186
Merger transaction fees	388,692	2,537,455
Operating expenses reimbursed to the Manager	—	1,400,466
Asset management fee	—	1,216,785
Professional fees	1,139,749	174,718
State and local taxes	—	594,086
Asset servicing fee	—	282,421
Other	38,562	6,223
Total operating expenses	1,567,003	10,405,340
Net investment income	30,107,992	10,873,422
Net change in unrealized depreciation on investments — controlled	(1,049,250)	—
Net change in unrealized appreciation on investments — non-controlled	—	543,281
Net change in unrealized appreciation on obligations under participation agreements — non-controlled	—	(287,213)
Realized gain on investments — non-controlled	—	2,603
Net realized and unrealized gain on investments	(1,049,250)	258,671
Net increase in members’ capital resulting from operations	$29,058,742	$11,132,093

See notes to consolidated financial statements.

F-4

Terra Secured Income Fund 5, LLC

Consolidated Statements of Changes in Members’ Capital

Years Ended December 31, 2016 and 2015

	Managing Member	Non-Managing Members	Total
Balance at January 1, 2015	$—	$113,083,192	$113,083,192
Capital contributions, net of selling commissions and dealer manager fees of $1,146,386	—	10,397,265	10,397,265
Offering expenses	—	(231,373)	(231,373)
Capital distributions	—	(12,172,479)	(12,172,479)
Increase in members’ capital resulting from operations:
Net investment income	—	10,873,422	10,873,422
Net change in unrealized appreciation on investments	—	543,281	543,281
Net change in unrealized appreciation on obligations under participation agreements	—	(287,213)	(287,213)
Realized gain on investment	—	2,603	2,603
Net increase in members’ capital resulting from operations	—	11,132,093	11,132,093
Balance, January 1, 2016	—	122,208,698	122,208,698
Capital contributions from Rights Offering, net of selling commissions and dealer manager fees of $1,277,916	—	25,597,713	25,597,713
Capital contributions from Merger	—	155,751,516	155,751,516
Capital distributions	—	(30,623,519)	(30,623,519)
Capital redemption	—	(12,406,746)	(12,406,746)
Increase in members’ capital resulting from operations:
Net investment income	—	30,107,992	30,107,992
Net change in unrealized depreciation on investments	—	(1,049,250)	(1,049,250)
Net increase in members’ capital resulting from operations	—	29,058,742	29,058,742
Balance, December 31, 2016	$—	$289,586,404	$289,586,404

See notes to consolidated financial statements.

F-5

Terra Secured Income Fund 5, LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net increase in members’ capital resulting from operations	$29,058,742	$11,132,093
Adjustments to reconcile net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Accretion of exit fees, net	—	34,565
Paid-in-kind interest income, net	—	(1,124,630)
Loans made and purchase of other investments	(10,000,000)	(91,623,617)
Proceeds from repayments of investments	—	52,766,226
Return of capital on investment	6,791,237	—
Proceeds from obligations under participation agreements	—	21,089,785
Repayments on obligations under participation agreements	—	(11,326,707)
Cash transferred to Terra Property Trust, Inc.	(5,034,571)	—
Realized gain on investments	—	(2,603)
Net change in unrealized depreciation (appreciation) on investments	1,049,250	(543,281)
Net change in unrealized appreciation on obligations under participation agreements	—	287,213

Changes in operating assets and liabilities:
Restricted cash	—	12,063,644
Deposits on investments	—	2,740,000
Interest receivable	351,883	(304,025)
Other assets	(7,447)	52,085
Interest reserve and other deposits held on investments	—	(12,063,644)
Accounts payable and accrued expenses	(5,155,443)	2,224,843
Due to Manager	(705,389)	311,114
Taxes payable	(621,177)	235,486
Interest payable	(172,051)	72,436
Other liabilities	—	285,435
Net cash provided by (used in) operating activities	15,555,034	(13,693,582)

Cash flows from financing activities:
Distributions paid	(30,621,277)	(12,172,479)
Proceeds from capital contributions, net of selling commissions and dealer manager fees	25,597,713	8,686,892
Payments for capital redemptions	(15,833,729)	—
Cash acquired in the Merger	3,480,981	—
Net cash used in financing activities	(17,376,312)	(3,485,587)

Net decrease in cash and cash equivalents	(1,821,278)	(17,179,169)
Cash and cash equivalents at beginning of year	1,862,798	19,041,967
Cash and cash equivalents at end of year	$41,520	$1,862,798

Supplemental Disclosure of Cash Flows Information:

	Years Ended December 31,
	2016	2015
Cash paid for interest	$—	$3,895,352
Cash paid for income taxes	$616,878	$358,600

F-6

Terra Secured Income Fund 5, LLC

Consolidated Statements of Cash Flows (Continued)

Supplemental Non-Cash Investing and Financing Activities:

In December 2015, the members approved the merger of Terra Secured Income Fund, LLC (“Terra Fund 1”), Terra Secured Income Fund 2, LLC (“Terra Fund 2”), Terra Secured Income Fund 3, LLC (“Terra Fund 3”) and Terra Secured Income Fund 4, LLC (“Terra Fund 4”) with and into subsidiaries of the Company (individually, the “Terra Fund”) through a series of separate mergers effective January 1, 2016 (collectively, the “Merger”), see Note 3. The following table summarizes the fair values of the assets acquired and liabilities assumed in the Merger:

Total Consideration:
Fair value of units issued	$155,751,516
155,751,516
Assets Acquired at Fair Value
Investments, at fair value	142,768,001
Investments through participation interests, at fair value	7,771,619
Equity investment in Terra Park Green Member, LLC, at fair value	16,900,000
Restricted cash	7,119,078
Interest receivable	1,412,840
Other assets	35,695
Liabilities Assumed at Fair Value
Obligations under participation agreements	(8,154,822)
Interest reserve and other deposits held on loan	(7,119,078)
Accounts payable and accrued expenses	(3,113,022)
Redemption liability	(3,426,983)
Due to Manager	(1,343,020)
Taxes payable	(232,040)
Interest payable	(80,807)
Other liabilities	(266,926)
Net assets acquired excluding cash	152,270,535
Cash acquired in the merger	$3,480,981

Following the Merger, the Company contributed the consolidated portfolio of net assets of the five Terra Funds to Terra Property Trust, Inc. (“Terra Property Trust”), a newly-formed and wholly-owned subsidiary of the Company, in exchange for the common shares of Terra Property Trust. The following table summarizes the fair values of the net assets contributed to Terra Property Trust:

Total Consideration:
Fair value of common stock of Terra Property Trust received	$288,259,804
288,259,804
Assets Contributed at Fair Value
Investments, at fair value	276,856,359
Investments through participation interests, at fair value	13,680,000
Equity investment in Terra Park Green Member, LLC, at fair value	16,900,000
Restricted cash	21,421,501
Interest receivable	2,382,546
Due from related parties	438,249
Other assets	35,695
Liabilities Transferred at Fair Value
Obligations under participation agreements	(24,147,097)
Interest reserve and other deposits held on loan	(21,421,501)
Due to Manager	(2,011,003)
Other liabilities	(909,516)
Net assets transferred excluding cash	283,225,233
Cash transferred to Terra Property Trust	$5,034,571

See notes to consolidated financial statements.

F-7

Terra Secured Income Fund 5, LLC

Consolidated Schedule of Investments

December 31, 2016

At December 31, 2016, the Company’s only investment is its equity interest in a wholly-owned subsidiary as presented below:

Investment - Controlled	Date Acquired	Number of Shares of Common Stock	Cost	Fair Value	% of Net Assets
Terra Property Trust, Inc. - 100% Owned	1/1/2016 and 3/7/2016	14,912,990	$291,468,567	$290,419,317	100.3%

The following table presents a schedule of investments held by Terra Property Trust, the Company’s wholly-owned subsidiary, as of December 31, 2016:

Collateral Location	Portfolio Company	Structure	Property Type	Interest Rate	Acquisition Date	Maturity Date	Principal Amount	Amortized Cost	Fair Value (1)	% of Net Assets (2)
	Investments — non-controlled:
US - AL	ASA Mgt. Holdings, LLC	Preferred equity investment	Multifamily	15.0%	4/7/2012	8/1/2022	$2,100,000	$2,145,498	$2,120,737	0.7%
	SVA Mgt. Holdings, LLC	Preferred equity investment	Multifamily	15.0%	4/7/2012	8/1/2022	1,600,000	1,637,463	1,615,800	0.6%
	Total US - AL						3,700,000	3,782,961	3,736,537	1.3%
US - CA	Palmer City-Core Stockton Street, LLC	Preferred equity investment	Hotel	12.0%	1/17/2014	12/17/2017	4,325,000	4,368,250	4,369,096	1.5%
	Encino Courtyard Mezzanine, LLC (3)	Mezzanine loan	Retail	13.5%	12/19/2012	1/6/2023	2,500,000	2,609,852	2,529,828	0.9%
	Maguire Partners-1733 Ocean, LLC	First mortgage	Office	LIBOR+8.5%	3/7/2016	3/9/2018	50,450,061	50,902,766	50,924,056	17.4%
	L.A. Warner Hotel Partners, LLC (4)(5)	Preferred equity investment	Hotel	13.3%	7/25/2014	8/4/2017	20,000,000	20,579,513	20,201,344	7.0%
	SD Carmel Hotel Partners, LLC (3)(4)(5)	Preferred equity investment	Hotel	12.0%	3/13/2015	1/31/2017	6,000,000	6,059,398	6,059,398	2.1%
	TSG-Parcel 1, LLC (4)(5)(6)	First mortgage	Land	12.0%	7/10/2015	4/10/2017	18,000,000	18,180,000	18,178,193	6.3%
	Total US - CA						101,275,061	102,699,779	102,261,915	35.2%
US - DE	BPG Office Partners III/IV LLC (4)(5)	Mezzanine loan	Office	13.0%	6/5/2015	6/5/2018	10,000,000	10,082,308	10,123,340	3.5%
US - FL	Beach Resort Management, LLC	Mezzanine loan	Hotel	13.0%	7/16/2012	8/1/2017	4,500,000	4,518,850	4,517,228	1.6%
	CGI Mezz 55MM, LLC (3)(4)(5)	Mezzanine loan	Mixed use	12.0% current 2.0% PIK	8/21/2014	9/6/2019	3,593,947	3,619,217	3,610,816	1.2%
	1100 Biscayne Management Holdco, LLC (4)(5)	Mezzanine loan	Hotel	12.0% current 3.0% PIK	4/24/2015	10/9/2017	15,359,671	15,488,644	15,257,412	5.2%
	Caton Mezz, LLC (3)(4)(5)	Mezzanine loan	Office	12.0% current 2.0% PIK	7/27/2015	1/27/2017	5,160,404	5,210,404	5,189,222	1.8%
	37 Gables Member LLC	Mezzanine loan	Multifamily	13.0%	6/16/2016	6/16/2019	5,750,000	5,791,644	5,797,477	2.0%
	Greystone Gables Holdings Member LLC	Preferred equity investment	Multifamily	13.0%	6/16/2016	6/16/2019	500,000	503,621	504,128	0.2%
	RS JZ 2700 NW2, LLC	First mortgage	Land	12.0%	9/1/2016	12/1/2017	19,620,000	19,795,534	19,800,927	6.8%
	Total US - FL						54,484,022	54,927,914	54,677,210	18.8%
US - GA	YMP Georgia Portfolio Mezzanine, LLC	Mezzanine loan	Multifamily	14.0%	12/19/2013	1/6/2019	4,250,000	4,604,941	4,387,683	1.5%
US - IN	Muncie Mezz, LLC	Mezzanine loan	Student housing	13.0%	8/29/2013	9/6/2023	2,700,000	2,683,938	3,039,674	1.0%
US - MA	Phoenix CR 2012A, LLC, Phoenix CR 2012B, LLC, & Phoenix CR 2012C, LLC	Mezzanine loan	Multifamily	12.0%	7/27/2012	8/11/2022	4,000,000	4,112,275	4,071,618	1.4%

F-8

Terra Secured Income Fund 5, LLC

Consolidated Schedule of Investments (Continued)

December 31, 2016

Terra Property Trust Schedule of Investments as of December 31, 2016 (Continued):

Collateral Location	Portfolio Company	Structure	Property Type	Interest Rate	Acquisition Date	Maturity Date	Principal Amount	Amortized Cost	Fair Value (1)	% of Net Assets (2)
	Investments — non-controlled:
US - NC	Milestone Greensboro Holdings, LLC	Mezzanine loan	Hotel	14.0%	3/1/2013	3/1/2018	$3,500,000	$3,551,028	$3,550,732	1.2%
US - NJ	Essence 144 Urban Renewal, LLC	First mortgage	Multifamily	12.0%	1/14/2015	3/14/2017	22,639,955	22,865,291	22,864,082	7.9%
US - NY	Cape Church Mezz, LLC	Mezzanine loan	Multifamily	12.0%	3/15/2016	7/15/2019	15,207,664	15,323,482	15,341,724	5.3%
	140 Schermerhorn Street Mezz LLC	Mezzanine loan	Hotel	12.0%	11/16/2016	12/1/2019	15,000,000	15,105,343	15,118,900	5.2%
	WWML96MEZZ, LLC	Mezzanine loan	Multifamily	13.0%	12/18/2015	12/31/2018	4,075,585	4,106,941	4,104,596	1.4%
	WWML96, LLC	Preferred equity investment	Multifamily	13.0%	12/18/2015	12/31/2018	1,303,583	1,313,612	1,281,507	0.4%
	Total US - NY						35,586,832	35,849,378	35,846,727	12.3%
US - OR	Pollin Hotels PDX Mezzanine, LLC	Mezzanine loan	Hotel	13.0%	9/23/2013	10/6/2018	5,000,000	5,356,923	5,324,812	1.8%
US - PA	PHL Hotel Partners, LLC	Preferred equity investment	Hotel	13.0%	10/8/2013	11/1/2017	3,742,000	3,779,420	3,772,758	1.3%
	Millennium Waterfront Associates, L.P.	First mortgage	Land	12.0%	7/2/2015	1/2/2017	13,980,000	14,119,800	14,118,397	4.9%
	Total US - PA						17,722,000	17,899,220	17,891,155	6.2%
US - SC	High Pointe Mezzanine Investments, LLC	Mezzanine loan	Student housing	13.0%	12/27/2013	1/6/2024	3,000,000	3,441,697	3,176,165	1.1%
US - TN	Kingsport 925-Mezz LLC	Mezzanine loan	Multifamily	13.0%	1/6/2014	12/5/2018	3,000,000	3,208,266	3,111,362	1.1%
	315 JV, LLC (6)	Mezzanine loan	Office	12.0% current 3.0% PIK	11/15/2013	5/28/2017	6,877,843	6,971,219	6,935,693	2.4%
	Total US - TN						9,877,843	10,179,485	10,047,055	3.5%
US - TX	Northland Museo Member, LLC	Mezzanine loan	Multifamily	12.0%	11/22/2013	12/6/2018	4,000,000	3,946,771	4,051,342	1.4%
	Austin H. I. Owner LLC (4)(5)	Mezzanine loan	Hotel	12.5%	9/30/2015	10/6/2020	3,500,000	3,521,769	3,549,105	1.2%
	AHF-Heritage #1, LLC	Mezzanine loan	Multifamily	14.0%	7/30/2012	8/11/2022	2,689,038	2,951,669	2,794,286	1.0%
	Total US - TX						10,189,038	10,420,209	10,394,733	3.6%
US - Various	Capital Square Realty Advisors, LLC	Facility	Various	13%-14%	12/17/2013	7/29/2017	15,500,000	15,643,328	15,643,328	5.4%
	Nelson Brothers Professional Real Estate, LLC	Facility	Various	15.0%	8/31/2016	7/27/2017	8,000,000	8,073,342	8,073,342	2.8%
	Total US - Various						23,500,000	23,716,670	23,716,670	8.2%
	Total investments — non-controlled:						311,424,751	316,174,017	315,110,108	108.5%

F-9

Terra Secured Income Fund 5, LLC

Consolidated Schedule of Investments (Continued)

December 31, 2016

Terra Property Trust Schedule of Investments as of December 31, 2016 (Continued):

Collateral Location	Portfolio Company	Structure	Property Type	Interest Rate	Acquisition Date	Maturity Date	Principal Amount	Amortized Cost	Fair Value (1)	% of Net Assets (2)
	Investments through participation interests — non-controlled (7):
US - NY	QPT 24th Street Mezz LLC (4)(5)(6)	Participation in mezzanine loan	Land	12.0% current 2.0% PIK	12/15/2015	6/15/2017	12,780,220	12,897,391	12,897,392	4.5%
US - PA	KOP Hotel XXXI Mezz LP (4)(5)(6)	Participation in mezzanine loan	Hotel	13.0%	11/24/2015	12/6/2022	1,800,000	1,804,135	1,847,839	0.6%
	Total investments through participation interest — non-controlled						14,580,220	14,701,526	14,745,231	5.1%

	Total gross investments						326,004,971	330,875,543	329,855,339	113.6%
	Obligations under participation agreements (4)(6)						(32,635,785)	(32,986,194)	(32,904,955)	(11.3)%
	Net investments						$293,369,186	$297,889,349	$296,950,384	102.3%

(1)	Because there is no readily available market for these investments, the fair values of these investments are approved in good faith by the Manager pursuant to Terra Property Trust’s valuation policy.
(2)	Percentages are based on the fair value of the Company’s investment in Terra property Trust of $290.4 million as of December 31, 2016.
(3)	This investment was repaid in full.
(4)	Terra Property Trust sold a portion of its interests in these investments via participation agreements to Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager.
(5)	The loan participations from Terra Property Trust do not qualify for sale accounting under Accounting Standards Codification (“ASC”) Topic 860, Transfers and Servicing, and therefore, the gross amount of these loans remain in the Consolidated Schedule of Investments.
(6)	Terra Property Trust sold a portion of its interest in this investment through a participation agreement to Terra Income Fund 6, Inc., an affiliated fund advised by the Manager.
(7)	Terra Property Trust purchased its interests in these investments from Terra Income Fund 6, Inc. via participation agreements.

F-10

Terra Secured Income Fund 5, LLC

Consolidated Schedule of Investments

December 31, 2015

Collateral Location	Portfolio Company	Structure	Property Type	Interest Rate	Acquisition Date	Maturity Date	Principal Amount	Amortized Cost	Fair Value (1)	% of Net Assets (2)
	Investments — non-controlled:
US - CA	Maguire Partners-1733 Ocean, LLC (3)(4)(7)	Preferred equity investment	Office	14.0%	3/5/2014	3/6/2016	$12,263,000	$12,382,498	$12,382,498	10.1%
	L.A. Warner Hotel Partners, LLC (3)(7)	Preferred equity investment	Hotel	13.3%	7/25/2014	8/4/2017	20,000,000	20,176,719	20,724,319	17.0%
	SD Carmel Hotel Partners, LLC (3)(4)(7)	Preferred equity investment	Hotel	12.0%	3/13/2015	1/31/2017	6,000,000	6,055,107	6,055,107	5.0%
	TSG-Parcel 1, LLC (3)(5)(6)(7)	First mortgage	Land	12.0%	7/10/2015	4/10/2017	18,000,000	18,168,860	18,168,860	14.9%
	Steadfast Crestavilla Senior, LLC (3)(4)(7)	First mortgage	Land	12.0%	12/11/2014	6/11/2016	11,280,000	11,390,139	11,390,139	9.3%
	Total US - CA						67,543,000	68,173,323	68,720,923	56.3%
US - DE	BPG Office Partners III/IV LLC	Mezzanine loan	Office	13.0%	6/5/2015	6/5/2018	10,000,000	10,077,641	10,077,641	8.2%
US - FL	CGI Mezz 55MM, LLC (3)(4)(7)	Mezzanine loan	Mixed use	12.0% current 2.0% PIK	8/21/2014	9/6/2019	3,504,272	3,531,334	3,533,801	2.9%
	1100 Biscayne Management Holdco, LLC (3)(7)	Mezzanine loan	Hotel	12.0% current 3.0% PIK	4/24/2015	10/9/2017	14,831,003	14,945,482	14,945,482	12.2%
	Caton Mezz, LLC (4)	Mezzanine loan	Office	12.0% current 2.0% PIK	7/27/2015	1/27/2017	5,044,997	5,091,100	5,091,100	4.2%
	Total US - FL						23,380,272	23,567,916	23,570,383	19.3%
US - GA	OHM Atlanta Member, LLC (3)(4)(7)	Mezzanine loan	Land	14.0% current 4.0% PIK	5/2/2014	5/2/2016	5,736,124	5,787,850	5,787,849	4.7%
US - NJ	Essence 144 Urban Renewal, LLC	First mortgage	Multifamily	12.0%	1/14/2015	3/14/2017	15,621,355	15,767,703	15,767,703	12.9%
US - NY	WWML96MEZZ, LLC	Mezzanine loan	Multifamily	13.0%	12/18/2015	12/31/2018	2,172,262	2,188,507	2,188,507	1.8%
	WWML96, LLC	Preferred equity investment	Multifamily	13.0%	12/18/2015	12/31/2018	1,150,000	1,158,600	1,158,600	0.9%
	Total US - NY						3,322,262	3,347,107	3,347,107	2.7%
US - TN	315 JV, LLC (6)	Mezzanine loan	Office	12.0% current 3.0% PIK	11/15/2013	5/28/2017	6,610,977	6,686,233	6,706,868	5.5%
	Total investments — non-controlled:						132,213,990	133,407,773	133,978,474	109.6%
	Investments through participation interests — non-controlled (8):
US - NY	QPT 24th Street Mezz LLC	Participation in mezzanine loan	Land	12.0% current 2.0% PIK	12/15/2015	6/15/2017	11,887,053	11,983,757	11,983,757	9.8%
US - PA	KOP Hotel XXXI Mezz LP	Participation in mezzanine loan	Hotel	13.0%	11/24/2015	12/6/2022	1,800,000	1,806,127	1,806,127	1.5%
US - SC	SMR Hospitality II, LLC	Participation in mezzanine loan	Hotel	13.5%	1/17/2014	2/5/2019	500,000	503,734	548,289	0.5%
US - TX	Brass Centerview 2012, LLC	Participation in preferred equity investment	Office	15.0% current 1.5% PIK	12/14/2012	6/3/2016	3,036,080	3,065,389	3,065,389	2.5%
US - Various	Capital Square Realty Advisors, LLC	Participation in facility	Various	13%-14%	12/17/2013	7/29/2017	4,500,000	4,541,144	4,541,144	3.7%
	Total investments through participation interest — non-controlled						21,723,133	21,900,151	21,944,706	18.0%
	Total investments						$153,937,123	$155,307,924	$155,923,180	127.6%

F-11

Terra Secured Income Fund 5 LLC

Consolidated Schedule of Investments (Continue)

December 31, 2015

(1)	Because there is no readily available market for these investments, the fair values of these investments are approved in good faith by the Manager pursuant to the Company’s valuation policy (see Note 6).
(2)	Percentages are based on net assets of $122.2 million as of December 31, 2015.
(3)	The Company sold a portion of its interests in these investments via participation agreements to Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager (Note 5).
(4)	This loan was repaid in full.
(5)	The Company sold a portion of its interest in this investment through a participation agreement to Terra Income Fund 6, Inc., an affiliated fund advised by the Manager (Note 5).
(6)	Reflects the current maturity date.
(7)	The loan participations from the Company do not qualify for sale accounting under ASC 860 and therefore, the gross amount of these loans remain in the Schedule of Investments. See “Obligations under Participation Agreements” in Note 4 and “Transfers of Participation Interest by the Company” in Note 5 in the accompanying notes to the consolidated financing statements.
(8)	The Company purchased its interests in these investments from Terra Income Fund 6, Inc. via participation agreements. See “Participation Interests Purchased by the Company” in Note 5 in the accompanying notes to the consolidated financial statements.

See notes to consolidated financial statements.

F-12

Terra Secured Income Fund 5, LLC

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 1. Business

Terra Secured Income Fund 5, LLC (and, together with its consolidated subsidiaries, the “Company”), a Delaware limited liability company, commenced operations on August 8, 2013. The Company was formed to originate, acquire and structure real estate-related loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, preferred equity investments and other loans related to high quality commercial real estate. The Company completed its original offering on January 31, 2015 and raised approximately $142 million in gross proceeds. The Company’s investment strategy is to invest substantially all of the net proceeds of membership interests in, and manage a diverse portfolio of, real estate-related loans. The Company seeks to create and maintain a portfolio of investments that generates a low volatility income stream for attractive and consistent cash distributions. The real-estate loans are typically investments between $3 million and $25 million, with interest rates ranging from 12% to 16% and maturities between one to ten years.

For the year ended December 31, 2015, the Company had wholly-owned subsidiaries, all of which are Delaware limited liability companies, formed for the sole purpose of originating and structuring certain preferred equity investments. These subsidiaries were consolidated into the Company’s consolidated financial statements.

In December 2015, the members approved the merger of Terra Fund 1, Terra Fund 2, Terra Fund 3 and Terra Fund 4 with and into subsidiaries of the Company through a series of separate mergers effective January 1, 2016 (Note 3). Following the Merger, the Company contributed the consolidated portfolio of net assets of the five Terra Funds to Terra Property Trust, a newly-formed and wholly-owned subsidiary of the Company that intends to qualify to be taxed as a real estate investment trust (“REIT”), in exchange for the common shares of Terra Property Trust. Upon completion of the Merger, the Company became the parent company of Terra Funds 1 through 4 and the direct and indirect sole common stockholder of, and began conducing substantially all of its real estate lending business through, Terra Property Trust. The Company does not consolidate Terra Property Trust as it is not an investment company. The consolidated financial statements of Terra Property Trust as of December 31, 2016 are included elsewhere in this Form 10 to comply with rule 3-09 of Regulation S-X.

Prior to January 1, 2016, the Company’s investment activities were externally managed by Terra Capital Advisors 2, LLC pursuant to an operating agreement. Effective January 1, 2016, the Company entered into an amended and restated operating agreement with Terra Capital Advisors, LLC to manage the day to day activities of the Company (Note 5). On September 1, 2016, Terra Capital Advisors, LLC assigned its rights and obligations under the operating agreement to Terra Income Advisors, LLC, another private investment firm affiliated with the Company. The Company refers to Terra Capital Advisers 2, LLC, Terra Capital Advisors, LLC and Terra Income Advisors, LLC collectively as the Manager. The Company does not currently have any employees and does not expect to have any employees. Services necessary for the Company’s business are provided by individuals who are employees of the Manager or by individuals who were contracted by the Company or by the Manager to work on behalf of the Company pursuant to the terms of the operating agreement, as amended.

The Company will continue in existence until December 31, 2023 and expects to be terminated or to consummate an alternative liquidity transaction on or prior to the five-year anniversary of the completion of the Company’s original offering, which was January 31, 2015, unless extended for up to a maximum of two one-year extensions at the discretion of the Manager, in order to facilitate an orderly liquidation or to consummate such alternative liquidity transaction.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include all of the Company’s accounts and those of its consolidated subsidiaries. The consolidated financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the period presented. All intercompany balances and transactions have been eliminated. The Company is an investment company, as defined under U.S. GAAP, and applies accounting and reporting guidance in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 946, Financial Services - Investment Companies.

F-13

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of gains (losses), income and expenses during the reporting period. Actual results could significantly differ from those estimates. The most significant estimates inherent in the preparation of the Company’s consolidated financial statements is the valuation of investments.

Equity Investment in Terra Property Trust

Equity investment in Terra Property Trust represents the Company’s equity interest in Terra Property Trust, which was initially recorded at cost. Subsequent to the asset contribution, the equity investment is reported, at each reporting date, at fair value on the consolidated statements of financial condition. Change in fair value is reported in net increase in unrealized appreciation (depreciation) on investments on the consolidated statements of operations. Terra Property Trust periodically pays the Company dividends, which are generally recorded as dividend income on the consolidated statements of operations. Any excess of dividends over its net income are recorded as return of capital.

Investment Transactions

The Company records investment transactions on the trade date. The Company applies a fair value accounting policy to its investments with changes in unrealized gains and losses recognized in the consolidated statements of operations. Realized gains or losses on dispositions of investments represent the difference between the carrying value based on the specific identification method, and the proceeds received from the sale or maturity (exclusive of any prepayment penalties). Realized gains and losses are recognized in the consolidated statements of operations. The amortized cost of investments represents the original cost adjusted for the accretion of discounts on investments and exit fees, and the amortizations of premiums on investments and origination fees.

Revenue Recognition

Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Dividend Income: Dividend income associated with the Company’s ownership of Terra Property Trust is recognized on the record date as declared periodically by Terra Property Trust.

Interest Income: Interest income is accrued based upon the outstanding principal amount and contractual terms of the loans and preferred equity investments that the Company expects to collect and it is accrued and recorded on a daily basis. Discounts and premiums on investments purchased are accreted or amortized over the expected life of the respective investment using the effective yield method, and are included in interest income in the consolidated statements of operations. Loan origination fees and exit fees, net of portions attributable to obligations under participation agreements, are capitalized and amortized or accreted to interest income over the life of the investment using the effective interest method. Income accrual is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of the Manager, recovery of income and principal becomes doubtful. Interest is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

The Company holds debt investments in its portfolio that contain paid-in-kind (“PIK”) interest provisions. The PIK interest, which represents contractually deferred interest that is added to the principal balance that is due at maturity, is recorded on the accrual basis.

Other Revenues: Prepayment fee income are recognized as prepayments occur. All other income is recognized when earned.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with original maturities of ninety days or less when purchased, as cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

F-14

Notes to Consolidated Financial Statements

Restricted Cash

Restricted cash represents cash held as additional collateral by the Company on behalf of the borrowers related to the investments in loans or preferred equity instruments for the purpose of such borrowers making interest and property-related operating payments. Restricted cash is not available for general corporate purposes. The related liability is recorded in “Interest reserve and other deposits held on investments” on the consolidated statements of financial condition.

Participation Interests

The Company follows the guidance in ASC 860, Transfers and Servicing, when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s balance sheets and the proceeds are recorded as obligations under participation agreements. For the investments which participation has been granted, the interest earned on the entire loan balance is recorded within “Interest income” and the interest related to the participation interest is recorded within “Interest expense from obligations under participation agreements” in the accompanying consolidated statements of operations. See “Obligations under Participation Agreements” in Note 4 for additional information.

Fair Value of Financial Instruments

The Company adopted ASC 825-10-25-1 Financial Instruments — Fair Value Option (“ASC 825”) and elected the fair value option for its obligations under participation agreements. The Company believes that by electing the fair value option for these financial instruments, it provides consistent measurement of the assets and liabilities which relate to the partial loan sales mentioned above.

Income Taxes

No provision for U.S. Federal and state income taxes has been made in the accompanying consolidated financial statements, as individual members are responsible for their proportionate share of the Company’s taxable income. However, for the year ended December 31, 2015, the Company was liable for New York City Unincorporated Business Tax (the “NYC UBT”) and various other municipality taxes. New York City imposes the NYC UBT at a statutory rate of 4% on net income generated from ordinary business activities carried on in New York City. For the year ended December 31, 2016, none of the Company’s income was subject to the NYC UBT.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the consolidated financial statements and tax basis assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Such deferred tax assets and liabilities were not material.

The Company did not have any uncertain tax positions that met the recognition or measurement criteria of ASC 740-10-25, Income Taxes, nor did the Company have any unrecognized tax benefits as of the periods presented herein. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in its consolidated statements of operations. For the years ended December 31, 2016 and 2015, the Company did not incur any interest or penalties. Although the Company files federal and state tax returns, its major tax jurisdiction is federal. The Company’s inception-to-date federal tax years remain subject to examination by the Internal Revenue Service.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services. In July 2015, the FASB postponed the effective date of this new guidance from January 1, 2017 to January 1, 2018. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company does not expect the adoption of ASU 2014-09 to have a material impact on its consolidated financial statements and disclosure.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments provide a definition of the term “substantial doubt” and include principles for considering the mitigating effect of management’s plans. The amendments also require an evaluation every reporting period,

F-15

Notes to Consolidated Financial Statements

including interim periods for a period of one year after the date that the financial statements are issued (or available to be issued), and certain disclosures when substantial doubt is alleviated or not alleviated. The amendments in this update are effective for reporting periods ending after December 15, 2016. The Company adopted ASU 2014-15 in 2016. The adoption of ASU 2014-5 did not have a material impact on its consolidated financial statements and disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. ASU 2015-03 is effective for fiscal years that begin after December 15, 2015 and early adoption is permitted. The Company adopted ASU 2015-03 beginning January 1, 2016. The adoption of ASU 2015-03 did not have a material impact on its consolidated financial statements and disclosures.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustment (“ASU 2015-16”). ASU 2015-16 requires that an acquirer recognize adjustments identified during the business combination measurement period in the reporting period in which the adjustment amounts are determined. The effects on earnings due to changes in depreciation, amortization, or other income effects as a result of the change are also recognized in the same period’s financial statements. ASU 2015-16 also requires that acquirers present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, early adoption is permitted, and prospective application is required for adjustments that are identified after the effective date of this update. The Company adopted ASU 2015-16 beginning January 1, 2016. The adoption of ASU 2015-16 did not have a material impact on its consolidated financial statements and disclosures.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). ASU 2016-01 retains many current requirements for the classification and measurement of financial instruments; however, it significantly revises an entity’s accounting related to (i) the classification and measurement of investments in equity securities and (ii) the presentation of certain fair value changes for financial liabilities measured at fair value. ASU 2016-01 also amends certain disclosure requirements associated with the fair value of financial instruments. This guidance is effective for annual and interim periods beginning after December 15, 2017, and early adoption is not permitted for public business entities. Management is currently evaluating the impact these changes will have on the Company’s consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. Additionally, the new standard requires extensive quantitative and qualitative disclosures. ASU 2016-02 is effective for U.S. GAAP public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years; for all other entities, the final lease standard will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. This ASU is not expected to have any impact on the Company’s consolidated financial statements as the Company does not have any lease arrangements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-15”).  ASU 2016-15 provides guidance on how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements and disclosure.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-18”). ASU 2016-18 requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 does not provide a definition of restricted cash or

F-16

Notes to Consolidated Financial Statements

restricted cash equivalents. ASU 2016-18 is effective for public business entities for annual and interim periods beginning after December 15, 2017. For all other entities, ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period, and should be applied using a retrospective transition method. Management is currently evaluating the impact of this change will have on the Company’s consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a “set,” that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the impact of this change will have on the Company’s consolidated financial statements and disclosures.

Note 3. Merger

In December 2015, the members approved the merger of Terra Fund 1, Terra Fund 2, Terra Fund 3 and Terra Fund 4 with and into subsidiaries of the Company through a series of separate mergers effective January 1, 2016. The combined consolidated financial statements of Terra Funds 1 through 4 are included elsewhere in this Form 10.

In the Merger, members of Terra Funds 1 through 4 (other than members the Manager was unable to establish their continuation to qualify as “accredited investors” under the Securities Act and members holding their interests through a qualified Employee Retirement Income Security Act (“ERISA”) plan) exchanged their units in their respective fund for Continuing Income Units (regular units in the Company) or Termination Units (membership interest in the Company offered to members of Terra Funds 1 through 4 who wish to enter the liquidation phase of their investments). The number of Continuing Income Units and Termination Units was allocated to each of the merging Terra Funds by dividing the exchange value for such fund by the exchange value per unit of the Company, which was $43,410, on December 31, 2015. The exchange value for each of the Terra Funds was determined based on a valuation of each of the Terra Funds’ assets and liabilities as of December 31, 2015. This exchange resulted in a taxable gain for the Terra Funds’ existing members to the extent that the value of each asset exceeds its respective tax basis, of which the full amount would generally be treated as ordinary income.

The following table presents the exchange ratio and the merger consideration for Terra Funds 1 through 4 as of December 31, 2015:

Fund	Exchange Ratio	Original Units Exchanged	Continuing Income Units	Termination Units
Terra Fund 1	0.732	606.9	283.3	161.2
Terra Fund 2	0.950	680.2	518.1	128.4
Terra Fund 3	1.041	768.0	678.7	120.5
Terra Fund 4	1.011	1,760.2	1,726.6	53.5
Total		3,815.3	3,206.7	463.6

Terra Capital Markets, LLC (“Terra Capital Markets”), an affiliate of the Manager, served as the dealer manager for the consent solicitation on the merger, and was paid a voting advisory fee of $750 per initial unit sold to members in the Terra Funds and a dealer manager fee of 0.5% of the aggregate offering price of the units originally issued by the Terra Funds. Most of these fees were re-allowed to participating dealers. The Terra Funds also incurred costs for legal, accounting, and other professional services in connection with the consent solicitation. Total of these fees incurred amounted to approximately $0.4 million and $5.8 million for the years ended December 31, 2016 and 2015, respectively.

The Company accounted for the Merger as a business combination under the acquisition method of accounting. After consideration of all applicable factors pursuant to the business combination accounting rules, the Company was considered the “accounting acquirer” due to various factors, including the fact that its unit members held the largest portion of the voting rights in us upon completion of the Merger.

F-17

Notes to Consolidated Financial Statements

The following table presents a summary of the assets acquired and liabilities assumed by the Company in the Merger:

Total Consideration
Fair value of units issued	$155,751,516
$155,751,516
Assets Acquired
Investments, at fair value	$142,768,001
Investments through participation interest, at fair value	7,771,619
Equity investment in Terra Park Green Member, LLC, at fair value	16,900,000
Cash and cash equivalents	3,480,981
Restricted cash	7,119,078
Interest receivable	1,412,840
Other assets	35,695
Liabilities Assumed
Obligations under participation agreements	(8,154,822)
Interest reserve and other deposits held on loans	(7,119,078)
Accounts payable and accrued expenses	(3,113,022)
Redemption liability	(3,426,983)
Due to Manager	(1,343,020)
Taxes payable	(232,040)
Interest payable	(80,807)
Other liabilities	(266,926)
$155,751,516

Immediately after the Merger, the Company contributed the consolidated portfolio of net assets of the five Terra Funds to Terra Property Trust, a wholly-owned subsidiary of the Company that intends to qualify to be taxed as a REIT, in exchange for 14,412,990 shares of common stock of Terra Property Trust. The following table presents a summary of the net assets contributed to Terra Property Trust:

Total Consideration:
Fair value of common stock of Terra Property Trust received	$288,259,804
$288,259,804
Assets Contributed at Fair Value
Investments, at fair value	$276,856,359
Investments through participation interests, at fair value	13,680,000
Equity investment in Terra Park Green Member, LLC, at fair value	16,900,000
Cash and cash equivalents	5,034,571
Restricted cash	21,421,501
Interest receivable	2,382,546
Due from related parties	438,249
Other assets	35,695
Liabilities Transferred at Fair Value
Obligations under participation agreements	(24,147,097)
Interest reserve and other deposits held on loan	(21,421,501)
Due to Manager	(2,011,003)
Other liabilities	(909,516)
Net assets transferred	$288,259,804

In connection with the Merger, the Company offered existing members of the Terra Funds the opportunity to invest in the Company through purchase of additional Continuing Income Units at a price of $47,000 per unit (the “Rights Offering”), which reflects the reduced front-end load relative to the existing unitholders’ initial investment of $50,000 per unit. Since commencing the Rights Offering and through December 31, 2016, the Company has sold 573.5 Continuing Income Units for gross proceeds of approximately $26.9 million.

F-18

Notes to Consolidated Financial Statements

Note 4. Investments at Fair Value

Equity Investment in Terra Property Trust

The Company invests substantially all of its equity capital in the purchase of common shares of Terra Property Trust and its primary investment position is the common shares of Terra Property Trust.

The following table presents a summary of the Company’s investment at December 31, 2016:

Investment	Ownership Interest	Number of Common Shares	Cost	Fair Value	% of Net Assets
Terra Property Trust, Inc.	100%	14,912,990	$291,468,567	$290,419,317	100.3%

For the year ended December 31 2016, the Company received approximately $38.5 million of dividends from Terra Property Trust, of which $6.8 million was a return of capital.

The following table presents the activities of the Company’s investment portfolio for the year ended December 31, 2016:

Balance, January 1, 2016	$—
Shares of Terra Property Trust common stock received in exchanged for the Company’s consolidated portfolio of assets	288,259,804
Shares of Terra Property Trust common stock purchased	10,000,000
Return of capital	(6,791,237)
Net change in unrealized depreciation on investments	(1,049,250)
Balance, December 31, 2016	$290,419,317

The following tables present the summarized financial information of Terra Property Trust:

December 31, 2016
Carrying value of investments	$330,683,840
Other assets	53,966,401
Total assets	384,650,241
Mortgage loan and obligations under participation agreements	(66,855,038)
Accounts payable, accrued expenses and other liabilities	(26,203,277)
Total liabilities	(93,058,315)
Stockholder’s equity	$291,591,926

Year Ended December 31, 2016
Revenues	$48,658,934
Expenses	(18,889,177)
Gain on sale of real estate	1,896,652
Net income	$31,666,409

F-19

Notes to Consolidated Financial Statements

Loans and Preferred Equity Investments

As of December 31, 2015, the Company’s investment portfolio comprised of loans and preferred equity investments. The following table provides a summary of the Company’s investment portfolio as of December 31, 2015:

December 31, 2015
Number of investments	19
Principal balance	$153,937,123
Amortized cost	$155,307,924
Fair value	$155,923,180
Weighted-average interest rate	13.5%
Weighted-average remaining terms (year) (1)	1.64

(1)	Reflects the current maturity dates.

Investment Activities

The following table presents the activities of the Company’s investment portfolio for the year ended December 31, 2015:

	Loans and Preferred Equity Investments	Loans Through Participation Interests	Total
Balance, January 1, 2015	$112,270,608	$2,523,451	$114,794,059
New investments	72,443,617	19,180,000	91,623,617
Principal repayments	(52,766,226)	—	(52,766,226)
PIK interest (1)	1,301,734	48,294	1,350,028
Accretion of exit fees, net	221,135	157,286	378,421
Net change in unrealized appreciation on investments (2)	507,606	35,675	543,281
Balance, December 31, 2015	$133,978,474	$21,944,706	$155,923,180

(1)	Certain investments in the Company’s portfolio contains PIK interest provisions. The PIK interest represents contractually deferred interest that is added to the principal balance. PIK interest related to obligations under participation agreements amounted to $225,398 for the year ended December 31, 2015.
(2)	Net change in unrealized appreciation on obligations under participation agreements was $287,213 for the year ended December 31, 2015.

Portfolio Information

The tables below detail the types of investments in the Company’s investment portfolio, as well as the property type and geographic location of the properties securing these investments:

	December 31, 2015
Investment Structure	Principal	Amortized Cost	Fair Value	% of Total	% of Net Assets
Mezzanine loans	$65,045,714	$65,587,846	$65,655,502	42.1%	53.7%
First mortgages	44,901,355	45,326,702	45,326,702	29.1%	37.1%
Preferred equity investments	42,449,080	42,838,313	43,385,913	27.8%	35.5%
Other (1)	1,540,974	1,555,063	1,555,063	1.0%	1.3%
Total	$153,937,123	$155,307,924	$155,923,180	100.0%	127.6%

(1)	Other represents the unfunded cash from a credit facility.

F-20

Notes to Consolidated Financial Statements

	December 31, 2015
Property Type	Principal	Amortized Cost	Fair Value	% of Total	% of Net Assets
Land	$46,903,177	$47,330,606	$47,330,605	30.4%	38.7%
Hotel	43,131,003	43,487,169	44,079,324	28.3%	36.1%
Office	37,112,531	37,461,778	37,482,413	24.0%	30.7%
Multifamily	18,943,617	19,114,810	19,114,810	12.2%	15.6%
Mixed use	3,504,272	3,531,334	3,533,801	2.3%	2.9%
Retail	2,801,549	2,827,164	2,827,164	1.8%	2.3%
Other (1)	1,540,974	1,555,063	1,555,063	1.0%	1.3%
Total	$153,937,123	$155,307,924	$155,923,180	100.0%	127.6%

_______________

(1)	Other represents the unfunded cash from a credit facility.

	December 31, 2015
Geographic Location	Principal	Amortized Cost	Fair Value	% of Total	% of Net Assets
United States
California	$67,543,000	$68,173,323	$68,720,923	44.1%	56.2%
Florida	23,380,272	23,567,916	23,570,383	15.1%	19.3%
New Jersey	15,621,355	15,767,703	15,767,703	10.1%	12.9%
New York	15,209,315	15,330,864	15,330,864	9.8%	12.5%
Delaware	10,000,000	10,077,641	10,077,641	6.5%	8.2%
Tennessee	6,610,977	6,686,233	6,706,868	4.3%	5.5%
Georgia	5,736,124	5,787,850	5,787,849	3.7%	4.7%
Texas	3,193,557	3,224,306	3,224,306	2.1%	2.6%
Pennsylvania	1,800,000	1,806,127	1,806,127	1.2%	1.5%
Ohio	1,756,295	1,772,353	1,772,353	1.1%	1.6%
Other (1)	3,086,228	3,113,608	3,158,163	2.0%	2.6%
Total	$153,937,123	$155,307,924	$155,923,180	100.0%	127.6%

(1)	Other includes $0.7 million of properties in North Carolina, $0.5 million of properties in South Carolina, $0.3 million of properties in Virginia and $1.5 million of unfunded cash from a credit facility.

Obligations Under Participation Agreements

As discussed in Note 2, the Company follows the guidance in ASC 860, when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s balance sheets and the proceeds are recorded as obligations under participation agreements. As of December 31, 2015, the Company elected the fair value option under ASC 825, Financial Instruments relating to accounting for debt obligations at their fair value for its obligations under participation agreements which arose due to partial loan sales which did not meet the criteria for sale treatment under ASC 860. As of December 31, 2015, obligations under participation agreements had a fair value of approximately $31.9 million and the fair value of the loans that are associated with these obligations under participation agreements was approximately $93.0 million (see “Participation Agreements” in Note 5). The weighted average interest rate on the obligations under participation agreements was approximately 13.3% as of December 31, 2015.

F-21

Notes to Consolidated Financial Statements

Note 5. Related Party Transactions

Rights Offering

In connection with the Merger (Note 3), the Company offered existing members of the Terra Funds the opportunity to invest in the Company through purchase of additional Continuing Income Units. Terra Capital Markets serves as the dealer manager for the sale of the Company’s Continuing Income Units and receives compensation of 3% in selling commission, 1% in dealer manager fees and a 1% broker dealer fee. Most of these fees are re-allowed to independent broker dealers and financial advisors. These fees amounted to approximately $1.3 million for the year ended December 31, 2016 and have been deducted from capital contributions received as selling commissions and dealer manager fees.

Consent Solicitation

As discussed in Note 3, Terra Capital Markets served as the dealer manager for the consent solicitation on the merger, and was paid a voting advisory fee of $750 per initial unit sold to members in the Terra Funds and a dealer manager fee of 0.5% of the aggregate offering price of the units originally issued by the Terra Funds. Most of these fees were re-allowed to participating dealers. The Terra Funds also incurred costs for legal, accounting, and other professional services in connection with the consent solicitation. Total of these fees amounted to approximately $5.8 million for the year ended December 31, 2015, of which $3.7 million was paid to Terra Capital Markets, $0.8 million was reimbursed to the Manager and $1.3 million was paid by the Terra Funds directly. The Company’s portion of the allocated merger transaction fees for the year ended December 31, 2015 was $2.5 million, as reflected on the consolidated statements of operations. For the year ended December 31, 2016, the Company recorded and paid another $0.4 million of merger transaction costs.

Operating Agreement

The Company entered into an operating agreement, as amended, with the Manager whereby the Manager is responsible for the Company’s day-to-day operations. The operating agreement, as amended is scheduled to terminate on December 31, 2023 unless the Company is dissolved earlier. The following table presents a summary of fees paid and costs reimbursed to the Manager in connection with providing services as the Manager to the Company that are included on the consolidated statements of operations for the year ended December 31, 2015. Starting January 1, 2016, the Company conducts all of its real estate lending business through Terra Property Trust. As such, Terra Property Trust is responsible for such fees paid and costs reimbursed to the Manager.

Year Ended December 31, 2015
Origination fee expense (1)	$999,523
Asset management fee	1,216,785
Asset servicing fee	282,421
Operating expenses reimbursed to the Manager	1,400,466
Disposition fee (2)	364,550
Total	$4,263,745

(1)	Origination fee expense is generally offset with origination fee income. Any excess is deferred and amortized to interest income over the term of the investment.
(2)	Disposition fee is generally offset with exit fee income on the consolidated statements of operations. Any excess is deferred and amortized to interest income over the term of the investment.

Origination Fee Expense

Pursuant to the operating agreement, the Manager or its affiliates receives an origination fee in the amount of 1% of the amount used to originate, fund, acquire or structure real estate-related loans, including any third-party expenses related to such investments. In the event that the term of any real estate-related loan held by the Company is extended, the Manager or its affiliates also receives an origination fee equal to the lesser of (i) 1% of the principal account of the loan being extended or (ii) the amount of fee paid to the Company by the borrower in connection with such extension.

F-22

Notes to Consolidated Financial Statements

Asset Management Fee

Under the terms of the operating agreement, the Manager or its affiliates provides the Company with certain investment management services in return for a management fee. The Company pays a monthly asset management fee at an annual rate of 1% of the aggregate funds under management, which includes the loan origination price or aggregate gross acquisition price, as defined in the operating agreement, for each real estate related investment and cash held by the Company.

Asset Servicing Fee

The Manager or its affiliates receives from the Company a monthly servicing fee at an annual rate of up to 0.25% of the aggregate gross origination price or acquisition price, as defined in the operating agreement, for each real estate-related loan held by the Company.

Operating Expenses

The Company reimburses the Manager for operating expenses incurred in connection with services provided to the operations of the Company, including the Company’s allocable share of the Manager’s overhead, such as rent, employee costs, utilities, and technology costs.

Disposition Fee

Pursuant to the operating agreement, the Manager or its affiliates receives a disposition fee in the amount of 1% of the gross sale price received by the Company from the disposition of any real estate-related investment, or any portion of, or interest in, any real estate-related investment. The disposition fee is paid concurrently with the closing of any such disposition of all or any portion of any real estate-related investment or any interest therein, which is the lesser of (i) 1% of the principal amount of the loan or debt-related investment prior to such transaction or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property equal to 1% of the sales price.

Due to Terra Property Trust

As of December 31, 2016, approximately $0.4 million was due to Terra Property Trust, as reflected on the consolidated statements of financial condition, primarily related to an adjustment to the contribution of consolidated portfolio of net assets of the five Terra Funds to Terra Property Trust on January 1, 2016.

Due to Manager

As of December 31, 2015, approximately $1.4 million was due to the Manager, as reflected on the consolidated statements of financial condition, primarily related to the present value of the disposition fee due to the Manager and merger transaction fees due to the Manager.

Dividend Income

As discussed in Note 4, for the year ended December 31, 2016, the Company recorded approximately $38.5 million of dividends received from Terra Property Trust, of which $6.8 million was a return of capital.

Participation Agreements

In the normal course of business, the Company may enter into participation agreements (“PAs”) with related parties, primarily other affiliated funds managed by the Terra Capital Partners or its affiliates (the “Participants”). The purpose of the PAs is to allow the Company and an affiliate to originate a specified investment when, individually, the Company does not have the liquidity to do so or to achieve a certain level of portfolio diversification. The Company may transfer portions of its investments to other Participants or it may be a Participant to an investment held by another entity. In addition, the Company sells participation interests to an affiliate not less than 90 days after the origination of an investment to allow for greater diversification within the Company’s portfolio as well as sharing investment economics with the affiliate.

ASC 860, Transfers and Servicing, establishes accounting and reporting standards for transfers of financial assets. ASC 860-10 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

F-23

Notes to Consolidated Financial Statements

The Company has determined that the participation agreements it enters into are accounted for as secured borrowings under ASC 860 (See “Participation Interests” in Note 2 and “Obligations under Participation Agreements” in Note 4).

Participation Interests Purchased by the Company

The below table lists the investment interests participated in by the Company via PAs as of December 31, 2015. In accordance with the terms of each PA, each Participant’s rights and obligations, as well as the proceeds received from the related borrower/issuer of the investment, are based upon their respective pro rata participation interest in the investment.

	Participating Interests	Principal Balance	Fair Value
QPT 24th Street Mezz LLC (1)	79.20%	$11,887,053	$11,983,757
KOP Hotel XXXI Mezz LP (1)	31.03%	1,800,000	1,806,127
SMR Hospitality II, LLC (2)	16.67%	500,000	548,289
Brass Centerview 2012, LLC (3)	19.38%	3,036,080	3,065,389
Capital Square Realty Advisors, LLC (4)	42.86%	4,500,000	4,541,144
		$21,723,133	$21,944,706

(1)	Participation through Terra Income Fund 6, Inc., an affiliated fund advised by the Manager.
(2)	Participation through Terra Fund 1.
(3)	Participation through Terra Fund 3.
(4)	Participation through Terra Fund 2.

Transfers of Participation Interest by the Company

The following table summarizes the investments that were subject to PAs with affiliated entities as of December 31, 2015:

			Transfers Treated as Obligations Under Participation Agreements
	Principal	Fair Value	% Transferred	Principal (4)	Fair Value (4)
L.A. Warner Hotel Partners, LLC (1)(2)	$20,000,000	$20,724,319	56.25%	$11,250,000	$11,657,429
TSG-Parcel 1, LLC (1)(3)	18,000,000	18,168,860	37.78%	6,800,000	6,863,791
1100 Biscayne Management Holdco, LLC (1)	14,831,003	14,945,482	17.81%	2,641,202	2,661,587
Maguire Partners-1733 Ocean, LLC (1)	12,263,000	12,382,498	30.00%	3,678,900	3,714,749
Steadfast Crestavilla Senior, LLC (1)	11,280,000	11,390,139	30.00%	3,384,000	3,417,042
SD Carmel Hotel Partners, LLC (1)	6,000,000	6,055,107	13.33%	800,000	807,348
OHM Atlanta Member, LLC (1)	5,736,124	5,787,849	30.00%	1,721,111	1,736,630
CGI Mezz 55MM, LLC (1)	3,504,272	3,533,801	30.00%	1,051,286	1,060,140
				$31,326,499	$31,918,716

(1)	Participant is Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager.
(2)	Participant is Terra Fund 2.
(3)	Participant is Terra Income Fund 6, Inc.
(4)	Amounts transferred may not agree to the proportionate share of the principal balance and fair value due to the rounding of percentage transferred.

These investments are held in the name of the Company, but each of the Participant’s rights and obligations, including interest income and other income (e.g., exit fee, prepayment income) and related fees/expenses (e.g., disposition fees, asset management and asset servicing fees), are based upon their respective pro rata participation interest in such participated investments, as specified in the respective PA. The Participants’ share of the investments is repayable only from the proceeds received from the related borrower/issuer of the investments and, therefore, the Participants also are subject to credit risk (i.e., risk of default by the

F-24

Notes to Consolidated Financial Statements

underlying borrower/issuer). Pursuant to the PAs with these entities, the Company receives and allocates the interest income and other related investment income to the Participants based on their respective pro rata participation interest. The Participants pay related expenses also based on their respective pro rata participation interest (i.e., asset management and asset servicing fees, disposition fees) directly to the Manager.

Note 6. Fair Value Measurements

The Company adopted the provisions of ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Assets and Liabilities Reported at Fair Value

The following table summarizes the Company’s assets and liabilities carried at fair value on a recurring basis as of December 31, 2016 and 2015:

	December 31, 2016
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Investments:
Equity investment in Terra Property Trust	$—	$—	$290,419,317	$290,419,317

F-25

Notes to Consolidated Financial Statements

	December 31, 2015
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Investments:
Loans and preferred equity investments	$—	$—	$133,978,474	$133,978,474
Investments through participation interests	—	—	21,944,706	21,944,706
Total investments	$—	$—	$155,923,180	$155,923,180
Liabilities:
Obligations under Participation Agreements	$—	$—	$31,918,716	$31,918,716

Changes in Level 3 investments for the years ended December 31, 2016 and 2015 were as follows:

Equity Investment in Terra Property Trust
Balance, January 1, 2016	$—
Shares of Terra Property Trust common stock received in exchanged for the Company’s consolidated portfolio of assets	288,259,804
Shares of Terra Property Trust common stock purchased	10,000,000
Return of capital	(6,791,237)
Net change in unrealized depreciation on investments	(1,049,250)
Balance, December 31, 2016	$290,419,317
Net change in unrealized depreciation on investments for the period relating to those Level 3 assets that were still held by the Company at the end of the year	$(1,049,250)

	Loans and Preferred Equity Investments	Investments through Participation Interests	Total Investments	Obligations under Participation Agreements
Balance, January 1, 2015	$112,270,608	$2,523,451	$114,794,059	$21,535,672
Investments made and purchases	72,443,617	19,180,000	91,623,617	21,087,182
Repayments of investments	(52,766,226)	—	(52,766,226)	(11,326,707)
PIK interest	1,301,734	48,294	1,350,028	225,398
Net change in unrealized appreciation on investments and obligations under participation agreements	507,606	35,675	543,281	287,213
Accretion of exit fees, net	221,135	157,286	378,421	109,958
Balance, December 31, 2015	$133,978,474	$21,944,706	$155,923,180	$31,918,716
Net change in unrealized appreciation on investments and obligations under participation agreements for the period relating to those Level 3 assets that were still held by the Company at the end of the year	$507,606	$35,675	$543,281	$287,213

Investments made and purchases represent the acquisition of new investments at cost. Repayments of investments represent principal payments received during the year.

Transfers between levels, if any, are recognized at the beginning of the period in which transfers occur. For the years ended December 31, 2016 and 2015, there were no transfers.

The Company estimated that its other financial assets and liabilities had fair values that approximated their carrying values at December 31, 2016 and 2015 due to their short-term nature.

F-26

Notes to Consolidated Financial Statements

Valuation Process for Fair Value Measurement

Market quotations are not readily available for the Company’s real estate-related investments, all of which are included in Level 3 of the fair value hierarchy, and therefore these investments are valued utilizing a yield approach, i.e. a discounted cash flow methodology to arrive at an estimate of the fair value of each respective investment in the portfolio using an estimated market yield. In following this methodology, investments are evaluated individually, and management takes into account, in determining the risk-adjusted discount rate for each of the Company’s investments, relevant factors, including available current market data on applicable yields of comparable debt/preferred equity instruments; market credit spreads and yield curves; the investment’s yield; covenants of the investment, including prepayment provisions, the portfolio company’s ability to make payments, its net operating income, debt-service coverage ratio (“DSCR”), the nature, quality, and realizable value of any collateral (and loan-to-value ratio); and the forces that influence the local markets in which the asset (the collateral) is purchased and sold, such as capitalization rates, occupancy rates, rental rates, replacement costs and the anticipated duration of each real estate-related loan investment.

The Manager designates a valuation committee to oversee the entire valuation process of the Company’s Level 3 investments. The valuation committee is comprised of members of the Manager’s senior management, deal and portfolio management teams, who meet on a quarterly basis, or more frequently as needed, to review the Company investments being valued as well as the inputs used in the proprietary valuation model. Valuations determined by the valuation committee are supported by pertinent data and, in addition to a proprietary valuation model, are based on market data, industry accepted third-party valuation models and discount rates or other methods the valuation committee deems to be appropriate.

The following tables summarize the valuation techniques and significant unobservable inputs used by the Company to value the Level 3 investments as of December 31, 2016 and 2015. The tables are not intended to be all-inclusive, but instead identify the significant unobservable inputs relevant to the determination of fair values.

				Year Ended December 31, 2016
Asset Category	Fair Value	Primary Valuation Technique	Unobservable Inputs	Minimum	Maximum	Weighted Average
Assets:
Loans and preferred equity investments	$290,419,317	Discounted cash flow	Discount rate	9.09%	15.96%	12.19%

				Year Ended December 31, 2015
Asset Category	Fair Value	Primary Valuation Technique	Unobservable Inputs	Minimum	Maximum	Weighted Average
Assets:
Loans and preferred equity investments	$133,978,474	Discounted cash flow	Discount rate	10.90%	17.75%	13.04%
Investments through participation interests	21,944,706	Discounted cash flow	Discount rate	10.15%	14.00%	13.65%
Total Level 3 Assets	$155,923,180

Liabilities:
Obligations under Participation Agreements	$31,918,716	Discounted cash flow	Discount rate	10.90%	17.75%	12.51%

Note 7. Significant Risk Factors

In the normal course of business, the Company enters into transactions in various financial instruments. The Company’s financial instruments are subject to, but are not limited to, the following risks:

Market Risk

The Company’s investments are highly illiquid and there is no assurance that the Company will achieve its investment objectives, including targeted returns. Due to the illiquidity of the investments, valuation of the investments may be difficult, as there generally will be no established markets for these investments. As the Company’s investments were carried at fair value with fair value changes recognized in the consolidated statements of operations, all changes in market conditions would directly affect the Company’s members’ capital.

Credit Risk

Credit risk represents the potential loss that the Company would incur if the borrowers failed to perform pursuant to the terms of their obligations to the Company. Thus, the value of the underlying collateral, the creditworthiness of the borrower or other

F-27

Notes to Consolidated Financial Statements

counterparty, and the priority of the Fund’s lien on the borrower’s assets are of importance. The Company minimizes its exposure to credit risk by limiting exposure to any one individual borrower and any one asset class. Additionally, the Company employs an asset management approach and monitors the portfolio of investments, through, at a minimum, quarterly financial review of property performance including net operating income, loan-to-value ratio, DSCR and the debt yield. The Company also requires certain borrowers to establish a cash reserve, as a form of additional collateral, for the purpose of providing for future interest or property-related operating payments.

Mezzanine loans and preferred equity investments are subordinate to senior mortgage loans and, therefore, involve a higher degree of risk. In the event of a default, mezzanine loans and preferred equity investments will be satisfied only after the senior lender’s investment is fully recovered. As a result, in the event of a default, the Company may not recover all of its investment.

The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

Concentration Risk

The Company holds real estate related investments. Thus, the investment portfolio of the Company may be subject to a more rapid change in value than would be the case if the Company were required to maintain a wide diversification among industries, companies and types of investments. The result of such concentration in real estate assets is that a loss in such investments could materially reduce the Company’s capital.

Liquidity Risk

Liquidity risk represents the possibility that the Company may not be able to sell its positions at a reasonable price in times of low trading volume, high volatility and financial stress.

Interest Rate Risk

Interest rate risk represents the effect from a change in interest rates, which could result in an adverse change in the fair value of the Company’s interest-bearing financial instruments.

Prepayment Risk

Prepayments can either positively or adversely affect the yields on investments. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond the Company’s control, and consequently, such prepayment rates cannot be predicted with certainty. If the Company does not collect a prepayment fee in connection with a prepayment or is unable to invest the proceeds of such prepayments received, the yield on the portfolio will decline. In addition, the Company may acquire assets at a discount or premium and if the asset does not repay when expected, the anticipated yield may be impacted. Under certain interest rate and prepayment scenarios the Company may fail to recoup fully its cost of acquisition of certain investments.

Use of Leverage

As part of the Company’s investment strategy, the Company may borrow and utilize leverage. While borrowing and leverage present opportunities for increasing total return, they may have the effect of potentially creating or increasing losses.

Property Acquisitions

The Company may find it necessary to take possession of collateral including, without limitation, an asset or a business, through a purchase or foreclosure action. Borrowers may resist mortgage foreclosure or sales actions by asserting numerous claims and defenses, which delay both repayments of existing loan investments and acquisition of the collateral and add cost to such actions.

There can be no assurance that the Company will be able to successfully operate, hold or maintain the collateral in accordance with the Company’s expectations.

Further, there can be no assurance that there will be a ready market for resale of foreclosed or acquired properties because investments in real estate generally are not liquid and holding periods are difficult to predict. In addition, there may be significant expenditures associated with holding real property, including real estate taxes and maintenance costs. The liquidation proceeds upon sale of the real estate may be less than the amount invested in the loan, and its fair value and such differences could be material.

F-28

Notes to Consolidated Financial Statements

Note 8. Commitments and Contingencies

Certain of the Company’s investments contain provisions for future fundings. These fundings amounted to approximately $18.8 million as of December 31, 2015. On January 1, 2016, these commitments were transferred to Terra Property Trust in connection with the asset contribution to Terra Property Trust.

The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. The Manager has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.

The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material adverse effect upon its financial condition or results of operations.

See Note 5 for a discussion of the Company’s commitments to the Manager and its affiliates.

Note 9. Members’ Capital

Capital Contributions

As of January 31, 2015, the offering period ended and the Company stopped accepting capital contributions. From January 1, 2015 through January 31, 2015, the Company sold 231.1 units and received total capital contributions of approximately $10.4 million, net of selling commissions and dealer manager fees.

As discussed in Note 3, in connection with the Merger, original membership units of Terra Funds 1 through 4 were exchanged for 3,206.7 Continuing Income Units and 463.6 Termination Units of the Company. The Company also offered existing members of the Terra Funds the opportunity to invest in the Company through the Rights Offering (Note 3). From January 1, 2016 through the end of the Rights Offering period in April 2016, the Company sold 573.5 units and received capital contributions of approximately $25.6 million, net of selling commissions and dealer manager fees.

Capital Distributions

At the discretion of the Manager, the Company may make distributions from net cash flow from operations, net disposition proceeds, or other cash available for distribution. Distributions are made to holders of Continuing Income Units in proportion to their unit holdings until they receive a return of their initial Deemed Capital Contribution, as defined in the operating agreement, plus a preferred return ranging from 8.5% to 9.0% depending on the historical preferred return applicable to their Terra Fund units, after which time distributions are made 15% to the Manager and 85% to the holders of Continuing Income Units. The preferred return applicable to the Continuing Income Units sold in the Rights Offering is 8.5%. For the years ended December 31, 2016 and 2015, there was no carried interest.

In addition, holders of Termination Units receive monthly distributions at a fixed rate of 6.0% per annum of the Unreturned Invested Capital, as defined in the operating agreement.

For the years ended December 31, 2016 and 2015, the Company made total capital distribution to non-manager members of $30.6 million and $12.2 million, respectively.

F-29

Notes to Consolidated Financial Statements

Capital Redemptions

In the Merger, members of Terra Funds 1 through 4 who wished to enter the liquidation phase of their investments chose to receive Termination Units as merger consideration. These Termination Units will be redeemed on the original expected liquidation dates of the funds. For the year ended December 31, 2016, 161.2 Termination Units of Terra Fund 1 and 128.4 Termination Units of Terra Fund 2 were redeemed for approximately $12.4 million. These Termination Units were redeemed at book value as defined in the amended and restated operating agreement. Additionally, the Company paid $3.4 million to members the Manager was unable to establish their continuation to qualify as “accredited investors” under the Securities Act and to members holding their interests through a qualified ERISA plan to redeem their units.

The following table presents a summary of the Termination Units outstanding as of December 31, 2016:

Fund	Number of Units	Scheduled Redemption Date
Terra Fund 3	120.5	September 2017
Terra Fund 4 (1)	50.4	July 2018

(1)	For the year ended December 31, 2016, 3.0 units of the Terra Fund 4 Termination Units were redeemed.

At the discretion of the Manager, a reserve of 5% of cash from operations may be established in order to repurchase units from non-managing members. The Manager is under no obligation to redeem non-managing members’ units. As of December 31, 2016 and 2015, no such reserve was established.

Allocation of Income (Loss)

Profits and losses are allocated to the members in proportion to the units held in a given calendar year.

Member Units

Each membership interest through the original offering was offered for a price of $50,000 per unit. As discussed in Note 3, membership interests in Terra Funds 1 through 4 were exchanged for units of the Company at a price of $43,410 per unit, which was the exchange value per unit of the Company on December 31, 2015, and the units in the Rights Offering was offered at a price of $47,000 per unit. The following table provides a roll forward of the units outstanding of the Company for the years ended December 31, 2016 and 2015:

	Managing Member	Non-Managing Members	Total
Units outstanding, January 1, 2015	—	2,647.8	2,647.8
Units admitted	—	231.1	231.1
Units outstanding, December 31, 2015	—	2,878.9	2,878.9
Units issued in the Merger	—	3,670.3	3,670.3
Units admitted through the Rights Offering	—	573.5	573.5
Termination Units redeemed	—	(292.7)	(292.7)
Units redeemed	—	(3.4)	(3.4)
Units outstanding, December 31, 2016	—	6,826.6	6,826.6

Note 10. Financial Highlights

The financial highlights represent the per unit operating performance, return and ratios for the non-managing members’ class, taken as a whole, for the years ended December 31, 2016 and 2015. These financial highlights consist of the operating performance, the internal rate of return (“IRR”) since inception of the Company, and the expense and net investment income ratios.

The IRR, net of all fees and carried interest (if any), is computed based on actual dates of the cash inflows (capital contributions), outflows (capital distributions), and the ending capital at the end of the respective period (residual value) of the non-managing members’ capital account.

F-30

Notes to Consolidated Financial Statements

The following summarizes the Company’s financial highlights for the years ended December 31, 2016 and 2015:

	Years Ended December 31,
	2016	2015
Per unit operating performance:
Net asset value per unit, beginning of year	$42,451	$42,708
Increase in members’ capital from operations (1):
Net investment income	4,344	3,797
Net change in unrealized (depreciation) appreciation on investments	(151)	190
Net change in unrealized appreciation on obligations under participation agreements	—	(100)
Realized gain on investment	—	1
Total increase in members’ capital from operations	4,193	3,888
Distributions to member (2):
Capital distributions	(4,418)	(4,250)
Net decrease in members’ capital resulting from distributions	(4,418)	(4,250)
Capital share transactions:
Other (3)	197	105
Net decrease in members’ capital resulting from capital share transactions	197	105
Net asset value per unit, end of year	$42,423	42,451

Ratios to average net assets:
Expenses	0.54%	5.12%
Net investment income	10.32%	8.95%

IRR, beginning of year	0.34%	(9.20)%
IRR, end of year	5.43%	0.34%

(1)	The per unit data was derived by using the weighted average units outstanding during the applicable periods, which were 6,931 units and 2,863 units for the years ended December 31, 2016 and 2015, respectively.
(2)	The per unit data for distributions reflects the actual amount of distributions paid per share during the periods.
(3)	Represents the impact of the different unit amounts used in calculating per unit data as a result of calculating certain per unit data based upon the weighted average units outstanding during the period and certain per unit data based on the units outstanding as of a period end or transaction date.

Note 11. Subsequent Events

Management has evaluated subsequent events through April 28, 2017, the date the consolidated financial statements were available to be issued. Management has determined that there are no material events that would require adjustment to, or disclosure in, the Company’s consolidated financial statements.

F-31

Report of Independence Registered Public Accounting Firm

The Board of Directors

Terra Property Trust, Inc.:

We have audited the accompanying consolidated balance sheet of Terra Property Trust, Inc. (the “Company”) as of December 31, 2016, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terra Property Trust, Inc. as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

New York, New York

April 28, 2017

F-32

Terra Property Trust, Inc.

Consolidated Balance Sheet

December 31, 2016
Assets
Loans held for investment, net	$316,174,017
Loans held for investment acquired through participation, net (Note 6)	14,509,823
Cash and cash equivalents	26,145,449
Restricted cash	22,274,709
Cash held in escrow by lender	2,001,499
Interest receivable	2,872,601
Due from related party	438,249
Other assets	233,894
Total assets	$384,650,241

Liabilities and Equity
Liabilities:
Mortgage loan payable, net of deferred financing costs	$33,868,844
Obligations under participation agreements (Note 6)	32,986,194
Interest reserve and other deposits held on investments	22,274,709
Due to Manager	2,455,820
Accounts payable and accrued expenses	592,111
Interest payable	382,661
Other liabilities	497,976
Total liabilities	93,058,315
Commitments and contingencies (Note 9)
Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and none issued	—
12.5% Series A Cumulative Non-Voting Preferred Stock at liquidation preference, 125 shares authorized and 125 shares issued and outstanding at December 31, 2016	125,000
Common stock, $0.01 par value, 450,000,000 shares authorized and 14,912,990 shares issued and outstanding at December 31, 2016	149,130
Additional paid-in capital	298,109,424
Distributions in excess of accumulated earnings	(6,791,628)
Total equity	291,591,926
Total liabilities and equity	$384,650,241

See notes to consolidated financial statements.

F-33

Terra Property Trust, Inc.

Consolidated Statement of Operations

Year Ended December 31, 2016
Revenues
Interest income	$38,749,785
Real estate operating revenues	5,684,466
Prepayment fee income	3,970,278
Other operating income	254,405
48,658,934
Operating expenses
Operating expenses reimbursed to Manager	3,348,629
Asset management fee	3,316,435
Real estate operating expenses	2,495,288
Third-party incentive fee	1,209,471
Professional fees	1,002,916
Asset servicing fee	798,133
Disposition fee expense	385,000
Provision for loan losses	191,703
Other	58,860
12,806,435
Operating Income	35,852,499
Other income and expenses
Interest expense from obligations under participation agreements	(3,278,676)
Interest expense on mortgage loan payable	(2,944,441)
Gain on sale of real estate properties	1,896,652
Realized gain on investments	140,375
(4,186,090)
Net income	$31,666,409
Preferred stock dividend declared	(391)
Net income allocable to common stock	$31,666,018

Earnings per share - basic and diluted	$2.14

Weighted-average shares - basic and diluted	14,822,826

Distributions declared per common share	$2.58

See notes to consolidated financial statements.

F-34

Terra Property Trust, Inc.

Consolidated Statement of Changes in Equity

Year Ended December 31, 2016

		12.5% Series A Cumulative Non-Voting		Common Stock		Additional	Distributions in Excess of
	Preferred	Preferred Stock		$0.01 Par Value		Paid-in	Accumulated
	Stock	Shares	Amount	Shares	Amount	Capital	Earnings	Total equity
Balance at January 1, 2016	$—	—	$—	—	$—	$—	$—	$—
Conversion of member units to common stock (Note 10)				14,412,990	$144,130	$288,115,674	—	$288,259,804
Issuance of common stock				500,000	5,000	9,995,000	—	10,000,000
Issuance of preferred stock, net of offering costs		125	$125,000			(1,250)		123,750
Net income							$31,666,409	31,666,409
Distributions declared on common shares ($2.58 per share) (1)							(38,457,646)	(38,457,646)
Distributions declared on preferred shares							(391)	(391)
Balance at December 31, 2016	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(6,791,628)	$291,591,926

(1)	For the year ended December 31, 2016, the Company made $12.3 million of distributions to Terra Secured Income Fund 5, LLC (“Terra Fund 5”) to pay for the redemption of Terra Secured Income Fund, LLC (“Terra Fund 1”) and Terra Secured Income Fund 2, LLC (“Terra Fund 2”) termination units. The remaining $26.2 million distribution represents the recurring distributions made from operating cash flow.

See notes to consolidated financial statements.

F-35

Terra Property Trust, Inc.

Consolidated Statement of Cash Flows

Year Ended December 31, 2016
Cash flows from operating activities:
Net income	$31,666,409
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums on investments, net	2,257,022
Gain on sale of real estate properties	(1,896,652)
Paid-in-kind interest income, net	(1,293,985)
Accretion of exit fees, net	50,308
Amortization of deferred financing costs	218,017
Allowance for loan losses	191,703
Amortization of rent-related intangibles	(47,597)
Realized gain on investments	(140,375)
Changes in operating assets and liabilities:
Interest receivable	(490,055)
Other assets	(313,868)
Due to Manager	12,008
Accounts payable and accrued expenses	244,140
Interest payable	382,661
Other liabilities	(1,026,849)
Net cash provided by operating activities	29,812,887
Cash flows from investing activities:
Investments made and purchases of other investments	(129,223,989)
Proceeds from repayments of investments	88,567,393
Proceeds from sale of real estate properties	38,090,350
Capital expenditures on real estate properties	(616,636)
Cash transferred in upon consolidation of Terra Park Green Members, LLC	355,204
Net cash used in investing activities	(2,827,678)
Cash flows from financing activities:
Distributions paid	(38,458,037)
Proceeds from mortgage debt financing	34,000,000
Repayment of mortgage principal	(20,000,000)
Proceeds from obligations under participation agreements	17,527,043
Proceeds from issuance of common stock	10,000,000
Repayments on obligations under participation agreements	(8,810,696)
Cash contributed by Terra Secured Income Fund 5, LLC	5,034,571
Payment of financing cost	(340,000)
Proceeds from issuance of preferred stock	123,750
Net change in cash held in escrow by lender	83,609
Net cash used in financing activities	(839,760)
Net increase in cash and cash equivalents	26,145,449
Cash and cash equivalents at beginning of year	—
Cash and cash equivalents at end of year	$26,145,449

F-36

Supplemental Disclosure of Cash Flows Information:

Year Ended December 31, 2016
Cash paid for interest	$5,621,214
Cash paid for income taxes	$—

Supplemental Non-Cash Investing and Financing Activities:

On January 1, 2016, Terra Fund 5, the Company’s parent company, contributed its consolidated portfolio of net assets to the Company pursuant to a contribution agreement in exchange for shares of the Company’s common stock (Note 1, Note 10). The following table summarized the fair value of assets acquired and liabilities assumed in the transaction:

Total Consideration:
Fair value of common stock of issued	$288,259,804
288,259,804
Assets Acquired at Fair Value
Investments, at fair value	276,856,359
Investments through participation interests, at fair value	13,680,000
Equity investment in Terra Park Green Members, LLC, at fair value	16,900,000
Restricted cash	21,421,501
Interest receivable	2,382,546
Due from related party	438,249
Other assets	35,695
Liabilities Assumed at Fair Value
Obligations under participation agreements	(24,147,097)
Interest reserve and other deposits held on loan	(21,421,501)
Due to Manager	(2,011,003)
Other liabilities	(909,516)
Net assets transferred excluding cash	283,225,233
Cash contributed by Terra Fund 5	$5,034,571

Upon receipt of the contribution of the consolidated portfolio of net assets from Terra Fund 5, the Company consolidated the operations of a wholly-owned subsidiary, Terra Park Green Members, LLC (“Terra Park Green”), an entity that owned two commercial office building parks and the related operations (Note 4). The following table shows the impact of the consolidated balance sheet upon consolidation of Terra Park Green:

January 1, 2016
Equity investment in Terra Park Green, at fair value	$16,900,000

Real estate assets held for sale	35,155,662
Cash held in escrow by lender	2,085,108
Other assets	267,306
Mortgage loan payable	(20,000,000)
Accounts payable and accrued expenses	(347,971)
Other liabilities	(615,309)
Cash transferred in upon consolidation of Terra Park Green	$355,204

See notes to consolidated financial statements.

F-37

Terra Property Trust, Inc.

Notes to Consolidated Financial Statements

December 31, 2016

Note 1. Business

Terra Property Trust, Inc. (and, together with its consolidated subsidiaries, the “Company” or “Terra Property Trust”) was incorporated under the general corporation laws of the State of Maryland on December 31, 2015. The Company was formed to originate, acquire and structure real estate-related loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, preferred equity investments and other loans related to high quality commercial real estate. The Company’s investment strategy is to invest in, and manage a diverse portfolio of, real estate-related loans. The Company seeks to create and maintain a portfolio of investments that generates a low volatility income stream for attractive and consistent cash distributions. The real-estate loans are typically investments between $3 million and $25 million, with interest rates ranging from 12% to 16% and maturities between one to ten years.

Effective January 1, 2016, Terra Fund 1, Terra Fund 2, Terra Secured Income Fund 3, LLC (“Terra Fund 3”) and Terra Secured Income Fund 4, LLC (“Terra Fund 4”), through a series of separate mergers, merged with and into subsidiaries of Terra Fund 5 ( collectively, the “Terra Funds”). In each merger, unitholders of each merging fund exchanged their units in Terra Funds 1 through 4 for units in Terra Fund 5 (collectively, the “Merger”). Following the Merger, Terra Fund 5 contributed the consolidated portfolio of net assets of the Terra Funds to the Company in exchange for the common shares of the Company. Upon completion of the Merger, Terra Fund 5 became the parent company of Terra Funds 1 through 4 and the direct and indirect sole common stockholder of, and began conducting substantially all of its real estate lending business through, the Company. Upon receipt of the contribution of the consolidated portfolio of net assets from Terra Fund 5, the Company commenced its operations on January 1, 2016.

The Company has elected to be taxed, and to qualify annually thereafter, as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with the taxable year ended December 31, 2016. As a REIT, the Company is not subject to federal income taxes on income and gains distributed to the stockholders as long as certain requirements are satisfied, principally relating to the nature of income and the level of distributions, as well as other factors. The Company also operates its business in a manner that permits it to maintain its exclusion from registration under the Investment Company Act of 1940, as amended.

The Company’s investment activities were externally managed by Terra Capital Advisors, LLC, a private investment firm affiliated with the Company, pursuant to a management agreement (the “Management Agreement”), under the oversight of the Company’s board of directors (Note 6). On September 1, 2016, Terra Capital Advisors, LLC assigned its rights and obligations under the Management Agreement to Terra Income Advisors, LLC, another private investment firm affiliated with the Company. The Company refers to Terra Capital Advisors, LLC and Terra Income Advisors, LLC collectively as the Manager. The Company does not currently have any employees and does not expect to have any employees. Services necessary for the Company’s business are provided by individuals who are employees of the Manager or by individuals who were contracted by the Company or by the Manager to work on behalf of the Company pursuant to the terms of the Management Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include all of the Company’s accounts and those of its consolidated subsidiaries. The consolidated financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the period presented. All intercompany balances and transactions have been eliminated.

Loans Held for Investment

The Company originates, acquires, and structures real estate-related loans generally to be held to maturity. The Company records investment transactions on the trade date. Loans held for investments are carried at the principal amount outstanding, adjusted for the accretion of discounts on investments and exit fees, and the amortization of premiums on investments and origination fees. The Company’s preferred equity investments, which are economically similar to mezzanine loans and subordinate to any loans but senior to common equity, are accounted for as loans held for investment. Loans that are deemed to be impaired will be carried at cost less a specific allowance for loan losses.

F-38

Notes to Consolidated Financial Statements

Allowance for Loan Losses

The Company’s loans are typically collateralized by either the sponsors’ equity interest in the real estate properties or real estate properties. As a result, the Company regularly evaluates the extent and impact of any credit migration associated with the performance and/or value of the underlying collateral property as well as the financial and operating capability of the borrower/sponsor on a loan-by-loan basis. The Manager employs an asset management approach and monitors the portfolio of loans, through, at a minimum, quarterly financial review of property performance including net operating income, loan-to-value, debt-service coverage ratio (“DSCR”) and the debt yield, supplemented by occasional site visits to evaluate the assets. The Manager also requires certain borrowers to establish a cash reserve, as a form of additional collateral, for the purpose of providing for future interest or property-related operating payments. The information gathered by way of the asset management process is sufficient in assessing collectability.

Using the information gathered by way of the asset management process, the Manager performs a quarterly, or more frequently as needed, review of the Company’s portfolio of loans. In conjunction with this review, the Manager assesses the risk factors of each loan and assigns each loan a risk rating. Based on a 5-point scale, the Company’s loans are rated “1” through “5”, from less risk to greater risk. For loans with a risk rating of “4” and “5”, the Manager assesses each loan for collectability. This includes the ability to realize the full amount of principal and interest in the event that the Company needs to exercise its rights under the terms of the agreement and/or any other contemplated workout or modification. To the extent the Company’s net realizable amount analysis indicates the principal amount of the recorded loan as of the reporting date is in jeopardy, an appropriate allowance for loan losses will be recorded. Additionally, the Company records a general allowance for loan losses equal to 1.5% of the aggregate carrying amount of loans rated as a “4” and 5% of the aggregate carrying amount of loans rated as a “5”. Loans on which a specific allowance is recorded are removed from the pool of loans on which a general allowance is calculated.

Revenue Recognition

Revenue is accounted for under Accounting Standards Codification (“ASC”) 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income: Interest income is accrued based upon the outstanding principal amount and contractual terms of the loans and preferred equity investments that the Company expects to collect and it is accrued and recorded on a daily basis. Discounts and premiums on investments purchased are accreted or amortized over the expected life of the respective loan using the effective yield method, and are included in interest income in the consolidated statement of operations. Loan origination fees and exit fees, net of portions attributable to obligations under participation agreements, are capitalized and amortized or accreted to interest income over the life of the investment using the effective interest method. Income accrual is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of the Manager, recovery of income and principal becomes doubtful. Interest is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

The Company holds loans in its portfolio that contain paid-in-kind (“PIK”) interest provisions. The PIK interest, which represents contractually deferred interest that is added to the principal balance that is due at maturity, is recorded on the accrual basis.

Real Estate Operating Revenues: Real estate operating revenue is derived from leasing of space to various types of tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Lease revenue, or rental income from leases, is recognized on a straight-line basis over the term of the respective leases. Additionally, the Company recorded above- and below-market lease intangibles in connection with the acquisition of the real estate properties. These intangible assets and liabilities are amortized to lease revenue over the remaining contractual lease term.

Other Revenues: Prepayment fee income are recognized as prepayments occur. All other income is recognized when earned.

Realized Gains or Losses

Realized gains or losses on dispositions of investments represent the difference between the carrying value based on the specific identification method, and the proceeds received from the sale or maturity (exclusive of any prepayment penalties). Realized gains and losses are recognized in the consolidated statement of operations.

F-39

Notes to Consolidated Financial Statements

Accounting for Acquisition

In accordance with the guidance for business combinations, the Company evaluates each transaction to determine if it is an asset acquisition or business combination. If the assets acquired and liabilities assumed constitute a business, the Company accounts for the transaction as a business combination. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition.  Under both methods, the Company recognizes identifiable assets acquired and liabilities (both specific and contingent) assumed at their fair values at the acquisition date. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions. The Company immediately expenses acquisition-related costs and fees associated with business combinations.

Purchase Price Allocation of Tangible Assets:  When the Company acquires properties with leases classified as operating leases, the Company allocates the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The tangible assets consist of land, buildings, and site improvements. The intangible assets and liabilities include the above- and below-market value of leases and the in-place leases, which include a value for tenant relationships. Land is typically valued utilizing the sales comparison (or market) approach. Buildings are valued, as if vacant, using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined primarily by reference to portfolio appraisals, which determines their values on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term.

Purchase Price Allocation of Intangible Assets and Liabilities:  The Company records above- and below-market lease intangible values for acquired properties based on the present value using a discount rate reflecting the risks associated with the leases acquired of the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) the Company’s estimate of fair market lease rates for the property or equivalent property, both of which are measured over the estimated lease term. The Company discounts the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting its current assessment of the risk associated with the lease acquired. Estimates of market rent are generally determined by the Company relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers.

The Company evaluates the specific characteristics of each tenant’s lease and any pre-existing relationship with each tenant in determining the value of in-place lease intangibles. To determine the value of in-place lease intangibles, the Company considers the following:

•	estimated market rent;
•	estimated carrying costs of the property during a hypothetical expected lease-up period; and
•	current market conditions and costs to execute similar leases, including tenant improvement allowances and leasing commissions.

Estimated carrying costs of the property include real estate taxes, insurance, other property operating costs, and estimates of lost rentals at market rates during the market participants’ expected lease-up periods, based on assessments of specific market conditions. The Company determines these values using its estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

Real Estate Assets Held for Sale

The Company classifies those assets that are associated with operating leases as real estate assets held for sale when the assets are being actively marketed for sale at a price that is reasonable in relation to their current fair value and the Company believes it is probable that the disposition will occur within one year. For assets classified as held for sale, the Company suspends depreciation and amortization on the related tangible assets as well as non-rent related intangible assets. The Company continues to amortize rent-related intangible assets and liabilities until the assets are sold. Real estate assets held for sale are recorded at the lower of carrying value or estimated fair value, less estimated costs to sell.

If circumstances arise that the Company previously considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the Company reclassifies the property as held and used. The Company measures and records a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

F-40

Notes to Consolidated Financial Statements

The Company recognizes gains and losses on the sale of properties when, among other criteria, it no longer has continuing involvement, the parties are bound by the terms of the contract, all consideration has been exchanged, and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

As of December 31, 2016, the Company had no real estate assets held for sale.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with original maturities of ninety days or less when purchased, as cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

Restricted Cash

Restricted cash represents cash held as additional collateral by the Company on behalf of the borrowers related to the investments in loans or preferred equity instruments for the purpose of such borrowers making interest and property-related operating payments. Restricted cash is not available for general corporate purposes. The related liability is recorded in “Interest reserve and other deposits held on investments” on the consolidated balance sheet.

Cash Held in Escrow by Lenders

Cash held in escrow by lenders represents amounts funded by the Company to an escrow account held by the lenders for debt services and tenant improvements.

Participation Interests

The Company follows the guidance in ASC 860, Transfers and Servicing (“ASC 860”), when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s consolidated balance sheet and the proceeds are recorded as obligations under participation agreements. For the investments which participation has been granted, the interest earned on the entire loan balance is recorded within “Interest income” and the interest related to the participation interest is recorded within “Interest expense from obligations under participation agreements” in the consolidated statement of operations. See “Obligations under Participation Agreements” in Note 7 for additional information.

Fair Value Measurements

U.S. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The Company has not elected the fair value option for its financial instruments, including loans held for investment, loans held for investment acquired through participation, obligations under participation agreements and mortgage loan payable. Such financial instruments are carried at cost.

Deferred Financing Costs

Deferred financing costs represent fees and expenses incurred in connection with obtaining financing for investments. These costs are presented in the consolidated balance sheet as a direct deduction of the debt liability to which the costs pertain. These costs are amortized using the effective interest method and are included in interest expense on mortgage loan payable in the consolidated statement of operations over the life of the borrowings.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. In order to qualify as a REIT, the Company is required, among other things, to distribute at least 90% of its REIT net taxable income to the stockholders and meet certain tests regarding the nature of its income and assets. As a REIT, the Company is not subject to federal income taxes on income and gains distributed to the stockholders as long as certain requirements are satisfied, principally relating to the nature of income and the level of distributions, as well as other factors. If the Company fails to continue to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal and state income taxes at regular corporate rates (including any applicable

F-41

Notes to Consolidated Financial Statements

alternative minimum tax) beginning with the year in which it fails to qualify and may be precluded from being able to elect to be treated as a REIT for the Company’s four subsequent taxable years.

As of December 31, 2016, the Company has satisfied all the requirements for a REIT and accordingly, no provision for federal income taxes has been included in the consolidated financial statements for the year ended December 31, 2016.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the consolidated financial statements and tax basis assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Such deferred tax assets and liabilities were not material.

The Company did not have any uncertain tax positions that met the recognition or measurement criteria of ASC 740-10-25, Income Taxes, nor did the Company have any unrecognized tax benefits as of the periods presented herein. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in its consolidated statement of operations. For the year ended December 31, 2016, the Company did not incur any interest or penalties. Although the Company files federal and state tax returns, its major tax jurisdiction is federal. The Company’s inception-to-date federal tax return remains subject to examination by the Internal Revenue Service.

Earnings Per Share

The Company has a simple equity capital structure with only common stock and preferred stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per-share amounts for the period presented in the consolidated financial statements. Income per basic share of common stock is calculated by dividing net income allocable to common stock by the weighted-average number of shares of common stock issued and outstanding during such period.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of gains (losses), income and expenses during the reporting period. Actual results could significantly differ from those estimates. The most significant estimates inherent in the preparation of the Company’s consolidated financial statements is the valuation of loans.

Segment Information

The Company’s primary business is originating, acquiring and structuring real estate-related loans related to high quality commercial real estate. The Company operates in a single segment focused on mezzanine loans, other loans and preferred equity investments.

Implications of Being an Emerging Growth Company

The Company qualifies as an emerging growth company, as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), for so long as the Company qualifies as an emerging growth company.

In addition, Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act, as amended by Section 102(b) of the JOBS Act provide that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. However, pursuant to Section 107 of the JOBS Act, the Company is choosing to opt out of such extended transition period, and as a result, the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Company could remain an emerging growth company until the earlier of (i) up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement, (ii) the last day of the first fiscal year in which the Company’s annual gross revenues are $1 billion or more, (iii) the date that the Company become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Company’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, or (iv) the date on which the Company has issued more than $1 billion in non-convertible debt during the preceding three-year period.

F-42

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services. In July 2015, the FASB postponed the effective date of this new guidance from January 1, 2017 to January 1, 2018. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company does not expect the adoption of ASU 2014-09 to have a material impact on its consolidated financial statements and disclosure.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments provide a definition of the term “substantial doubt” and include principles for considering the mitigating effect of management’s plans. The amendments also require an evaluation every reporting period, including interim periods for a period of one year after the date that the financial statements are issued (or available to be issued), and certain disclosures when substantial doubt is alleviated or not alleviated. The amendments in this update are effective for reporting periods ending after December 15, 2016. The Company adopted ASU 2014-15 in 2016. The adoption of ASU 2014-15 did not have a material impact on its consolidated financial statements and disclosures.

In February 2015, the FASB issued ASU 2015-02, Consolidation (ASC Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 significantly changes the consolidation analysis required under U.S. GAAP and ends the deferral granted to investment companies from applying the variable interest entity guidance. ASU 2015-02 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015 and early adoption is permitted. The Company adopted ASU 2015-02 beginning January 1, 2016. The adoption of ASU 2015-02 did not have a material impact on its consolidated financial statements and disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. ASU 2015-03 is effective for fiscal years that begin after December 15, 2015 and early adoption is permitted. The Company adopted ASU 2015-03 beginning January 1, 2016. The adoption of ASU 2015-03 did not have a material impact on its consolidated financial statements and disclosures.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustment (“ASU 2015-16”). ASU 2015-16 requires that an acquirer recognize adjustments identified during the business combination measurement period in the reporting period in which the adjustment amounts are determined. The effects on earnings due to changes in depreciation, amortization, or other income effects as a result of the change are also recognized in the same period’s financial statements. ASU 2015-16 also requires that acquirers present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, early adoption is permitted, and prospective application is required for adjustments that are identified after the effective date of this update. The Company adopted ASU 2015-16 beginning January 1, 2016. The adoption of ASU 2015-16 did not have a material impact on its consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. Additionally, the new standard requires extensive quantitative and qualitative disclosures. ASU 2016-02 is effective for U.S. GAAP public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years; for all other entities, the final lease standard will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. This

F-43

Notes to Consolidated Financial Statements

ASU is not expected to have any impact on the Company’s consolidated financial statements as the Company does not have any lease arrangements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. This ASU is effective for annual and interim periods beginning after December 15, 2019 and early adoption is permitted for annual and interim periods beginning after December 15, 2018. Management is currently evaluating the impact of this change will have on the Company’s consolidated financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-15”).  ASU 2016-15 provides guidance on how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements and disclosure.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control (“ASU 2016-17”). ASU 2016-17 changes how a reporting entity that is a decision maker should consider indirect interests in a VIE held through an entity under common control. If a decision maker must evaluate whether it is the primary beneficiary of a VIE, it will only need to consider its proportionate indirect interest in the VIE held through a common control party. ASU 2016-17 amends ASU 2015-02, which the Company adopted on January 1, 2016, and which currently directs the decision maker to treat the common control party’s interest in the VIE as if the decision maker held the interest itself. ASU 2016-17 is effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of ASU 2016-17 to have a material impact on its consolidated financial statements and disclosure.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-18”). ASU 2016-18 requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 does not provide a definition of restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public business entities for annual and interim periods beginning after December 15, 2017. For all other entities, ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period, and should be applied using a retrospective transition method. Management is currently evaluating the impact of this change will have on the Company’s consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a “set,” that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the impact of this change will have on the Company’s consolidated financial statements and disclosures.

F-44

Notes to Consolidated Financial Statements

Note 3. Loans Held for Investment

Portfolio Summary

The following table provides a summary of the Company’s loan portfolio as of December 31, 2016:

	December 31, 2016
	Fixed Rate	Floating Rate (1)	Total
Number of investments	37	1	38
Principal balance	$275,363,207	$50,450,061	$325,813,268
Carrying value	$279,781,074	$50,902,766	$330,683,840
Fair value	$278,931,283	$50,924,056	$329,855,339
Weighted-average interest rate	12.98%	9.19%	12.38%
Weighted-average remaining terms (year) (2)	1.42	1.19	1.39

(1)	This investment pays an annual interest rate of London Interbank Offered Rate (“LIBOR”) plus 8.5% with LIBOR cannot be lower than 0.5%. Interest rate shown was determined using the applicable annual interest rate as of December 31, 2016.
(2)	Reflects the current maturity dates.

Investment Activities

The following table presents the activities of the Company’s loan portfolio for the year ended December 31, 2016:

	Loans and Preferred Equity Investments	Loans Through Participation Interests	Equity Investment in Terra Park Green	Total
Balance, January 1, 2016	276,746,474	13,789,884	16,900,000	307,436,358
New investments made	128,603,230	620,759	—	129,223,989
Principal repayments received	(88,567,393)	—	—	(88,567,393)
PIK interest (1)	1,254,890	272,408	—	1,527,298
Net amortization of premiums on investments	(2,285,876)	—	—	(2,285,876)
Accretion of exit fees, net	422,692	18,475	—	441,167
Allowance for loan losses	—	(191,703)	—	(191,703)
Disposal of Terra Park Green (2)	—	—	(16,900,000)	(16,900,000)
Balance, December 31, 2016	$316,174,017	$14,509,823	$—	$330,683,840

(1)	Certain investments in the Company’s portfolio contains PIK interest provisions. The PIK interest represents contractually deferred interest that is added to the principal balance. PIK interest related to obligations under participation agreements amounted to $233,313 for the years ended December 31, 2016.
(2)	The Company consolidated the operations of this entity effective January 1, 2016. On November 17, 2016, Terra Park Green sold all of its real estate properties (Note 4).

F-45

Notes to Consolidated Financial Statements

Portfolio Information

The tables below detail the types of loans in the Company’s loan portfolio, as well as the property type and geographic location of the properties securing these loans:

	December 31, 2016
Investment Structure	Principal	Carrying Value	% of Total
Mezzanine loans	$139,810,222	$142,489,036	43.1%
First mortgages	124,690,016	125,863,391	38.1%
Preferred equity investments	51,965,691	52,896,500	16.0%
Other (1)	9,539,042	9,626,616	2.9%
Allowance for loan losses	(191,703)	(191,703)	(0.1)%
Total	$325,813,268	$330,683,840	100.0%

(1)	Other represents the unused cash from two credit facilities.

	December 31, 2016
Property Type	Principal	Carrying Value	% of Total
Hotel	$82,726,671	$84,133,273	25.4%
Multifamily	83,510,933	85,021,199	25.7%
Office	74,054,158	74,747,026	22.6%
Land	64,380,220	64,992,725	19.7%
Student housing	5,700,000	6,125,635	1.9%
Mixed use	3,593,947	3,619,217	1.1%
Other (1)	12,039,042	12,236,468	3.7%
Allowance for loan losses	(191,703)	(191,703)	(0.1)%
Total	$325,813,268	$330,683,840	100.0%

(1)	Other includes $2.5 million of retail properties and $9.5 million of unused cash from two credit facilities.

	December 31, 2016
Geographic Location	Principal	Carrying Value	% of Total
United States
California	$101,275,061	$102,699,779	31.2%
Florida	54,484,022	54,927,914	16.6%
New York	48,367,052	48,746,769	14.7%
New Jersey	22,639,955	22,865,291	6.9%
Pennsylvania	19,522,000	19,703,355	6.0%
Texas	10,189,038	10,420,209	3.2%
Delaware	10,000,000	10,082,308	3.0%
Tennessee	9,877,843	10,179,485	3.1%
Virginia	6,675,510	6,737,238	2.0%
Arizona	5,719,598	5,772,487	1.7%
Oregon	5,000,000	5,356,923	1.6%
North Carolina	4,921,404	4,985,576	1.5%
Georgia	4,250,000	4,604,941	1.4%
Massachusetts	4,000,000	4,112,275	1.2%
Alabama	3,844,445	3,928,742	1.2%
Other (1)	15,239,043	15,752,251	4.8%
Allowance for loan losses	(191,703)	(191,703)	(0.1)%
Total	$325,813,268	$330,683,840	100.0%

(1)	Other includes $2.7 million of properties in Indiana, $3.0 million of properties in South Carolina and $9.5 million of unused cash from two credit facilities.

F-46

Notes to Consolidated Financial Statements

Loan Risk Rating

As described in Note 2, the Manager evaluates the Company’s loan portfolio on a quarterly basis or more frequently as needed. In conjunction with the quarterly review of the Company’s loan portfolio, the Manager assesses the risk factors of each loan, and assigns a risk rating based on a five-point scale with “1” being the lowest risk and “5” being the greatest risk.

The following table allocates the principal balance and the carrying value of the Company’s loans based on the loan risk rating as of December 31, 2016:

	December 31, 2016
Loan Risk Rating	Number of Investments	Principal	Carrying Value	% of Total
1	34	$288,744,751	$293,280,104	88.6%
2	3	24,480,000	24,698,048	7.5%
3	0	—	—	—%
4	1	12,780,220	12,897,391	3.9%
5	0	—	—	—%
	38	326,004,971	330,875,543	100.0%
Allowance for loan losses		(191,703)	(191,703)
Total, net of allowance for loan losses	38	$325,813,268	$330,683,840	100.0%

On a quarterly basis, the Company evaluates loans with loan risk rating of “4” and “5” for possible impairment. Based on the information collected from the management of the investment portfolio and the analysis to determine the net realizable amount, the Company did not record an allowance for credit losses for individual loans for the year ended December 31, 2016. The Company, however, recorded a general allowance for loan losses of $0.2 million for loans with loan risk rating of “4” and “5”. The following table presents the activity in the Company’s allowance for loan losses:

Year Ended December 31, 2016
Allowance for loan losses, January 1, 2016	$—
Provision for loan losses	191,703
Charge-offs	—
Recoveries	—
Allowance for loan losses, December 31, 2016	$191,703

As of December 31, 2016, none of the principal balances or interest receivables of the investments were past due and there were no modifications of loans for the year ended December 31, 2016.

F-47

Notes to Consolidated Financial Statements

Note 4. Real Estate Asset Disposition

On January 1, 2016, Terra Fund 5 contributed its consolidated portfolio of net assets, including its interest in Terra Park Green, an entity that owned a multi-tenant office portfolio comprised of two commercial office building parks and the related operations in South Carolina, to the Company (Note 10). Upon receipt of the contribution of the consolidated portfolio of net assets from Terra Fund 5, the Company consolidated the operations of Terra Park Green. The equity in Terra Park Green was allocated to assets and liabilities based on the accounting for acquisition policy described in Note 2. The following table is presented to show the impact in the balance sheet upon consolidation of Terra Park Green on January 1, 2016:

Equity investment in Terra Park Green	$16,900,000

Real estate assets held for sale
Real estate	$25,797,062
Above-market rent (weighted-average life - 4.7 years)	633,280
Below-market rent (weighted-average life - 8.1 years)	(1,522,358)
In-place lease (weighted-average life - 3.4 years)	10,247,678
Total real estate assets held for sale	35,155,662
Cash and cash equivalents	355,204
Cash held in escrow by lender	2,085,108
Other assets	267,306
Mortgage loan payable	(20,000,000)
Accounts payable and accrued expense	(347,971)
Other liabilities	(615,309)
$16,900,000

When the Company acquired the real estate properties, its intention was to sell the properties within a short holding period. As such, the properties were classified as held for sale effective January 1, 2016. On November 17, 2016, Terra Park Green sold the properties for net proceeds of $38.1 million, net of selling costs, and recognized a gain on the sale of approximately $1.9 million. In connection with the sale of the properties, Terra Park Green used a portion of the proceeds to repay a mortgage loan payable with a principal balance of $20.0 million (Note 7).

In connection with the sale of the real estate properties, Terra Park Green paid a $1.2 million incentive fee, which was based on its internal rate of return, to a third-party firm engaged to market the real estate properties for sale.

F-48

Notes to Consolidated Financial Statements

The results of operations of Terra Park Green for the year ended December 31, 2016 are included in the consolidated financial statements of the Company and are summarized as follows:

Year Ended December 31, 2016

Real estate operating revenues:
Lease revenue	$5,462,820
Other operating income	221,646
Total	5,684,466
Real estate operating expenses:
Utilities	684,401
Real estate taxes	523,574
Repairs and maintenances	735,177
Management fees	165,575
Other operating expenses	386,561
Total	2,495,288
Professional fees	(112,412)
Interest expense on mortgage loan payable	(1,169,455)
Third-party incentive fee	(1,209,471)
Disposition fee expense	(385,000)
Gain on sale of real estate properties	1,896,652
Net income	$2,209,492

Note 5. Fair Value Measurements

The Company adopted the provisions of ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

F-49

Notes to Consolidated Financial Statements

Financial Instruments not Carried at Fair Value

As of December 31, 2016, the Company has not elected the fair value option for its financial instruments. The following table presents the carrying value and estimated fair value of the Company’s financial instruments that are not carried at fair value on the consolidated balance sheet:

		December 31, 2016
	Level	Principal Amount	Carrying Value	Fair Value
Investments:
Loans held for investment	3	$311,424,751	$316,174,017	$315,110,108
Investments through participation interests	3	14,388,517	14,509,823	14,745,231
Total investments		$325,813,268	$330,683,840	$329,855,339
Liabilities:
Obligations under participation agreements	3	$32,635,785	$32,986,194	$32,904,955
Mortgage loan payable	3	34,000,000	33,868,844	34,169,187
Total liabilities		$66,635,785	$66,855,038	$67,074,142

The Company estimated that its other financial assets and liabilities, not included in the table above, had fair values that approximated their carrying values at December 31, 2016 due to their short-term nature.

Valuation Process for Fair Value Measurement

Market quotations are not readily available for the Company’s real estate-related investments, all of which are included in Level 3 of the fair value hierarchy, and therefore these investments are valued utilizing a yield approach, i.e. a discounted cash flow methodology to arrive at an estimate of the fair value of each respective investment in the portfolio using an estimated market yield. In following this methodology, investments are evaluated individually, and management takes into account, in determining the risk-adjusted discount rate for each of the Company’s investments, relevant factors, including available current market data on applicable yields of comparable debt/preferred equity instruments; market credit spreads and yield curves; the investment’s yield; covenants of the investment, including prepayment provisions, the portfolio company’s ability to make payments, its net operating income, DSCR, the nature, quality, and realizable value of any collateral (and loan-to-value ratio); and the forces that influence the local markets in which the asset (the collateral) is purchased and sold, such as capitalization rates, occupancy rates, rental rates, replacement costs and the anticipated duration of each real estate-related loan investment.

The Manager designates a valuation committee to oversee the entire valuation process of the Company’s Level 3 investments. The valuation committee is comprised of members of the Manager’s senior management, deal and portfolio management teams, who meet on a quarterly basis, or more frequently as needed, to review the Company investments being valued as well as the inputs used in the proprietary valuation model. Valuations determined by the valuation committee are supported by pertinent data and, in addition to a proprietary valuation model, are based on market data, industry accepted third-party valuation models and discount rates or other methods the valuation committee deems to be appropriate. Because there is no readily available market for these investments, the fair values of these investments are approved in good faith by the Manager pursuant to the Company’s valuation policy.

The following table summarizes the valuation techniques and significant unobservable inputs used by the Company to value the Level 3 investments as of December 31, 2016. The tables are not intended to be all-inclusive, but instead identify the significant unobservable inputs relevant to the determination of fair values.

F-50

Notes to Consolidated Financial Statements

	Fair Value at			December 31, 2016
Asset Category	December 31, 2016	Primary Valuation Technique	Unobservable Inputs	Minimum	Maximum	Weighted Average
Assets:
Loans and preferred equity investments	$315,110,108	Discounted cash flow	Discount rate	9.09%	15.96%	12.15%
Investments through participation interests	14,745,231	Discounted cash flow	Discount rate	11.90%	13.39%	13.21%
Total Level 3 Assets	$329,855,339
Liabilities:
Obligations under Participation Agreements	$32,904,955	Discounted cash flow	Discount rate	12.40%	15.78%	13.28%
Mortgage loan	34,169,187	Discounted cash flow	Discount rate	3.92%	3.92%	3.92%
Total Level 3 Liabilities	$67,074,142

Note 6. Related Party Transactions

Management Agreement

On January 1, 2016, the Company entered into a Management Agreement with the Manager whereby the Manager is responsible for its day-to-day operations. The Management Agreement runs co-terminus with the amended and restated operating agreement for Terra Fund 5, which is scheduled to terminate on December 31, 2023 unless Terra Fund 5 is dissolved earlier. The following table presents a summary of fees paid and costs reimbursed to the Manager in connection with providing services to the Company that are included on the consolidated statement of operations:

Year Ended December 31, 2016
Origination fee expense (1)	$2,862,189
Asset management fee	3,316,435
Asset servicing fee	798,133
Operating expenses reimbursed to Manager	3,348,629
Disposition fee (2) (3)	1,081,751
Total	$11,407,137

(1)	Origination fee expense is generally offset with origination fee income. Any excess is deferred and amortized to interest income over the term of the investment.
(2)	Disposition fee is generally offset with exit fee income on the consolidated statement of operations. Any excess is deferred and amortized to interest income over the term of the investment.
(3)	Amount included disposition fee of $0.4 million paid to the Manager in connection with the disposition of the Terra Park Green real estate properties for which no exit fee income was recorded.

Origination Fee Expense

Pursuant to the Management Agreement, the Manager or its affiliates receives an origination fee in the amount of 1% of the amount used to originate, fund, acquire or structure real estate-related loans, including any third party expenses related to such investments. In the event that the term of any real estate-related loan held by the Company is extended, the Manager or its affiliates also receives an origination fee equal to the lesser of (i) 1% of the principal amount of the loan being extended or (ii) the amount of fee paid to the Company by the borrower in connection with such extension.

Asset Management Fee

Under the terms of the Management Agreement, the Manager or its affiliates provides the Company with certain investment management services in return for a management fee. The Company pays a monthly asset management fee at an annual rate of 1% of the aggregate funds under management, which includes the loan origination price or aggregate gross acquisition price, as defined in the Management Agreement, for each real estate related investment and cash held by the Company.

F-51

Notes to Consolidated Financial Statements

Asset Servicing Fee

The Manager or its affiliates receives from the Company a monthly servicing fee at an annual rate of 0.25% of the aggregate gross origination price or acquisition price, as defined in the Management Agreement, for each real estate-related loan held by the Company.

Operating Expenses

The Company reimburses the Manager for operating expenses incurred in connection with services provided to the operations of the Company, including the Company’s allocable share of the Manager’s overhead, such as rent, employee costs, utilities, and technology costs.

Disposition Fee

Pursuant to the Management Agreement, the Manager or its affiliates receives a disposition fee in the amount of 1% of the gross sale price received by the Company from the disposition of any real estate-related investment, or any portion of, or interest in, any real estate-related investment. The disposition fee is paid concurrently with the closing of any such disposition of all or any portion of any real estate-related investment or any interest therein, which is the lesser of (i) 1% of the principal amount of the loan or debt-related investment prior to such transaction or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property equal to 1% of the sales price.

Distributions Paid

The Company’s sole common stockholder is Terra Fund 5. For the year ended December 31, 2016, the Company made distributions totaling approximately $38.5 million to Terra Fund 5 (Note 10), of which approximately $6.8 million was a return of capital.

Due from Related Party

As of December 31, 2016, approximately $0.4 million was due from Terra Fund 5, as reflected on the consolidated balance sheet, primarily related to an adjustment to the contribution of consolidated portfolio of net assets of the Terra Funds to the Company on January 1, 2016.

Due to Manager

As of December 31, 2016, approximately $2.5 million was due to the Manager, as reflected on the consolidated balance sheet, primarily related to the present value of the disposition fee due to the Manager.

Participation Agreements

In the normal course of business, the Company may enter into participation agreements (“PAs”) with related parties, primarily other affiliated funds managed by the Manager (the “Participants”). The purpose of the PAs is to allow the Company and an affiliate to originate a specified loan when, individually, the Company does not have the liquidity to do so or to achieve a certain level of portfolio diversification. The Company may transfer portions of its investments to other Participants or it may be a Participant to a loan held by another entity. In addition, the Company sells participation interests to an affiliate not less than 90 days after the origination of an investment to allow for greater diversification within the Company’s portfolio as well as sharing investment economics with the affiliate.

ASC 860, Transfers and Servicing, establishes accounting and reporting standards for transfers of financial assets. ASC 860-10 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company has determined that the participation agreements it enters into are accounted for as secured borrowings under ASC 860 (See “Participation interests” in Note 2 and “Obligations under Participation Agreements” in Note 7).

F-52

Notes to Consolidated Financial Statements

Participation Interests Purchased by the Company

The below table lists the investment interests participated in by the Company via PAs as of December 31, 2016. In accordance with the terms of each PA, each Participant’s rights and obligations, as well as the proceeds received from the related borrower/issuer of the investment, are based upon their respective pro rata participation interest in the investment.

	Participating
	Interests	Principal	Carrying Value
QPT 24th Street Mezz LLC (1)	83.33%	$12,780,220	$12,897,391
KOP Hotel XXXI Mezz LP (1)	31.03%	1,800,000	1,804,135
		$14,580,220	$14,701,526

(1)	Participation through Terra Income Fund 6, Inc., an affiliated fund advised by the Manager. For the year ended December 31, 2016, the Company transferred a portion of this investment to Terra Secured Income Fund 5 International, an affiliated fund, through a PA. See “Transfers of Participation Interest by the Company” below for more information.

Transfers of Participation Interest by the Company

The following table summarizes the investments that were subject to PAs with affiliated entities as of December 31, 2016:

			Transfers Treated as Obligations Under Participation Agreements
	Principal	Carrying Value	% Transferred	Principal (4)	Carrying Value (4)
L.A. Warner Hotel Partners, LLC (1)	$20,000,000	$20,579,513	18.75%	$3,750,000	$3,858,659
TSG-Parcel 1, LLC (1)	18,000,000	18,180,000	26.67%	4,800,000	4,848,000
TSG-Parcel 1, LLC (2)	18,000,000	18,180,000	11.11%	2,000,000	2,020,000
1100 Biscayne Management Holdco, LLC (1)	15,359,671	15,488,644	17.81%	2,735,384	2,758,350
140 Schermerhorn Street Mezz LLC (3)	15,000,000	15,105,343	50.00%	7,500,000	7,552,672
QPT 24th Street Mezz LLC (1)(3)	12,780,220	12,897,391	30.00%	3,834,087	3,869,238
BPG Office Partners III/IV LLC (1)	10,000,000	10,082,308	30.00%	3,000,000	3,024,692
SD Carmel Hotel Partners, LLC (1)	6,000,000	6,059,398	13.33%	800,000	807,920
Caton Mezz, LLC (1)	5,160,404	5,210,404	30.00%	1,548,125	1,563,125
CGI Mezz 55MM, LLC (1)	3,593,947	3,619,217	30.00%	1,078,189	1,085,767
Austin H. I. Owner LLC (1)	3,500,000	3,521,769	30.00%	1,050,000	1,056,531
KOP Hotel XXXI Mezz LP (1)(3)	1,800,000	1,804,135	30.00%	540,000	541,240
				$32,635,785	$32,986,194

(1)	Participant is Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager.
(2)	Participant is Terra Income Fund 6, Inc., an affiliated fund advised by the Manager.
(3)	The Company participated into this investment through Terra Income Fund 6, Inc. For the year ended December 31, 2016, the Company transferred a portion of this investment to Terra Secured Income Fund 5 International through a PA.
(4)	Amounts transferred may not agree to the proportionate share of the principal balance and fair value due to the rounding of percentage transferred.

These investments are held in the name of the Company, but each of the Participant’s rights and obligations, including interest income and other income (e.g., exit fee, prepayment income) and related fees/expenses (e.g., disposition fees, asset management and asset servicing fees), are based upon their respective pro rata participation interest in such participated investments, as specified in the respective PA. The Participants’ share of the investments is repayable only from the proceeds received from the related borrower/issuer of the investments and, therefore, the Participants also are subject to credit risk (i.e., risk of default by the underlying borrower/issuer). Pursuant to the PAs with these entities, the Company receives and allocates the interest income and other related investment income to the Participants based on their respective pro rata participation interest. The Participants pay

F-53

Notes to Consolidated Financial Statements

related expenses also based on their respective pro rata participation interest (i.e., asset management and asset servicing fees, disposition fees) directly to the Manager.

Note 7. Debt

Mortgage Loan Payable

The following table presents certain information about the Company’s mortgage loan payable at December 31, 2016:

Lender	Current Interest Rate	Maturity Date	Principal Amount	Carrying Value	Carrying Value of Investment (1)
Centennial Bank	5.91%	March 7, 2018	$34,000,000	$33,868,844	$50,902,766

(1)	Amount represents the carrying value of the loan used as collateral for the mortgage loan.

Financing Activity During 2016

In March 2016, the Company obtained a $34.0 million interest-only mortgage loan with an annual interest rate of LIBOR plus 5.25% and a term of two years for a first mortgage loan the Company originated. The Company may extend the mortgage loan by a six-month period and another 18-month period subject to certain conditions provided in the loan agreement. The mortgage loan is collateralized by the first mortgage loan and the Company serves as the guarantor under the terms of the mortgage loan payable. In connection with the financing, the Company incurred financing costs of approximately $0.3 million, which is recorded as a reduction to mortgage loan payable on the consolidated balance sheet, to be amortized to interest expense using the effective interest rate method over the term of the mortgage loan.

In connection with the Merger, the Company consolidated Terra Park Green effective January 1, 2016 (Note 4). As a result, the Company assumed a $20.0 million interest-only mortgage loan with an annual interest rate of LIBOR plus 5.0%, with LIBOR capped at 2.5% but cannot be lower than 0.25%. The mortgage loan matured on March 9, 2017 and provided for a one-year extension option exercisable by the Company, subject to certain conditions. The mortgage loan was secured by the real estate properties and any intangible assets associated with the real estate properties, including an assignment of leases and rents. The Company served as the guarantor under the terms of the mortgage loan to the extent of any losses resulting from fraudulent activities. In November 2016, in connection with the sale of the real estate properties by Terra Park Green, the related $20.0 million mortgage loan payable was repaid in full.

Scheduled Debt Principal Payments

Scheduled debt principal payments during the next five calendar years following December 31, 2016 are as follows:

Years Ending December 31,	Total
2017	$—
2018	34,000,000
2019	—
2020	—
2021	—
34,000,000
Unamortized deferred financing costs	(131,156)
Total	$33,868,844

Obligations Under Participation Agreements

As discussed in Note 2, the Company follows the guidance in ASC 860 when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s consolidated balance sheets and the proceeds are recorded as obligations under participation agreements. As of December 31, 2016, obligations under participation agreements had a carrying value of approximately $33.0 million and the carrying value of the loans that are associated with these obligations under participation agreements was approximately $112.5 million (see “Participation Agreements” in Note 6). The weighted average interest rate on the obligations under participation agreements was approximately 13.0% as of December 31, 2016.

F-54

Notes to Consolidated Financial Statements

Note 8. Significant Risk Factors

In the normal course of business, the Company enters into transactions in various financial instruments. The Company’s financial instruments are subject to, but are not limited to, the following risks:

Market Risk

The Company’s investments are highly illiquid and there is no assurance that the Company will achieve its investment objectives, including targeted returns. Due to the illiquidity of the investments, valuation of the investments may be difficult, as there generally will be no established markets for these investments.

Credit Risk

Credit risk represents the potential loss that the Company would incur if the borrowers failed to perform pursuant to the terms of their obligations to the Company. Thus, the value of the underlying collateral, the creditworthiness of the borrower or other counterparty, and the priority of the Fund’s lien on the borrower’s assets are of importance. The Company minimizes its exposure to credit risk by limiting exposure to any one individual borrower and any one asset class. Additionally, the Company employs an asset management approach and monitors the portfolio of investments, through, at a minimum, quarterly financial review of property performance including net operating income, loan-to-value ratio, DSCR and the debt yield. The Company also requires certain borrowers to establish a cash reserve, as a form of additional collateral, for the purpose of providing for future interest or property-related operating payments.

Mezzanine loans, preferred equity investments and loans through participation interests are subordinate to senior mortgage loans and, therefore, involve a higher degree of risk. In the event of a default, mezzanine loans and preferred equity investments will be satisfied only after the senior lender’s investment is fully recovered. As a result, in the event of a default, the Company may not recover all of its investment.

The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

Concentration Risk

The Company holds real estate related investments. Thus, the investment portfolio of the Company may be subject to a more rapid change in value than would be the case if the Company were required to maintain a wide diversification among industries, companies and types of investments. The result of such concentration in real estate assets is that a loss in such investments could materially reduce the Company’s capital.

Liquidity Risk

Liquidity risk represents the possibility that the Company may not be able to sell its positions at a reasonable price in times of low trading volume, high volatility and financial stress.

Interest Rate Risk

Interest rate risk represents the effect from a change in interest rates, which could result in an adverse change in the fair value of the Company’s interest-bearing financial instruments.

Prepayment Risk

Prepayments can either positively or adversely affect the yields on investments. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond the Company’s control, and consequently, such prepayment rates cannot be predicted with certainty. If the Company does not collect a prepayment fee in connection with a prepayment or is unable to invest the proceeds of such prepayments received, the yield on the portfolio will decline. In addition, the Company may acquire assets at a discount or premium and if the asset does not repay when expected, the anticipated yield may be impacted. Under certain interest rate and prepayment scenarios the Company may fail to recoup fully its cost of acquisition of certain investments.

F-55

Notes to Consolidated Financial Statements

Use of Leverage

As part of the Company’s investment strategy, the Company may borrow and utilize leverage. While borrowing and leverage present opportunities for increasing total return, they may have the effect of potentially creating or increasing losses.

Property Acquisitions

The Company may find it necessary to take possession of collateral including, without limitation, an asset or business, through a purchase or foreclosure action. Borrowers may resist mortgage foreclosure or sales actions by asserting numerous claims and defenses, which delay both repayments of existing loan investments and acquisition of the collateral and add cost to such actions.

There can be no assurance that the Company will be able to successfully operate, hold or maintain the collateral in accordance with the Company’s expectations.

Further, there can be no assurance that there will be a ready market for resale of foreclosed or acquired properties because investments in real estate generally are not liquid and holding periods are difficult to predict. In addition, there may be significant expenditures associated with holding real property, including real estate taxes and maintenance costs. The liquidation proceeds upon sale of the real estate may be less than the amount invested in the loan, and its fair value and such differences could be material.

Note 9. Commitments and Contingencies

Certain of the Company’s investments contain provisions for future fundings. These fundings amounted to approximately$25.9 million as of December 31, 2016. The Company expects to maintain sufficient cash on hand to fund such unfunded commitments.

The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. The Manager has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.

The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material adverse effect upon its financial condition or results of operations.

See Note 6 for a discussion of the Company’s commitments to the Manager and its affiliates.

Note 10. Equity

Earnings Per Share

The following table presents earnings per share for the year ended December 31, 2016:

Year Ended December 31, 2016
Net income	$31,666,409
Preferred stock dividend declared	(391)
Net income allocable to common stock	$31,666,018
Weighted-average shares outstanding - basic and diluted	14,822,826
Earnings per share - basic and diluted	$2.14

F-56

Notes to Consolidated Financial Statements

Capital Contribution

On January 1, 2016, Terra Fund 5 contributed its consolidated portfolio of net assets to the Company pursuant to a contribution agreement in exchange for 14,412,990 shares of the Company’s common stock. The following table summarized the fair value of assets acquired and liabilities assumed in the transaction:

Total Consideration
Fair value of common shares issued	$288,259,804
$288,259,804
Assets Acquired
Investments, at fair value	$276,746,474
Investments through participation interests, at fair value	13,789,884
Equity investment in Terra Park Green, at fair value	16,900,000
Cash and cash equivalent	5,034,571
Restricted cash	21,421,501
Interest receivable	2,554,596
Due from related party	438,249
Other assets	35,695
336,920,970
Liabilities Assumed
Obligations under participation agreements, at fair value	(24,147,096)
Interest reserve and other deposits held on loans	(21,421,501)
Due to Manager	(2,011,003)
Accounts payable and accrued expenses	(661,434)
Interest payable	(172,051)
Other liabilities	(248,081)
(48,661,166)
$288,259,804

For the year ended December 31, 2016, Terra Fund 5 purchased an additional 500,000 shares of the Company’s common stock for $10.0 million. As of December 31, 2016, the Company had 14.9 million shares of common stock issued and outstanding.

Preferred Stock

The Company’s charter gives it authority to issue 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock. As of December 31, 2016, there were no Preferred Stock issued or outstanding.

On November 30, 2016, the Board of Directors classified and designated 125 shares of Preferred Stock as a separate class of preferred stock to be known as the 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share (“Series A Preferred Stock”). In December 2016, the Company sold 125 shares of the Series A Preferred Stock for $125,000. The Series A Preferred Stock pays dividends at an annual rate of 12.5% of the liquidation preference. These dividends are cumulative and payable semiannually in arrears on June 30 and December 31 of each year. In connection with the issuance of the Series A Preferred Stock, the Company incurred offering costs of $1,250.

The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to common stock. The Company, at its option, may redeem the shares, with written notice, at a redemption price of $1,000 per share, plus any accrued unpaid distribution through the date of the redemption. If the shares are redeemed prior to January 1, 2019, a redemption premium of $50 per share is required. The Series A Preferred Stock generally has no voting rights. However, the Series A Preferred Stock holders’ voting is required if (i) authorization or issuance of any securities senior to the Series A Preferred Stock; (ii) an amendment to the Company’s charter that has a material adverse effect on the rights and preference of the Series A Preferred Stock; and (iii) any reclassification of the Series A Preferred Stock.

F-57

Notes to Consolidated Financial Statements

Distributions

The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with U.S. GAAP, to its stockholders each year to comply with the REIT provisions of the Internal Revenue Code. All distributions will be made at the discretion of the Company’s board of directors and will depend upon its taxable income, financial condition, maintenance of REIT status, applicable law, and other factors as its board of directors deems relevant.

Currently, the Company’s sole common stockholder is Terra Fund 5. For the year ended December 31, 2016, the Company made distributions to Terra Fund 5 of $2.58 per share, or $38.5 million, of which approximately $6.8 million was a return of capital. Additionally, for the year ended December 31, 2016, the Company accrued distributions to preferred stockholders of $391.

Distributions paid to stockholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share, declared and paid during the year ended December 31, 2016, reported for federal tax purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Section 857(b)(3)(C) of the Internal Revenue Code and Treasury Regulation § 1.857-6(e):

Distributions Paid
Year Ended December 31, 2016
Ordinary income	$1.97
Return of capital	0.41
Capital gain	0.20
$2.58

Note 11. Subsequent Events

Management has evaluated subsequent events through April 28, 2017, the date the consolidated financial statements were available to be issued. Management has determined that there are no material events that would require adjustment to, or disclosure in, the Company’s consolidated financial statements other than those listed below.

On January 31, 2017, the Company closed on a $14.0 million commitment to provide for a mezzanine loan, of which $6.0 million was funded at closing. This loan provides for annual interest rate at a current rate of 12.0% and PIK of 2.5%, and matures on July 31, 2019.

On February 21, 2017, the Company purchased a $50.6 million first mortgage at par. In connection with the closing of the first mortgage, the Company sold participation interests of $2.5 million to Terra Secured Income Fund 5 International and $8.4 million to Terra Income Fund 6, Inc. The first mortgage provides for annual interest rate at 9.25% and matures on June 15, 2017.

On February 16, 2017, the Company sold participation interests in ten loans with a total principal amount of $16.3 million to Terra Income Fund International for $16.7 million. These loans have a weighted average interest rate of 13.01%.

F-58

Report of Independence Registered Public Accounting Firm

The Members

Terra Secured Income Fund 5, LLC:

We have audited the accompanying combined consolidated statement of financial condition, including the combined consolidated schedule of investments of Terra Secured Income Fund, LLC, Terra Secured Income Fund 2, LLC, Terra Secured Income Fund 3, LLC and Terra Secured Income Fund 4, LLC (the “Acquired Company”) as of December 31, 2015, and the related combined consolidated statements of operations, changes in members’ capital, and cash flows for the year then ended. These combined consolidated financial statements are the responsibility of the Acquired Company’s management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Acquired Company as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

New York, New York

April 28, 2017

F-59

Terra Secured Income Funds 1 through 4

Combined Consolidated Statement of Financial Condition

December 31, 2015
Assets
Investments, at fair value — non-controlled (amortized cost of $138,933,044)	$142,768,001
Equity investment in Terra Park Green Members, LLC, at fair value — controlled (amortized cost of $12,544,502)	16,900,000
Investments through participation interests, at fair value — non-controlled (amortized cost of $7,566,269) (Note 4)	7,771,619
Cash and cash equivalents	3,480,981
Restricted cash	7,119,078
Interest receivable	1,412,840
Other assets	35,695
Total assets	179,488,214

Liabilities
Obligations under participation agreements, at fair value (proceeds of $8,036,080) (Note 4)	8,154,822
Interest reserve and other deposits held on investments	7,119,078
Redemption liability	3,426,982
Accounts payable and accrued expenses	3,113,022
Due to Manager	1,343,020
Taxes payable	232,040
Interest payable	80,807
Other liabilities	266,926
Total liabilities	23,736,697
Members’ capital	$155,751,517

Commitments and contingencies (Note 7)

Components of members’ capital:
Managing member	$—
Non-managing members	155,751,517
Members’ capital	$155,751,517

See notes to combined consolidated financial statements.

F-60

Terra Secured Income Funds 1 through 4

Combined Consolidated Statement of Operations

Year Ended December 31, 2015
Investment income — non-controlled
Interest income	$20,815,542
Prepayment fee income	360,001
Other operating income	91,268
Total investment income	21,266,811
Operating expenses
Merger transaction fees	3,284,877
Operating expenses reimbursed to Manager	1,857,204
Asset management fee	1,607,108
Interest expense from obligations under participation agreements	1,186,547
State and local taxes	865,689
Professional fees	439,851
Asset servicing fee	384,502
Other	19,006
Total operating expenses	9,644,784
Net investment income	11,622,027
Net change in unrealized appreciation on investments — controlled	4,355,498
Net change in unrealized appreciation on investments — non-controlled	586,069
Net change in unrealized depreciation on obligations under participation agreements — non-controlled	27,292
Net unrealized gain on investments	4,968,859
Net increase in members’ capital resulting from operations	$16,590,886

See notes to combined consolidated financial statements.

F-61

Terra Secured Income Funds 1 through 4

Combined Consolidated Statement of Changes in Members’ Capital

Year Ended December 31, 2015

	Managing Member	Non-Managing Members	Total
Balance at January 1, 2015	$141,005	$171,186,068	$171,327,073
Capital distributions	—	(17,145,202)	(17,145,202)
Capital distributions - return of capital	—	(11,552,358)	(11,552,358)
Capital redemptions	—	(3,468,882)	(3,468,882)
Increase in members’ capital resulting from operations:
Net investment income	—	11,622,027	11,622,027
Net change in unrealized appreciation on investments	—	4,941,567	4,941,567
Net change in unrealized appreciation on obligations under participation agreements	—	27,292	27,292
Net increase in members’ capital resulting from operations	—	16,590,886	16,590,886
Unrealized carried interest (Note 8)	(141,005)	141,005	—
Balance, December 31, 2015	$—	$155,751,517	$155,751,517

See notes to combined consolidated financial statements.

F-62

Terra Secured Income Funds 1 through 4

Combined Consolidated Statement of Cash Flows

Year Ended December 31, 2015
Cash flows from operating activities:
Net increase in members’ capital resulting from operations	$16,590,886
Adjustments to reconcile net increase in members’ capital resulting from operations to net cash provided by operating activities:
Accretion of exit fees, net	15,814
Paid-in-kind interest income, net	(345,416)
Loans made and purchase of other investments	(36,808,104)
Proceeds from repayments of investments	43,060,199
Proceeds from obligations under participation agreements	5,500,000
Repayments on obligations under participation agreements	(2,030,217)
Net change in unrealized appreciation on investments	(4,941,567)
Net change in unrealized appreciation on obligations under participation agreements	(27,292)

Changes in operating assets and liabilities:
Restricted cash	(1,914,939)
Interest receivable	115,011
Other assets	37,833
Deposit on investment	100,000
Interest reserve and other deposits held on investments	1,914,939
Accounts payable and accrued expenses	2,870,840
Due to Manager	394,275
Taxes payable	(147,291)
Interest payable	36,791
Other liabilities	(20,940)
Net cash provided by operating activities	24,400,822
Cash flows from financing activities:
Distributions paid	(17,145,202)
Distributions paid - return of capital	(11,552,358)
Payments for capital redemptions	(41,900)
Net cash used in financing activities	(28,739,460)
Net decrease in cash and cash equivalents	(4,338,638)
Cash and cash equivalents at beginning of year	7,819,619
Cash and cash equivalents at end of year	$3,480,981

Supplemental Disclosure of Cash Flows Information:

Year Ended December 31, 2015
Cash paid for interest	$1,108,516
Cash paid for income taxes	$1,012,980

See notes to combined consolidated financial statements.

F-63

Terra Secured Income Funds 1 through 4

Combined Consolidated Schedule of Investments

December 31, 2015

Collateral Location	Portfolio Company	Structure	Property Type	Interest Rate	Acquisition Date	Maturity Date	Principal Amount	Amortized Cost	Fair Value (1)	% of Net Assets (2)
	Investments — non-controlled:
US - AL	ASA Mgt. Holdings, LLC	Preferred equity investment	Multifamily	15.0%	4/7/2012	8/1/2022	$2,100,000	$2,140,417	$2,183,418	1.4%
	SVA Mgt. Holdings, LLC	Preferred equity investment	Multifamily	15.0%	4/7/2012	8/1/2022	1,600,000	1,630,852	1,666,914	1.1%
	Total US - AL						3,700,000	3,771,269	3,850,332	2.5%
US - CA	Palmer City-Core Stockton Street, LLC (3)	Preferred equity investment	Hotel	12.0%	1/17/2014	12/17/2017	4,325,000	4,366,961	4,366,961	2.7%
	Encino Courtyard Mezzanine, LLC (4)	Mezzanine loan	Retail	13.5%	12/19/2012	1/6/2023	2,500,000	2,522,764	2,638,064	1.7%
	Total US - CA						6,825,000	6,889,725	7,005,025	4.4%
US - FL	Beach Resort Management, LLC	Mezzanine loan	Hotel	13.0%	7/16/2012	8/1/2017	4,500,000	4,500,000	4,551,165	2.9%
US - GA	Millgreen Properties, LLC (4)	Mezzanine loan	Hotel	15.0%	6/8/2012	9/8/2016	2,275,000	2,316,428	2,316,428	1.5%
	Peachtree Pointe Interest, LLC (4)	Mezzanine loan	Office	12.0%	10/17/2013	11/1/2016	7,500,000	7,536,382	7,536,382	4.8%
	YMP Georgia Portfolio Mezzanine, LLC	Mezzanine loan	Multifamily	14.0%	12/19/2013	1/6/2019	5,000,000	5,037,552	5,522,002	3.5%
	Total US - GA						14,775,000	14,890,362	15,374,812	9.8%
US - IN	Muncie Mezz, LLC	Mezzanine loan	Student housing	13.0%	8/29/2013	9/6/2023	2,700,000	2,710,909	2,679,508	1.7%
US - MA	Phoenix CR 2012A, LLC, Phoenix CR 2012B, LLC, & Phoenix CR 2012C, LLC	Mezzanine loan	Multifamily	12.0%	7/27/2012	8/11/2022	4,000,000	4,033,766	4,142,246	2.7%
US - NC	Milestone Greensboro Holdings, LLC	Mezzanine loan	Hotel	14.0%	3/1/2013	3/1/2018	3,500,000	3,529,856	3,569,511	2.3%
US - NY	1101 43rd Avenue Mezz, LLC (4)	Mezzanine loan	Hotel	13.0%	11/16/2012	10/31/2016	4,500,000	4,538,597	4,888,247	3.1%
US - OR	Pollin Hotels PDX Mezzanine, LLC	Mezzanine loan	Hotel	13.0%	9/23/2013	10/6/2018	5,000,000	5,039,927	5,538,477	3.6%
US - PA	PHL Hotel Partners, LLC (3)	Preferred equity investment	Hotel	13.0%	10/8/2013	11/1/2017	3,742,000	3,775,817	3,775,817	2.4%
	Millennium Waterfront Associates, L.P.	First mortgage	Land	12.0%	7/2/2015	1/2/2017	13,980,000	14,111,501	14,111,501	9.1%
	Total US - PA						17,722,000	17,887,318	17,887,318	11.5%
US - SC	High Pointe Mezzanine Investments, LLC	Mezzanine loan	Student housing	13.0%	12/27/2013	1/6/2024	3,000,000	3,013,536	3,504,666	2.3%
	SMR Hospitality II, LLC (4)(5)(6)	Mezzanine loan	Hotel	13.5%	1/17/2014	2/5/2019	3,000,000	3,022,402	3,289,732	2.1%
	Total US - SC						6,000,000	6,035,938	6,794,398	4.4%
US - TN	Kingsport 925-Mezz LLC	Mezzanine loan	Multifamily	13.0%	1/6/2014	12/5/2018	3,000,000	3,023,071	3,304,951	2.1%
US - TX	Northland Museo Member, LLC	Mezzanine loan	Multifamily	12.0%	11/22/2013	12/6/2018	4,000,000	4,000,000	3,919,000	2.5%
	Austin H. I. Owner LLC	Mezzanine loan	Hotel	12.5%	9/30/2015	10/6/2020	3,500,000	3,519,846	3,519,847	2.3%
	AHF-Heritage #1, LLC	Mezzanine loan	Multifamily	14.0%	7/30/2012	8/11/2022	3,869,381	3,902,660	4,197,970	2.7%
	Brass Centerview 2012, LLC (4)(5)(6)	Preferred equity investment	Office	15.0% current 1.5% PIK	12/14/2012	6/3/2016	16,128,652	16,279,918	16,279,919	10.5%
	1701 TPC Mezzco, LLC (4)	Mezzanine loan	Hotel	14.5%	7/17/2013	10/3/2016	8,700,000	8,783,879	8,787,272	5.6%
	Total US - TX						36,198,033	36,486,303	36,704,008	23.6%

F-64

Terra Secured Income Funds 1 through 4

Combined Consolidated Schedule of Investments (Continued)

December 31, 2015

Collateral Location	Portfolio Company	Structure	Property Type	Interest Rate	Acquisition Date	Maturity Date	Principal Amount	Amortized Cost	Fair Value (1)	% of Net Assets (2)
	Investments — non-controlled:
US - Various	Capital Square Realty Advisors, LLC (3)(5)(6)	Facility	Various	13%-14%	12/17/2013	7/29/2017	10,500,000	10,596,003	10,596,003	6.8%
	Matrix Realty Group (4)	Mezzanine loan	Manufactured housing	12.5%	8/16/2013	8/6/2018	15,000,000	15,000,000	15,882,000	10.2%
	Total US - Various						25,500,000	25,596,003	26,478,003	17.0%
	Total investments — non-controlled:						137,920,033	138,933,044	142,768,001	91.6%

	Equity investment in Terra Park Green Members, LLC — controlled:
US - SC	Terra Park Green Members, LLC (7)		Office		3/2/2015	11/17/2016	12,544,502	12,544,502	16,900,000	10.9%

	Investments through participation interests — non-controlled (8):
US - CA	L.A. Warner Hotel Partners, LLC	Participation in preferred equity investment	Hotel	13.3%	7/25/2014	8/4/2017	7,500,000	7,566,269	7,771,619	5.0%
	Total investments through participation interest — non-controlled						7,500,000	7,566,269	7,771,619	5.0%
	Total investments						$157,964,535	$159,043,815	$167,439,620	107.5%

(1)	Because there is no readily available market for these investments, the fair values of these investments are approved in good faith by the Manager pursuant to the Company’s valuation policy (see Note 5).
(2)	Percentages are based on net assets of $155.8 million as of December 31, 2015.
(3)	Reflects the current maturity date.
(4)	This loan was repaid in full.
(5)	The Company sold a portion of its interests in these investments via participation agreements to Terra Secured Income Fund 5, LLC (“Terra Fund 5”), an affiliated fund managed by the Manager (Note 4).
(6)	The loan participations from the Company do not qualify for sale accounting under Accounting Standards Codification (“ASC”) Topic 860, Transfers and Servicing, and therefore, the gross amount of these loans remain in the Schedule of Investments. See “Obligations under Participation Agreements” in Note 3 and “Transfers of Participation Interest by the Company” in Note 4 in the accompanying notes to the combined consolidated financing statements.
(7)	Terra Park Green Members, LLC (“Terra Park Green”), an entity wholly owned by the Company, owned two commercial office building parks and the related operations. For the year ended December 31, 2015, this investment made monthly distributions at an annual rate of 12%, which were recorded as a return of capital because Terra Park Green generated a net operating loss due to depreciation and amortization expense recorded for the period.
(8)	The Company purchased its interests in these investments from Terra Fund 5. See “Participation Interests Purchased by the Company” in Note 4 in the accompanying notes to the combined consolidated financial statements.

See notes to combined consolidated financial statements.

F-65

Terra Secured Income Funds 1 through 4

Notes to Combined Consolidated Financial Statements

December 31, 2015

Note 1. Business

Terra Secured Income Fund, LLC (“Terra Fund 1”), Terra Secured Income Fund 2, LLC (“Terra Fund 2”), Terra Secured Income Fund 3, LLC (“Terra Fund 3”) and Terra Secured Income Fund 4, LLC (“Terra Fund 4”), which are collectively referred to as “Terra Secured Income Funds 1 through 4” or “Terra Funds 1 through 4”, (and, together with their consolidated subsidiaries, the “Company” ), are Delaware limited liability companies. The Company’s entities were formed to originate, acquire and structure real estate-related loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, preferred equity investments and other loans related to high quality commercial real estate. The Company’s investment strategy was to invest substantially all of the net proceeds of membership interests in, and manage a diverse portfolio of, real estate-related loans. The Company sought to create and maintain a portfolio of investments that generates a low volatility income stream for attractive and consistent cash distributions. The real-estate loans are investments between $3 million and $25 million, with interest rates ranging from 12% to 16% and maturities between one to ten years.

The Company has wholly owned subsidiaries, all of which are Delaware limited liability companies, formed for the sole purpose of originating and structuring certain preferred equity investments. These subsidiaries are consolidated into the Company’s combined consolidated financial statements.

Through December 31, 2015, Terra Capital Partners (“TCP”), the Company’s sponsor, through its controlled investment advisors, managed Terra Funds 1 through 4. Terra Capital Advisors, LLC was the manager for Terra Fund 1, Terra Fund 2, and Terra Fund 3, pursuant to their respective operating agreements. Terra Capital Advisors 2, LLC was the manager for Terra Fund 4 pursuant to its operating agreement. Terra Capital Advisors, LLC and Terra Capital Advisors 2, LLC are collectively referred to as the “Manager”. Through December 31, 2015, Terra Funds 1 through 4 were under common control of TCP.

In December 2015, the members approved the merger of Terra Fund 1, Terra Fund 2, Terra Fund 3 and Terra Fund 4 with and into subsidiaries of Terra Fund 5 (together with Terra Funds 1 through 4, the “Terra Funds”) through a series of separate mergers effective January 1, 2016 (collectively, the “Merger”). Following the Merger, Terra Fund 5 contributed the consolidated portfolio of net assets of the Terra Funds to Terra Property Trust, Inc. (“Terra Property Trust”), a newly-formed and wholly-owned subsidiary of Terra Fund 5, in exchange for the common shares of Terra Property Trust. Upon completion of the Merger, Terra Fund 5 became the parent company of Terra Funds 1 through 4 and the direct and indirect sole common stockholder of, and began conducting substantially all of its real estate lending business through, Terra Property Trust.

Given the common control and common management that existed with respect to Terra Funds 1 through 4 for the year ended December 31, 2015, management believes that one set of combined consolidated financial statements for Terra Funds 1 through 4 provides more meaningful information compared to separate financial statements for various different entities under common control that are being combined.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Combination and Consolidation

The combined consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include all of the Company’s accounts and those of its consolidated subsidiaries. The combined consolidated financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the period presented. All intercompany balances and transactions have been eliminated. The Company’s entities were investment companies, as defined under U.S. GAAP, and applies accounting and reporting guidance in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 946, Financial Services - Investment Companies.

For the year ended December 31, 2015, the financial statements have been prepared on the combined basis because Terra Funds 1 through 4 were operating under the common control of TCP, as TCP indirectly held a controlling interest in Terra Funds 1 through 4 based on the provisions of FASB ASC 810-10, Consolidation, prior to the adoption of FASB Accounting Standards Update (“ASU”) 2015-02. Management believes that one set of combined financial statements for Terra Funds 1 through 4 provides more meaningful information compared to separate financial statements for various different entities under common control that are being combined.

F-66

Notes to Combined Consolidated Financial Statements

Use of Estimates

The preparation of combined consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of gains (losses), income and expenses during the reporting period. Actual results could significantly differ from those estimates. The most significant estimates inherent in the preparation of the Company’s combined consolidated financial statements is the valuation of investments.

Equity Investment in Terra Park Green

Equity investment in Terra Park Green represents the equity interest in Terra Park Green, a wholly-owned entity that owned a multi-tenant office portfolio acquired through deed in lieu of foreclosure. The equity investment was initially recorded at cost, net of financing. Subsequent to acquisition, the equity investment was reported, at each reporting date, at fair value on the combined consolidated statement of financial condition. Changes in fair value were reported in net increase in unrealized appreciation on investments on the combined consolidated statement of operations. This equity investment made monthly distributions at an annual rate of 12%. To the extent that the underlying office portfolio generated net operating income, the distributions in the amount of the net operating income would be recorded as dividend income. Any excess of distributions over its net operating income were recorded as return of capital.

Investment Transactions

The Company records investment transactions on the trade date. The Company applies a fair value accounting policy to its investments with changes in unrealized gains and losses recognized in the combined consolidated statement of operations. Realized gains or losses on dispositions of investments represent the difference between the carrying value based on the specific identification method, and the proceeds received from the sale or maturity (exclusive of any prepayment penalties). Realized gains and losses are recognized in the combined consolidated statement of operations. The amortized cost of investments represents the original cost adjusted for the accretion of discounts on investments and exit fees, and the amortizations of premiums on investments and origination fees.

Revenue Recognition

Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income: Interest income is accrued based upon the outstanding principal amount and contractual terms of the loans and preferred equity investments that the Company expects to collect and it is accrued and recorded on a daily basis. Discounts and premiums on investments purchased are accreted or amortized over the expected life of the respective investment using the effective yield method, and are included in interest income in the combined consolidated statement of operations. Loan origination fees and exit fees, net of portions attributable to obligations under participation agreements, are capitalized and amortized or accreted to interest income over the life of the investment using the effective interest method. Income accrual is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of the Manager, recovery of income and principal becomes doubtful. Interest is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

The Company holds debt investments in its portfolio that contain paid-in-kind (“PIK”) interest provisions. The PIK interest, which represents contractually deferred interest that is added to the principal balance that is due at maturity, is recorded on the accrual basis.

Other Revenues: Prepayment fee income is recognized as prepayments occur. All other income is recognized when earned.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with original maturities of ninety days or less when purchased, as cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

F-67

Notes to Combined Consolidated Financial Statements

Restricted Cash

Restricted cash represents cash held as additional collateral by the Company on behalf of the borrowers related to the investments in loans or preferred equity instruments for the purpose of such borrowers making interest and property-related operating payments. Restricted cash is not available for general corporate purposes. The related liability is recorded in “Interest reserve and other deposits held on investments” on the combined consolidated statement of financial condition.

Participation Interests

The Company follows the guidance in ASC 860, Transfers and Servicing (“ASC 860”), when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s balance sheets and the proceeds are recorded as obligations under participation agreements. For the investments which participation has been granted, the interest earned on the entire loan balance is recorded within “Interest income” and the interest related to the participation interest is recorded within “Interest expense from obligations under participation agreements” in the accompanying combined consolidated statement of operations. See “Obligations under Participation Agreements” in Note 4 for additional information.

Fair Value of Financial Instruments

The Company adopted ASC 825-10-25-1 Financial Instruments — Fair Value Option (“ASC 825”) and elected the fair value option for its obligations under participation agreements. The Company believes that by electing the fair value option for these financial instruments, it provides consistent measurement of the assets and liabilities which relate to the partial loan sales mentioned above.

Income Taxes

No provision for U.S. Federal and state income taxes has been made in the accompanying combined consolidated financial statements, as individual members are responsible for their proportionate share of the Company’s taxable income. The Company, however, is liable for New York City Unincorporated Business Tax (the “NYC UBT”) and various other municipality taxes for the year ended December 31, 2015. New York City imposes the NYC UBT at a statutory rate of 4% on net income generated from ordinary business activities carried on in New York City.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statements and tax basis assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Such deferred tax assets and liabilities were not material.

The Company did not have any uncertain tax positions that met the recognition or measurement criteria of ASC 740-10-25, Income Taxes, nor did the Company have any unrecognized tax benefits as of the periods presented herein. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in its combined consolidated statement of operations. For the year ended December 31, 2015, the Company did not incur any interest or penalties. Although the Company files federal and state tax returns, its major tax jurisdiction is federal. The Company’s inception-to-date federal tax years remain subject to examination by the Internal Revenue Service.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services. In July 2015, the FASB postponed the effective date of this new guidance from January 1, 2017 to January 1, 2018. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company does not expect the adoption of ASU 2014-09 to have a material impact on its consolidated financial statements and disclosure.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments provide a definition of the term “substantial doubt” and include principles for considering the mitigating effect of management’s plans. The amendments also require an evaluation every reporting period, including interim periods for a period of one year after the date that the financial statements are issued (or available to be issued), and certain disclosures when substantial doubt is alleviated or not alleviated. The amendments in this update are effective for

F-68

Notes to Combined Consolidated Financial Statements

reporting periods ending after December 15, 2016. The adoption of ASU 2016-15 did not have a material impact on its financial statements and disclosure.

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. ASU 2015-03 is effective for fiscal years that begin after December 15, 2015 and early adoption is permitted. The adoption of ASU 2016-15 did not have a material impact on its financial statements and disclosure.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustment (“ASU 2015-16”). ASU 2015-16 requires that an acquirer recognize adjustments identified during the business combination measurement period in the reporting period in which the adjustment amounts are determined. The effects on earnings due to changes in depreciation, amortization, or other income effects as a result of the change are also recognized in the same period’s financial statements. ASU 2015-16 also requires that acquirers present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, early adoption is permitted, and prospective application is required for adjustments that are identified after the effective date of this update. The adoption of ASU 2016-15 did not have a material impact on its financial statements and disclosure.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). ASU 2016-01 retains many current requirements for the classification and measurement of financial instruments; however, it significantly revises an entity’s accounting related to (i) the classification and measurement of investments in equity securities and (ii) the presentation of certain fair value changes for financial liabilities measured at fair value. ASU 2016-01 also amends certain disclosure requirements associated with the fair value of financial instruments. This guidance is effective for annual and interim periods beginning after December 15, 2017, and early adoption is not permitted for public business entities. Management is currently evaluating the impact these changes will have on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. Additionally, the new standard requires extensive quantitative and qualitative disclosures. ASU 2016-02 is effective for U.S. GAAP public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years; for all other entities, the final lease standard will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. This ASU is not expected to have any impact on the Company’s consolidated financial statements as the Company does not have any lease arrangements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-15”).  ASU 2016-15 provides guidance on how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its financial statements and disclosure.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-18”). ASU 2016-18 requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 does not provide a definition of restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public business entities for annual and interim periods beginning after December 15, 2017. For all other entities, ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period,

F-69

Notes to Combined Consolidated Financial Statements

and should be applied using a retrospective transition method. Management is currently evaluating the impact of this change will have on the Company’s financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a “set,” that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the impact of this change will have on the Company’s financial statements and disclosures.

Note 3. Investments at Fair Value

Portfolio Summary

The following table provides a summary of the Company’s non-controlled investment portfolio as of December 31, 2015:

December 31, 2015
Number of investments	26
Principal balance	$145,420,033
Amortized cost	$146,499,313
Fair value	$150,539,620
Weighted-average interest rate	13.44%
Weighted-average remaining terms (year) (1)	2.52

(1)	Reflects the current maturity dates.

In addition, the Company, through its equity interest in Terra Park Green, purchased a multi-tenant office portfolio comprised of two commercial office building parks and the related operations in South Carolina on March 2, 2015, as part of a deed in lieu of transaction where the borrower conveyed its interest in the properties in satisfaction of the underlying loan. This investment made monthly distributions at an annual rate of 12%. For the year ended December 31, 2015, the Company received distributions totaling approximately of $1.2 million, all of which were recorded as return of capital because Terra Park Green generated a net operating loss due to depreciation and amortization expense recorded for the period. As of December 31, 2015, this investment had an unamortized cost of approximately $12.5 million and fair value of approximately $16.9 million and is reflected as “Equity investment in Terra Park Green” in the combined consolidated statement of financial condition.

Investment Activities

The following table presents the activities of the Company’s investment portfolio for the year ended December 31, 2015:

	Loans and Preferred Equity Investments	Loans Through Participation Interests	Equity Investment in Terra Park Green	Total
Balance, January 1, 2015	$160,762,909	$7,556,463	$—	$168,319,372
New investments	22,858,887	—	13,949,217	36,808,104
Principal repayments (1)	(41,655,484)	—	(1,404,715)	(43,060,199)
PIK interest (2)	386,656	—	—	386,656
Accretion of exit fees, net	34,314	9,806	—	44,120
Net change in unrealized appreciation on investments (3)	380,719	205,350	4,355,498	4,941,567
Balance, December 31, 2015	$142,768,001	$7,771,619	$16,900,000	$167,439,620

F-70

Notes to Combined Consolidated Financial Statements

(1)	Amount for equity investment in Terra Park Green represents a return of investment.
(2)	Certain investments in the Company’s portfolio contains PIK interest provisions. The PIK interest represents contractually deferred interest that is added to the principal balance. PIK interest related to obligations under participation agreements amounted to $41,240 for the year ended December 31, 2015.
(3)	Net change in unrealized depreciation on obligations under participation agreements was $27,292 for the year ended December 31, 2015.

Portfolio Information

The tables below detail the types of investments in the Company’s investment portfolio, as well as the property type and geographic location of the properties securing these investments:

	December 31, 2015
Investment Structure	Principal	Amortized Cost	Fair Value	% of Total	% of Net Assets
Mezzanine loans	$92,448,775	$92,999,097	$96,754,990	57.8%	62.1%
Preferred equity investments	35,395,652	35,760,234	36,044,648	21.5%	23.1%
First mortgages	13,980,000	14,111,501	14,111,501	8.4%	9.1%
Equity investment in Terra Park Green	12,544,502	12,544,502	16,900,000	10.1%	10.9%
Other (1)	3,595,606	3,628,481	3,628,481	2.2%	2.3%
Total	$157,964,535	$159,043,815	$167,439,620	100.0%	107.5%

(1)	Other represents the unfunded cash from a credit facility.

	December 31, 2015
Property Type	Principal	Amortized Cost	Fair Value	% of Total	% of Net Assets
Hotel	$50,542,000	$50,959,982	$52,375,076	31.3%	33.6%
Office	36,540,600	36,731,608	41,087,107	24.5%	26.4%
Multifamily	23,569,381	23,768,318	24,936,501	14.9%	16.0%
Manufactured housing	15,000,000	15,000,000	15,882,000	9.5%	10.2%
Land	13,980,000	14,111,501	14,111,501	8.4%	9.1%
Student housing	5,700,000	5,724,445	6,184,174	3.7%	4.0%
Retail	9,036,948	9,119,480	9,234,780	5.5%	5.9%
Other (1)	3,595,606	3,628,481	3,628,481	2.2%	2.3%
Total	$157,964,535	$159,043,815	$167,439,620	100.0%	107.5%

(1)	Other represents the unfunded cash from a credit facility.

F-71

Notes to Combined Consolidated Financial Statements

	December 31, 2015
Geographic Location	Principal	Amortized Cost	Fair Value	% of Total	% of Net Assets
United States
Texas	$36,565,479	$36,857,109	$37,074,814	22.1%	23.8%
South Carolina	18,544,502	18,580,440	23,694,398	14.2%	15.2%
Pennsylvania	17,722,000	17,887,318	17,887,318	10.7%	11.5%
Georgia	14,775,000	14,890,362	15,374,812	9.2%	9.9%
California	14,325,000	14,455,994	14,776,644	8.8%	9.5%
Michigan	13,596,834	13,596,834	14,396,328	8.6%	9.2%
North Carolina	5,173,122	5,218,276	5,257,931	3.1%	3.4%
Alabama	5,103,166	5,174,435	5,336,004	3.2%	3.4%
Oregon	5,000,000	5,039,927	5,538,477	3.3%	3.5%
Florida	4,500,000	4,500,000	4,551,165	2.7%	2.9%
New York	4,500,000	4,538,597	4,888,247	2.9%	3.1%
Ohio	4,098,022	4,135,491	4,135,491	2.5%	2.7%
Massachusetts	4,000,000	4,033,766	4,142,246	2.5%	2.7%
Other	10,061,410	10,135,266	10,385,745	6.2%	6.7%
Total	$157,964,535	$159,043,815	$167,439,620	100.0%	107.5%

(1)	Other includes $3 million of properties in Tennessee, $2.7 million of properties in Indiana, $0.8 million of properties in Virginia and $3.6 million of unfunded cash from a credit facility.

Obligations Under Participation Agreements

As discussed in Note 2, the Company follows the guidance in ASC 860, when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s balance sheets and the proceeds are recorded as obligations under participation agreements. As of December 31, 2015, the Company elected the fair value option under ASC 825, Financial Instruments relating to accounting for debt obligations at their fair value for its obligations under participation agreements which arose due to partial loan sales which did not meet the criteria for sale treatment under ASC 860. As of December 31, 2015, obligations under participation agreements had a fair value of approximately $8.2 million and the fair value of the loans that are associated with these obligations under participation agreements was approximately $30.2 million (see “Participation Agreements” in Note 4). The weighted average interest rate on the obligations under participation agreements was approximately 14.7% as of December 31, 2015.

Note 4. Related Party Transactions

Consent Solicitation

Terra Capital Markets served as the dealer manager for the consent solicitation on the merger, and was paid a voting advisory fee of $750 per initial unit sold to members of the Terra Funds and a dealer manager fee of 0.5% of the aggregate offering price of the units originally issued by the Terra Funds. Most of these fees were re-allowed to participating dealers. The Terra Funds also incurred costs for legal, accounting, and other professional services in connection with the consent solicitation. Total of these fees amounted to approximately $5.8 million for the year ended December 31, 2015, of which $3.7 million was paid to Terra Capital Markets, $0.8 million was reimbursed to the Manager and $1.3 million was paid by the Terra Funds directly. The Company’s portion of the allocated merger transaction fees for the year ended December 31, 2015 was $3.3 million, as reflected on the consolidated statements of operations.

F-72

Notes to Combined Consolidated Financial Statements

Operating Agreements

Terra Funds 1 through 4 entered into operating agreements with the Manager (collectively, the “Operating Agreements”) whereby the Manager was responsible for the Company’s day-to-day operations. The following table presents a summary of fees paid and expenses reimbursed to the Manager in connection with providing services as the Manager to the Company that are included on the combined consolidated statement of operations for the year ended December 31, 2015.

Year Ended December 31, 2015
Origination fee expense (1)	$303,863
Asset management fee	1,607,108
Asset servicing fee	384,502
Operating expenses reimbursed to the Manager	1,857,204
Disposition fee (2)	308,118
Total	$4,460,795

(1)	Origination fee expense is generally offset with origination fee income. Any excess is deferred and amortized to interest income over the term of the investment.
(2)	Disposition fee is generally offset with exit fee income on the combined consolidated statement of operations. Any excess is deferred and amortized to interest income over the term of the investment.

Origination Fee Expense

Pursuant to the Operating Agreements, the Manager or its affiliates receives an origination fee in the amount of 1% of the amount used to originate, fund, acquire or structure real estate-related loans, including any third-party expenses related to such investments. In the event that the term of any real estate-related loan held by Terra Fund 4 is extended, the Manager or its affiliates also receives an origination fee equal to the lesser of (i) 1% of the principal account of the loan being extended or (ii) the amount of fee paid to Terra Fund 4 by the borrower in connection with such extension. For Terra Funds 1 through 3, if the term of any real estate-related loans is extended, the Manager or its affiliates receives an origination fee equal to the amount of fee paid to Terra Funds 1 through 4 by the borrower in connection with such extension.

Asset Management Fee

Under the terms of the Operating Agreements, the Manager or its affiliates provides the Company with certain investment management services in return for a management fee. The Company pays a monthly asset management fee at an annual rate of 1% of the aggregate funds under management, which includes the loan origination price or aggregate gross acquisition price, as defined in the Operating Agreements, for each real estate related investment and cash held by the Company.

Asset Servicing Fee

The Manager or its affiliates receives from the Company a monthly servicing fee at an annual rate of up to 0.25% of the aggregate gross origination price or acquisition price, as defined in the Operating Agreements, for each real estate-related loan held by the Company.

Operating Expenses

The Company reimburses the Manager for operating expenses incurred in connection with services provided to the operations of the Company, including the Company’s allocable share of the Manager’s overhead, such as rent, employee costs, utilities, and technology costs.

Disposition Fee

Pursuant to the Operating Agreements, the Manager or its affiliates receives a disposition fee in the amount of 1% of the gross sale price received by the Company from the disposition of any real estate-related investment, or any portion of, or interest in, any real estate-related investment. The disposition fee is paid concurrently with the closing of any such disposition of all or any portion of any real estate-related investment or any interest therein, which is the lesser of (i) 1% of the principal amount of the loan or debt-

F-73

Notes to Combined Consolidated Financial Statements

related investment prior to such transaction or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property equal to 1% of the sales price.

Due to Manager

As of December 31, 2015, approximately $1.3 million was due to the Manager, as reflected on the combined consolidated statement of financial condition, primarily related to the present value of the disposition fee due to the Manger and merger transaction fees paid by the Manager.

Participation Agreements

In the normal course of business, the Company may enter into participation agreements (“PAs”) with related parties, primarily other affiliated funds managed by the Terra Capital Partners or its affiliates (the “Participants”). The purpose of the PAs is to allow the Company and an affiliate to originate a specified investment when, individually, the Company does not have the liquidity to do so or to achieve a certain level of portfolio diversification. The Company may transfer portions of its investments to other Participants or it may be a Participant to an investment held by another entity.

ASC 860, Transfers and Servicing, establishes accounting and reporting standards for transfers of financial assets. ASC 860-10 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company has determined that the participation agreements it enters into are accounted for as secured borrowings under ASC 860 (See “Participation Interests” in Note 2 and “Obligations under Participation Agreements” in Note 3).

Participation Interests Purchased by the Company

The below table lists the investment interests participated in by the Company via a PA as of December 31, 2015. In accordance with the terms of the PA, the Participant’s rights and obligations, as well as the proceeds received from the related borrower/issuer of the investment, are based upon its pro rata participation interest in the investment.

	Participating Interests	Principal Balance	Fair Value
L.A. Warner Hotel Partners, LLC (1)	37.50%	$7,500,000	$7,771,619

(1)	Participation through Terra Fund 5, an affiliated fund.

Transfers of Participation Interest by the Company

The following table summarizes the investments that were subject to PAs with affiliated entities as of December 31, 2015:

			Transfers Treated as Obligations Under Participation Agreements
	Principal	Fair Value	% Transferred	Principal (2)	Fair Value (2)
SMR Hospitality II, LLC (1)	$3,000,000	$3,289,732	16.67%	$500,000	$548,289
Brass Centerview 2012, LLC (1)	16,128,652	16,279,919	18.82%	3,036,080	3,065,389
Capital Square Realty Advisors, LLC (1)	10,500,000	10,596,003	42.86%	4,500,000	4,541,144
				$8,036,080	$8,154,822

(1)	Participant is Terra Fund 5.
(2)	Amounts transferred may not agree to the proportionate share of the principal balance and fair value due to the rounding of percentage transferred.

These investments are held in the name of the Company, but each of the Participant’s rights and obligations, including interest income and other income (e.g., exit fee, prepayment income) and related fees/expenses (e.g., disposition fees, asset management and asset servicing fees), are based upon their respective pro rata participation interest in such participated investments, as specified in the respective PA. The Participants’ share of the investments is repayable only from the proceeds received from the related

F-74

Notes to Combined Consolidated Financial Statements

borrower/issuer of the investments and, therefore, the Participants also are subject to credit risk (i.e., risk of default by the underlying borrower/issuer). Pursuant to the PAs with these entities, the Company receives and allocates the interest income and other related investment income to the Participants based on their respective pro rata participation interest. The Participants pay related expenses also based on their respective pro rata participation interest (i.e., asset management and asset servicing fees, disposition fees) directly to the Manager.

Note 5. Fair Value Measurements

The Company adopted the provisions of ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Assets and Liabilities Reported at Fair Value

The following table summarizes the Company’s assets and liabilities carried at fair value on a recurring basis as of December 31, 2015:

	December 31, 2015
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Investments:
Loans and preferred equity investments	$—	$—	$142,768,001	$142,768,001
Investments through participation interests	—	—	7,771,619	7,771,619
Equity investment in Terra Park Green	—	—	16,900,000	16,900,000
Total investments	$—	$—	$167,439,620	$167,439,620
Liabilities:
Obligations under Participation Agreements	$—	$—	$8,154,822	$8,154,822

F-75

Notes to Combined Consolidated Financial Statements

Changes in Level 3 investments for the year ended December 31, 2015 were as follows:

	Loans and Preferred Equity Investments	Investments through Participation Interests	Equity Investment in Terra Park Green	Total Investments	Obligations under Participation Agreements
Balance, January 1, 2015	$160,762,909	$7,556,463	$—	$168,319,372	$4,616,636
Investments made and purchases	22,858,887	—	13,949,217	36,808,104	5,500,000
Repayments of investments (1)	(41,655,484)	—	(1,404,715)	(43,060,199)	(2,030,217)
PIK interest	386,656	—	—	386,656	41,240
Net change in unrealized appreciation on investments and obligations under participation agreements	380,719	205,350	4,355,498	4,941,567	(27,292)
Accretion of exit fees, net	34,314	9,806	—	44,120	54,455
Balance, December 31, 2015	$142,768,001	$7,771,619	$16,900,000	$167,439,620	$8,154,822
Net change in unrealized appreciation on investments and obligations under participation agreements for the period relating to those Level 3 assets that were still held by the Company at the end of the year	$853,491	$205,350	$4,355,498	$5,414,339	$35,675

(1)	Amount for equity investment in Terra Park Green represents a return of capital.

Investments made and purchases represent the acquisition of new investments at cost. Repayments of investments represent principal payments received during the year.

Transfers between levels, if any, are recognized at the beginning of the period in which transfers occur. For the year ended December 31, 2015, there were no transfers.

The Company estimated that its other financial assets and liabilities had fair values that approximated their carrying values at December 31, 2015 due to their short-term nature.

Valuation Process for Fair Value Measurement

Market quotations are not readily available for the Company’s real estate-related investments, all of which are included in Level 3 of the fair value hierarchy, and therefore these investments are valued utilizing a yield approach, i.e. a discounted cash flow methodology to arrive at an estimate of the fair value of each respective investment in the portfolio using an estimated market yield. In following this methodology, investments are evaluated individually, and management takes into account, in determining the risk-adjusted discount rate for each of the Company’s investments, relevant factors, including available current market data on applicable yields of comparable debt/preferred equity instruments; market credit spreads and yield curves; the investment’s yield; covenants of the investment, including prepayment provisions, the portfolio company’s ability to make payments, its net operating income, debt-service coverage ratio (“DSCR”), the nature, quality, and realizable value of any collateral (and loan-to-value ratio); and the forces that influence the local markets in which the asset (the collateral) is purchased and sold, such as capitalization rates, occupancy rates, rental rates, replacement costs and the anticipated duration of each real estate-related loan investment.

The Manager designates a valuation committee to oversee the entire valuation process of the Company’s Level 3 investments. The valuation committee is comprised of members of the Manager’s senior management, deal and portfolio management teams, who meet on a quarterly basis, or more frequently as needed, to review the Company investments being valued as well as the inputs used in the proprietary valuation model. Valuations determined by the valuation committee are supported by pertinent data and, in addition to a proprietary valuation model, are based on market data, industry accepted third-party valuation models and discount rates or other methods the valuation committee deems to be appropriate.

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Notes to Combined Consolidated Financial Statements

The following tables summarize the valuation techniques and significant unobservable inputs used by the Company to value the Level 3 investments as of December 31, 2015. The tables are not intended to be all-inclusive, but instead identify the significant unobservable inputs relevant to the determination of fair values.

				Year Ended December 31, 2015
Asset Category	Fair Value	Primary Valuation Technique	Unobservable Inputs	Minimum	Maximum	Weighted Average
Assets:
Loans and preferred equity investments	$142,768,001	Discounted cash flow	Discount rate	8.60%	18.18%	11.86%
Investments through participation interests	7,771,619	Discounted cash flow	Discount rate	10.90%	10.90%	10.90%
Equity investment in Terra Park Green	16,900,000	Appraised value
Total Level 3 Assets	$167,439,620

Liabilities:
Obligations under Participation Agreements	$8,154,822	Discounted cash flow	Discount rate	10.15%	13.94%	13.28%

Note 6. Significant Risk Factors

In the normal course of business, the Company enters into transactions in various financial instruments. The Company’s financial instruments are subject to, but are not limited to, the following risks:

Market Risk

The Company’s investments are highly illiquid and there is no assurance that the Company will achieve its investment objectives, including targeted returns. Due to the illiquidity of the investments, valuation of the investments may be difficult, as there generally will be no established markets for these investments. As the Company’s investments were carried at fair value with fair value changes recognized in the combined consolidated statement of operations, all changes in market conditions would directly affect the Company’s members’ capital.

Credit Risk

Credit risk represents the potential loss that the Company would incur if the borrowers failed to perform pursuant to the terms of their obligations to the Company. Thus, the value of the underlying collateral, the creditworthiness of the borrower or other counterparty, and the priority of the Fund’s lien on the borrower’s assets are of importance. The Company minimizes its exposure to credit risk by limiting exposure to any one individual borrower and any one asset class. Additionally, the Company employs an asset management approach and monitors the portfolio of investments, through, at a minimum, quarterly financial review of property performance including net operating income, loan-to-value ratio, DSCR and the debt yield. The Company also requires certain borrowers to establish a cash reserve, as a form of additional collateral, for the purpose of providing for future interest or property-related operating payments.

Mezzanine loans and preferred equity investments are subordinate to senior mortgage loans and, therefore, involve a higher degree of risk. In the event of a default, mezzanine loans and preferred equity investments will be satisfied only after the senior lender’s investment is fully recovered. As a result, in the event of a default, the Company may not recover all of its investment.

The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

Concentration Risk

The Company holds real estate related investments. Thus, the investment portfolio of the Company may be subject to a more rapid change in value than would be the case if the Company were required to maintain a wide diversification among industries, companies and types of investments. The result of such concentration in real estate assets is that a loss in such investments could materially reduce the Company’s capital.

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Notes to Combined Consolidated Financial Statements

Liquidity Risk

Liquidity risk represents the possibility that the Company may not be able to sell its positions at a reasonable price in times of low trading volume, high volatility and financial stress.

Interest Rate Risk

Interest rate risk represents the effect from a change in interest rates, which could result in an adverse change in the fair value of the Company’s interest-bearing financial instruments.

Prepayment Risk

Prepayments can either positively or adversely affect the yields on investments. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond the Company’s control, and consequently, such prepayment rates cannot be predicted with certainty. If the Company does not collect a prepayment fee in connection with a prepayment or is unable to invest the proceeds of such prepayments received, the yield on the portfolio will decline. In addition, the Company may acquire assets at a discount or premium and if the asset does not repay when expected, the anticipated yield may be impacted. Under certain interest rate and prepayment scenarios the Company may fail to recoup fully its cost of acquisition of certain investments.

Use of Leverage

As part of the Company’s investment strategy, the Company may borrow and utilize leverage. While borrowing and leverage present opportunities for increasing total return, they may have the effect of potentially creating or increasing losses.

Property Acquisitions

The Company may find it necessary to take possession of collateral including, without limitation, an asset or a business, through a purchase or foreclosure action. Borrowers may resist mortgage foreclosure or sales actions by asserting numerous claims and defenses, which delay both repayments of existing loan investments and acquisition of the collateral and add cost to such actions.

There can be no assurance that the Company will be able to successfully operate, hold or maintain the collateral in accordance with the Company’s expectations.

Further, there can be no assurance that there will be a ready market for resale of foreclosed or acquired properties because investments in real estate generally are not liquid and holding periods are difficult to predict. In addition, there may be significant expenditures associated with holding real property, including real estate taxes and maintenance costs. The liquidation proceeds upon sale of the real estate may be less than the amount invested in the loan, and its fair value and such differences could be material.

Note 7. Commitments and Contingencies

Certain of the Company’s investments contain provisions for future fundings. There were no such fundings as of December 31, 2015.

The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. The Manager has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.

The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material adverse effect upon its financial condition or results of operations.

See Note 4 for a discussion of the Company’s commitments to the Manager and its affiliates.

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Notes to Combined Consolidated Financial Statements

Note 8. Members’ Capital

Capital Contributions

The offering periods for Terra Funds 1 through 4 have ended prior to January 1, 2015, and Terra Funds 1 through 4 stopped accepting capital contributions.

Capital Distributions

At the discretion of the Manager, the Company may make distributions from net cash flow from operations, net disposition proceeds, or other cash available for distribution. Distributions are made to the non-managing members in proportion to their unit holdings until they receive a return of their initial Deemed Capital Contribution, as defined in the Operating Agreements, plus a 9.0% cumulative, non-compounded return on unreturned capital contributions, after which time distributions are made 15% to the Manager (“carried interest”) and 85% to the non-managing members. In connection with the Merger, the Manager waived its carried interest of approximately $0.1 million earned from Terra Fund 1 as of December 31, 2015.

For the year ended December 31, 2015, the Terra Funds 1 through 4 made total capital distribution to non-managing members of approximately $28.7 million, of which approximatively $11.6 million was a return of capital.

Capital Redemptions

On June 22, 2015, the Terra Fund 1 redeemed one membership unit from a non-managing member at the redemption price of $41,900.

On December 31, 2015, in connection with the consent solicitation on the Merger, and as a result of Terra Funds 1 through 4 inability to reaffirm certain investors’ accredited status, Terra Funds 1 through 4 redeemed approximately 62 membership units for a total amount of approximately $2.4 million. Also on this date, approximately 25 membership units held by qualified Employee Retirement Income Security Act plan investors were redeemed for a total amount of approximately $1.0 million. As of December 31, 2015, unfunded redemptions amounted to $3.4 million as reflected in the Redemption liability on the combined consolidated statement of financial condition.

At the discretion of the Manager, a reserve of 5% of cash from operations may be established in order to repurchase units from non-managing members. The Manager is under no obligation to redeem non-managing members’ units. As of December 31, 2015, no such reserve was established.

Allocation of Income (Loss)

Profits and losses are allocated to the members in proportion to the units held in a given calendar year.

Member Units

Each membership interest was offered for a price of $50,000 per unit. The following table provides a roll forward of the units outstanding of Terra Funds 1 through 4 for the year ended December 31, 2015:

	Managing Member	Non-Managing Members	Total
Units outstanding, January 1, 2015	—	3,903.7	3,903.7
Units adjusted for return of capital distribution	—	(231.0)	(231.0)
Units redeemed	—	(77.8)	(77.8)
Units outstanding, December 31, 2015	—	3,594.9	3,594.9

Note 10. Financial Highlights

The financial highlights represent the per unit operating performance, return and ratios for the non-managing members’ class, taken as a whole, for the year ended December 31, 2015. These financial highlights consist of the operating performance, the internal rate of return (“IRR”) since inception of the Company, and the expense and net investment income ratios.

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Notes to Combined Consolidated Financial Statements

The IRR, net of all fees and carried interest (if any), is computed based on actual dates of the cash inflows (capital contributions), outflows (capital distributions), and the ending capital at the end of the respective period (residual value) of the non-managing members’ capital account.

The financial highlights presented below were calculated on a combined basis. Therefore, the computation of such ratios and returns for a member of each of Terra Funds 1 through 4 may vary from these ratios and returns. The following summarizes the Company’s financial highlights for the year ended December 31, 2015:

Year Ended December 31, 2015
Per unit operating performance:
Net asset value per unit, beginning of year	$43,853
Increase in members’ capital from operations (1):
Net investment income	3,051
Net change in unrealized appreciation on investments	1,297
Net change in unrealized appreciation on obligations under participation agreements	7
Total increase in members’ capital from operations	4,355
Distributions to member (2):
Capital distributions	(4,500)
Net decrease in members’ capital resulting from distributions	(4,500)
Capital share transactions:
Other (3)	(382)
Net decrease in members’ capital resulting from capital share transactions	(382)
Net asset value per unit, end of year	$43,326

Ratios to average net assets:
Expenses	5.08%
Net investment income	6.98%

IRR, beginning of year	5.06%
IRR, end of year	6.30%

(1)	The per unit data was derived by using the weighted average units outstanding during the applicable period, which was 3,810 units for the year ended December 31, 2015.
(2)	The per unit data for distributions reflects the actual amount of distributions paid per share during the period.
(3)	Represents the impact of the different unit amounts used in calculating per unit data as a result of calculating certain per unit data based upon the weighted average units outstanding during the period and certain per unit data based on the units outstanding as of a period end or transaction date.

Note 11. Subsequent Events

Management has evaluated subsequent events through April 28, 2017, the date the combined consolidated financial statements were available to be issued. Management has determined that there are no material events that would require adjustment to, or disclosure in, the Company’s combined consolidated financial statements.

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